                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material under (S) 240.14a-12

                            Eskimo Pie Corporation
               (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required

[_] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

  1) Title of each class of securities to which transaction applies:

     Common Stock, par value $1.00 per share

  2) Aggregate number of securities to which transaction applies:

     2,898,057 shares (plus 50,000 shares subject to option)

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    The filing fee of $5,944 represents 1/50th of 1% of the sum of: (a) the product of: (i) 2,898,057 shares of Common Stock of the Registrant and
    (ii) $10.25 per share, which is the cash amount per share to be received by the stockholders in the merger proposal to which this Proxy Statement relates, and (b) a $12,500 payment (or $0.25 per share) for 50,000 shares subject to option at an exercise price below $10.25.

  4) Proposed maximum aggregate value of transaction:

     $29,717,585

  5) Total fee paid:

     $5,944

[X] Fee paid previously by written preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

                              [LOGO APPEARS HERE]

                              dated July 18, 2000

Dear Fellow Shareholder:

  The board of directors of Eskimo Pie Corporation has unanimously approved an Agreement and Plan of Merger, dated as of May 3, 2000, as amended as of June 1, 2000, among Eskimo Pie, CoolBrands International Inc. (previously known as Yogen Fruz World-Wide Incorporated) and EP Acquisition Corp., a wholly-owned subsidiary of CoolBrands, and is seeking your approval of this important transaction. If the merger is completed, Eskimo Pie shareholders will receive $10.25 in cash for each share of Eskimo Pie stock they own.

  The Eskimo Pie board of directors believes that the merger is in your and Eskimo Pie's best interests and unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger.

  Eskimo Pie has scheduled a special meeting of shareholders of Eskimo Pie Corporation to be held on September 6, 2000 at the SunTrust Bank (formerly Crestar Bank) auditorium, 4th Floor, 919 East Main Street, Richmond, Virginia at 10:00 a.m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve the merger agreement and the merger. Under the terms of the merger, each issued and outstanding share of Eskimo Pie Common Stock will be converted into the right to receive $10.25 cash.

  Your participation in the special meeting, in person or by proxy, is important. Even if you anticipate attending in person, we urge you to mark, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares of Eskimo Pie common stock will be represented at the special meeting. If you do attend in person, you will be entitled to vote your shares in person. If you do not vote, it will have the same effect as voting against the merger.

  In the materials accompanying this letter, you will find a notice of special meeting, a proxy statement relating to the actions to be taken by Eskimo Pie's shareholders at the special meeting and a proxy card. The proxy statement provides you with detailed information about the merger. I encourage you to read the entire proxy statement and notice carefully.

  On behalf of your board of directors, I thank you for your support and urge you to vote FOR approval and adoption of the merger agreement and the merger. Should you have any questions about the merger, please call Corporate Investor Communications, Inc., toll free at 888-509-4647.
                                          David B. Kewer
                                          Chairman of the Board

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction, passed upon the merits or fairness of the transaction, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.


              This Proxy Statement is dated July 18, 2000 and is first being mailed to Shareholders on or about July 20, 2000.

                            ESKIMO PIE CORPORATION

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                               ----------------

                    TO BE HELD WEDNESDAY, SEPTEMBER 6, 2000

  A special meeting of the shareholders of Eskimo Pie Corporation will be held at the SunTrust Bank (formerly Crestar Bank) auditorium, 4th Floor, 919 East Main Street, Richmond, Virginia, at 10:00 a.m., local time, on September 6, 2000, for the following purposes:

  1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 3, 2000, as amended as of June 1, 2000, among Eskimo Pie, CoolBrands International Inc. and EP Acquisition Corp., a wholly owned subsidiary of CoolBrands, providing for the merger of EP Acquisition with and into Eskimo Pie, with Eskimo Pie becoming a wholly owned subsidiary of CoolBrands; and

  2. To act upon any other matters properly coming before the special meeting and any adjournment or postponement of the meeting.

  Only holders of record of Eskimo Pie common stock at the close of business on July 13, 2000 are entitled to vote at the special meeting or any adjournment or postponement thereof. Approval of the merger proposal at the special meeting requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Eskimo Pie common stock, other than the shares beneficially owned by CoolBrands.

                                          By Order of the Board of Directors


                                          Thomas M. Mishoe, Jr.
                                          Chief Financial Officer, Vice
                                          President
                                          Treasurer and Corporate Secretary

July 18, 2000

            Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the special meeting.

                 The Eskimo Pie board of directors unanimously
         recommends that shareholders vote FOR the proposal to approve the merger agreement and the merger at the special meeting.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION...............................   1

SUMMARY TERM SHEET........................................................   3
  General.................................................................   3
  Parties to the Transaction..............................................   3
  The Special Meeting.....................................................   3
  Required Vote...........................................................   4
  The Merger..............................................................   4
  Subsequent Tender Offer if Merger is Not Approved by Required
   Shareholder Vote ......................................................   4
  Reasons of Eskimo Pie for the Transaction...............................   4
  Recommendation of the Eskimo Pie Board of Directors.....................   5
  Opinion of Eskimo Pie's Financial Advisor...............................   5
  Merger Consideration....................................................   5
  Material Federal Income Tax Consequences................................   5
  Interests of Eskimo Pie's Directors and Officers in the Transaction.....   5
  Accounting Treatment for the Merger.....................................   6
  No Appraisal or Dissenters' Rights......................................   6
  Regulatory Matters......................................................   6
  Conditions to the Merger................................................   6
  No Solicitation of Transactions by Eskimo Pie...........................   6
  Termination of the Merger Agreement.....................................   7
  Termination Fees and Expenses...........................................   7

SPECIAL FACTORS...........................................................   8
  Background of the Transaction...........................................   8
  Recommendation of the Eskimo Pie Board of Directors; Fairness of the
   Transaction ...........................................................  11
  Opinion of Eskimo Pie's Financial Advisor...............................  13
  Purposes for the Transaction............................................  16
  Interests of Eskimo Pie's Directors and Officers in the Transaction.....  16
  Proposed Arrangements Between CoolBrands and Executive Officers of
   Eskimo Pie.............................................................  18

RISK FACTORS..............................................................  19

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION ..............  19

THE SPECIAL MEETING.......................................................  20
  Meeting Date............................................................  20
  Matters to be Considered at the Special Meeting.........................  20
  Record Date and Voting Rights and Requirements..........................  20
  Voting of Proxies.......................................................  21
  Revocation of Proxies...................................................  21
  Solicitation of Proxies.................................................  21

THE MERGER AGREEMENT......................................................  22
  Description of the Merger...............................................  22
  Subsequent Tender Offer If the Merger is Not Approved at Special
   Meeting................................................................  24
  No Solicitation of Transactions by Eskimo Pie...........................  24
  Representations and Warranties..........................................  25
  Covenants Under the Merger Agreement....................................  27
  Indemnification and Insurance of Directors and Officers.................  28
  Termination of the Merger Agreement.....................................  28

                                                                            Page
                                                                            ----
  Termination Fees and Expenses............................................  29
  Material Federal Income Tax Consequences.................................  30
  No Appraisal or Dissenters' Rights.......................................  30
  Accounting Treatment.....................................................  30
  Regulatory Matters.......................................................  31

ACQUISITION FINANCING......................................................  31

FEES AND EXPENSES..........................................................  31

PRICE RANGE OF ESKIMO PIE COMMON STOCK.....................................  32

BUSINESS OF ESKIMO PIE.....................................................  32

BUSINESS OF COOLBRANDS.....................................................  33

DIRECTORS AND EXECUTIVE OFFICERS OF ESKIMO PIE.............................  33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ............  35

INDEPENDENT AUDITORS.......................................................  36

SELECTED FINANCIAL INFORMATION CONCERNING ESKIMO PIE.......................  37

LEGAL MATTERS..............................................................  38

OTHER MATTERS..............................................................  39

WHERE YOU CAN FIND MORE INFORMATION........................................  39

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  39

 ANNEXES
 -------
 ANNEX A Agreement and Plan of Merger, dated as of May 3, 2000, as amended (composite conformed copy)
 ANNEX B Opinion of First Union Securities, Inc.
 ANNEX C Eskimo Pie Annual Report on Form 10-K for fiscal year ended
         December 31, 1999
 ANNEX D Amendment No. 1 to Eskimo Pie Annual Report on Form 10-K for
         fiscal year ended December 31, 1999
 ANNEX E Eskimo Pie Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2000

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:  What am I being asked to vote on at the special meeting?

A: You are being asked to approve the merger agreement that provides for the merger of a wholly owned subsidiary of CoolBrands with and into Eskimo Pie, with Eskimo Pie becoming a wholly owned subsidiary of CoolBrands.

Q:  What vote of Eskimo Pie shareholders is required to approve the merger?

A: The Virginia Affiliated Transactions Statute includes complicated provisions requiring a higher than usual shareholder vote to approve certain transactions. Because CoolBrands acquired more than 10% of the outstanding shares of Eskimo Pie common stock without first being exempted from the provisions of that statute, any merger transaction between Eskimo Pie and CoolBrands or an affiliate of CoolBrands is subject to those provisions. Consequently, the proposed merger will not be effected unless it is approved by the holders of at least two-thirds of the shares of Eskimo Pie common stock, excluding the approximately 587,700 shares beneficially owned by CoolBrands. This means that, of the approximately 3,485,757 shares of Eskimo Pie stock outstanding, approximately 1,932,038 shares other than the shares owned by CoolBrands must vote for the merger agreement and the merger.

Q:  What will I receive when the merger occurs?

A: You will receive $10.25 in cash in exchange for each of your shares of Eskimo Pie common stock if the merger occurs.

Q:  How do I vote my shares?

A: After carefully reading and considering the information contained in this document, you should fill out and sign your proxy card. Then mail your completed, signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of Eskimo Pie shareholders.

    If you intend to vote to approve the merger, you should mark the box on the proxy card to indicate that you vote FOR the merger. The board of directors recommends a vote FOR the merger agreement and the merger.

     You should return your proxy card whether or not you plan to attend the special meeting. If you attend the special meeting, you may revoke your proxy at any time before it is voted and vote in person.

Q:  Can I change my vote after I have mailed my proxy?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this either by (1) submitting to the Chief Financial Officer of Eskimo Pie a written notice of revocation or a completed, later-dated proxy card or (2) attending the special meeting and voting in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should follow the directions provided by your broker to vote your shares.

Q:  When will the merger be completed?

A: Eskimo Pie and CoolBrands are working to complete the merger as soon as possible after the special meeting of shareholders. Eskimo Pie and CoolBrands expect to complete the merger on or about September 6, 2000 if the shareholders approve the merger at the special meeting.

Q: What will happen if the shareholders do not approve the merger?

A: If the vote of the shareholders at the special meeting is insufficient to approve the merger, shortly after the special meeting, CoolBrands will commence a tender offer to purchase shares of Eskimo Pie stock. If the conditions to the tender offer, including the condition that at least 1,180,179 shares be tendered, are satisfied and the tender offer is consummated, CoolBrands will pay a cash price of $10.25 per share for the Eskimo Pie shares tendered. If a tender offer is commenced, the terms and conditions of that offer will be described to you in an offer to purchase and letter of transmittal, which will be sent to you if and when the tender offer is commenced.

Q:  To whom should I address questions?

A: If you have questions, you should contact Corporate Investor Communications toll free at 1-888-509-4647.

                               SUMMARY TERM SHEET

General

  This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents incorporated by reference in this proxy statement. See "WHERE YOU CAN FIND MORE INFORMATION."

Parties to the Transaction

COOLBRANDS INTERNATIONAL INC.
4175 Veterans Highway
Suite 303
Ronkonkoma, New York 11779
(631) 737-9700

  CoolBrands sells and distributes a variety of pre-packaged frozen dessert products to distributors and various retail establishments throughout Canada and the United States under the Tropicana, Betty Crocker, Yoplait, Colombo, and Trix trademarks and a variety of other trademarks, pursuant to exclusive long-term license agreements. In addition, CoolBrands franchises and licenses Yogen Fruz, I Can't Believe its Yogurt, Bresler's, Swensen's, Ice Cream Churn, Java Coast Fine Coffees and Golden Swirl outlets in 82 countries and operates company-owned ice cream and yogurt stores in Canada and the United States.

ESKIMO PIE CORPORATION
901 Moorefield Park Drive
Richmond, Virginia 23236
(804) 560-8400

  Eskimo Pie Corporation, headquartered in Richmond, Virginia, markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, Real Fruit, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies which purchase the necessary flavors ingredients and packaging directly from the company. Eskimo Pie Foodservice is a leading supplier of premium soft serve ice cream, frozen yogurt, custard and smoothies to the foodservice industry. Eskimo Pie also sells a full line of quality flavors and ingredients for use in private label dairy products in addition to the brands it licenses.

The Special Meeting (see page 20)

  The special meeting will be held on September 6, 2000 at 10:00 a.m., local time, at the SunTrust Bank (formerly Crestar Bank) auditorium, 4th Floor, 919 East Main Street, Richmond, Virginia. At the meeting, you will be asked:

  1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 3, 2000, as amended as of June 1, 2000, among Eskimo Pie, CoolBrands International Inc. and EP Acquisition Corp., a wholly owned subsidiary of CoolBrands, providing for the merger of EP Acquisition with and into Eskimo Pie, with Eskimo Pie becoming a wholly owned subsidiary of CoolBrands.

  2. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

  Only Eskimo Pie shareholders of record as of the close of business on July 13, 2000, will be entitled to notice of, and to vote at, the special meeting.

Required Vote (see page 20)

  Virginia law requires that the merger agreement and the merger receive the affirmative vote of at least two-thirds of the shares entitled to vote, other than shares beneficially owned by CoolBrands, in order for the merger to occur. This means that, of the approximately 3,485,757 shares of Eskimo Pie stock outstanding, approximately 1,932,038 shares other than the shares owned by CoolBrands must vote for the merger agreement and the merger.

The Merger (see page 22)

  The merger agreement provides that EP Acquisition, a wholly owned subsidiary of CoolBrands, will merge with and into Eskimo Pie, with Eskimo Pie becoming a wholly owned subsidiary of CoolBrands. The merger agreement is included in this proxy statement as Annex A. Eskimo Pie and CoolBrands are working together to complete the merger as quickly as possible after the special meeting of Eskimo Pie shareholders. Eskimo Pie and CoolBrands expect to complete the merger on or about September 6, 2000.

Subsequent Tender Offer if Merger is Not Approved by Required Shareholder Vote (see page 24)

  If the merger does not receive the affirmative vote of shareholders required under Virginia law to approve the merger, CoolBrands will commence a tender offer within five business days after the shareholders meeting. Pursuant to that tender offer, CoolBrands will offer to purchase, at a cash price of $10.25 per share, all shares of Eskimo Pie common stock not already owned by CoolBrands. The tender offer would be conditioned on a minimum of at least 1,180,179 shares of Eskimo Pie common stock, not including shares already owned by CoolBrands, being tendered. The purchase of at least 1,180,179 shares, together with the 587,700 shares already owned by CoolBrands, would result in CoolBrands owning a majority of the outstanding common stock of Eskimo Pie, calculated on a fully diluted basis.

  CoolBrands will commence the tender offer only if the merger is not approved by Eskimo Pie shareholders. If the merger is approved, CoolBrands will not commence a tender offer and all shares of Eskimo Pie common stock will be purchased by CoolBrands in the merger transaction.

Reasons of Eskimo Pie for the Transaction (see page 11)

  Eskimo Pie's board of directors approved the merger agreement and the merger based on its consideration of a number of material factors, including the following:

  . the indications received from a number of Eskimo Pie's shareholders that they favored a sale of Eskimo Pie either as an entity or through a "break up" sale of various operating units and other assets of Eskimo Pie to different purchasers, and the board's commitment to effect a sale;

  . the Board's conclusion, based upon Eskimo Pie's and its financial advisor's efforts in an extensive sale transaction process over an approximate 16 month period, that the CoolBrands proposal represented the most favorable sale transaction known to be available to Eskimo Pie;

  . trends affecting the frozen novelty industry, which led the board to conclude that Eskimo Pie needed to become part of a larger, better capitalized entity; those trends include (1) continued ice cream and dairy industry consolidation and the effects of that consolidation on Eskimo Pie's long term competitive position in the industry; (2) increased costs of obtaining shelf space and participation in retailer promotion programs at large national and regional grocery chains; (3) increased marketing and trade promotion expenses necessary to support Eskimo Pie's owned and licensed brand names; (4) domination of the ice cream category by two large, multi-national corporations; and (5) consolidation of and reduced access to ice cream distribution supply chains;

  . a review of the possible alternatives to the transactions contemplated by the merger agreement, including the possibilities of continuing to operate Eskimo Pie as an independent entity, and a sale or partial sale of

   Eskimo Pie through a merger or by other means, and, in respect of each alternative, the range of possible benefits to Eskimo Pie's shareholders and the timing and likelihood of actually accomplishing such alternative; and

  . A review of the terms of the merger agreement.

  The Eskimo Pie board of directors considered these and other factors as a whole, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered.

Recommendation of the Eskimo Pie Board of Directors (see page 11)

  The Eskimo Pie board of directors believes that the merger is in your and Eskimo Pie's best interests and unanimously recommends that you vote FOR approval of the merger agreement and the merger.

Opinion of Eskimo Pie's Financial Advisor (see page 13)

  First Union Securities, Inc., Eskimo Pie's financial advisor, delivered an opinion to Eskimo Pie's board of directors that, as of the date of execution of the merger agreement, the consideration to be received in the transaction was fair to Eskimo Pie shareholders (other than CoolBrands) from a financial point of view, subject to certain factors, qualifications and assumptions described in its opinion. First Union Securities, Inc. has confirmed its opinion by delivery to the Eskimo Pie board of a written opinion, dated May 3, 2000. The complete opinion of First Union Securities, Inc. is attached as Annex B. You should read the opinion in its entirety.

Merger Consideration (see page 22)

  Under the merger agreement, upon consummation of the merger each share of Eskimo Pie common stock will be converted into $10.25 in cash.

Material Federal Income Tax Consequences (see page 30)

  The disposition of shares of Eskimo Pie common stock in the merger will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws. You should consult with your tax advisor about the tax consequences of the merger in light of your individual circumstances, including the application of any federal, state, local or foreign law.

Interests of Eskimo Pie's Directors and Officers in the Transaction (see page
16)

  When considering the recommendation of Eskimo Pie's board, you should be aware that some of Eskimo Pie's directors and officers have interests in the proposed transaction that are different from, or in addition to, your interests.

  In particular, a number of executive officers of Eskimo Pie, including one executive officer who is also a director, are entitled to benefits as a result of the transaction. The benefits are payable under employment, retention and severance benefits agreements. Each of these executive officers will receive significant compensation if they remain employees of Eskimo Pie until the transaction is completed. Each retention and severance agreement also provides for additional payments to an executive officer whose employment is terminated following completion of the proposed transaction. These agreements reflect changes made in 1999 to provide incentives to key employees to remain with Eskimo Pie until specified dates selected based on the board's goal for entering into an agreement for a sale transaction, and to reduce the amounts previously payable under prior agreements to those employees upon a sale of the company.

Accounting Treatment for the Merger (see page 30)

  The merger will be accounted for as a purchase for accounting and financial reporting purposes.

No Appraisal or Dissenters' Rights (see page 30)

  Under Virginia law, you are not entitled to appraisal or dissenters' rights in the merger.

Regulatory Matters (see page 31)

  Under the Hart-Scott-Rodino Antitrust Improvements Act, Eskimo Pie and CoolBrands may not complete the merger until they have each furnished information and materials to the Antitrust Division of the Department of Justice and to the Federal Trade Commission and the applicable waiting period has terminated or expired. Eskimo Pie and CoolBrands each filed with the Department of Justice and the Federal Trade Commission a Notification and Report Form with respect to the merger on June 28, 2000. The applicable waiting period was terminated on July 11, 2000.

  Under the New Jersey Industrial Site Recovery Act, the merger may not be completed without satisfaction of certain requirements and execution of certain agreements with the New Jersey Department of Environmental Protection with respect to Eskimo Pie's real property located in Bloomfield, New Jersey. Eskimo Pie has complied with the New Jersey Industrial Site Recovery Act, as evidenced by a remediation agreement dated as of July 13, 2000, executed by Eskimo Pie and the New Jersey Department of Environmental Protection.

Conditions to the Merger (see page 23)

  Eskimo Pie's and CoolBrands' respective obligations to complete the merger are subject to the satisfaction or waiver of a number of conditions, including the following, among others:

  . Eskimo Pie shareholders vote to approve the merger and the merger agreement;

  . No law or court order prohibits the merger or makes the merger illegal;

  . Eskimo Pie and CoolBrands obtain all regulatory approvals necessary to complete the merger;

  . The respective representations and warranties of the parties to the merger agreement must be true and correct and there must not have been or be threatened a material adverse effect on Eskimo Pie or its business;

  . Each of Eskimo Pie, CoolBrands and the subsidiary of CoolBrands which will merge into Eskimo Pie must have complied with its respective obligations under the merger agreement; and

  . CoolBrands must have received an opinion of counsel to the effect that the merger shall have become effective under Virginia law.

No Solicitation of Transactions by Eskimo Pie (see page 24)

  The merger agreement includes provisions that prohibit Eskimo Pie from soliciting or encouraging submission of a third party proposal, but which permit Eskimo Pie to negotiate with and furnish information to a third party if the Eskimo Pie board determines that failure to negotiate with or provide the information to the third party would be inconsistent with the board's fiduciary duties under applicable law.

Termination of the Merger Agreement (see page 28)

  The merger agreement may be terminated under various circumstances at any time before completion of the merger, as summarized below. The merger agreement may be terminated:

  . By mutual consent of Eskimo Pie and CoolBrands;

  . Subject to limited exceptions, by either Eskimo Pie or CoolBrands if, by November 30, 2000, the merger has not been completed and the tender offer has not been consummated;

  . Subject to limited exceptions, by CoolBrands if the Eskimo Pie shareholders do not approve the merger and the merger agreement at the special meeting and the tender offer expires or terminates in accordance with its terms without CoolBrands purchasing any Eskimo Pie shares because the conditions to the tender offer were not satisfied;

  . Subject to limited exceptions, by Eskimo Pie if the Eskimo Pie shareholders do not approve the merger and the merger agreement at the special meeting and CoolBrands terminates the tender offer without CoolBrands purchasing a sufficient number of Eskimo Pie shares so that, with the Eskimo Pie shares previously held by CoolBrands, CoolBrands owns a majority of the voting stock in Eskimo Pie;

  . By either Eskimo Pie or CoolBrands if there is a final governmental order that cannot be appealed prohibiting the merger or the tender offer;

  . Under some circumstances, by Eskimo Pie in order for Eskimo Pie to accept a proposal from a party other than CoolBrands on terms that would be more favorable to Eskimo Pie and its shareholders than the merger and the tender offer; or

  . By CoolBrands if the Eskimo Pie board withdraws or adversely modifies its approval or recommendation of the merger agreement, the merger or the tender offer or recommends, or resolves to recommend, a superior proposal from another party.

Termination Fees and Expenses (see page 29)

  Eskimo Pie must pay CoolBrands a termination fee of approximately $1.74 million if the merger agreement is terminated by reason of:

  . The Eskimo Pie board's withdrawal or adverse modification of its recommendation of the merger agreement, the merger or the tender offer or recommendation of, or resolution to recommend, a superior proposal from another party;

  . Eskimo Pie's termination of the merger agreement in order for Eskimo Pie to accept a proposal from a party other than CoolBrands on terms that would be more favorable to Eskimo Pie and its shareholders than the merger and the tender offer; or

  . The failure of the Eskimo Pie board, simultaneously with consummation of the tender offer, to recommend, approve and elect to the Eskimo Pie board of directors, persons to be designated by CoolBrands in accordance with the terms of the merger agreement.

  Except as otherwise provided in the merger agreement, each party to the merger agreement will bear its own expenses incurred in connection with the merger agreement, the merger and the tender offer, whether or not the merger or tender offer is consummated.

                                SPECIAL FACTORS

Background of the Transaction

  1997 Through February 1999. Beginning in 1997, CoolBrands (then known as Yogen Fruz World-Wide Incorporated) initiated a series of informal telephone contacts with Eskimo Pie regarding potential business opportunities between CoolBrands and Eskimo Pie. These contacts did not result in any formal negotiations between the companies.

  In November 1998, CoolBrands made unsolicited proposals for the purchase of all the outstanding shares of Eskimo Pie's stock at $10.00 per share and $10.25 per share, subject to certain conditions. Following consultation with representatives of the investment banking firm of Bowles Hollowell Conner, a part of First Union Capital Markets with whom Eskimo Pie has had a long-standing professional relationship, and Mays & Valentine, L.L.P., the company's corporate counsel, the board of directors of Eskimo Pie concluded that CoolBrands' proposals were inadequate, particularly in light of the conditional nature of the proposals, and not in the best interests of Eskimo Pie's shareholders and so advised CoolBrands.

  Following the initial CoolBrands proposals, Eskimo Pie entered into an engagement letter, dated November 23, 1998, with Bowles Hollowell Conner. The engagement letter provided that Bowles Hollowell Conner would deliver financial advisory services to Eskimo Pie. As a part of its services, Bowles Hollowell Conner agreed to:

  . analyze the business, properties and operations of Eskimo Pie;

  . assist in identifying and screening parties that might represent acquisition opportunities for Eskimo Pie;

  . consult with management concerning market developments or other matters of a financial nature; and

  . analyze and provide advice with respect to any merger, consolidation or similar transaction involving Eskimo Pie.

  The agreement provided also that Bowles Hollowell Conner would receive:

  . an advisory fee payable upon execution of the agreement;

  . a transaction fee, based on a percentage of the aggregate consideration paid for the capital stock of Eskimo Pie as a result of any merger or similar transaction Eskimo Pie might consummate during the term of the engagement; provided that Eskimo Pie would receive credit for the advisory fee against any transaction fee payable; and

  . additional fees if Bowles Hollowell Conner provided a fairness opinion with respect to any consummated transaction.

  On November 25, 1998, CoolBrands made a new proposal to acquire Eskimo Pie at $13.00 per share, subject to, among other conditions, assurances concerning the assignment of certain of Eskimo Pie's license agreements with third parties. Following consideration of this proposal with its financial and legal advisors, and given the problematic nature of the requested assurances, the board concluded that the proposal was inadequate and not in the best interests of Eskimo Pie's shareholders and advised CoolBrands accordingly.

  In further response to CoolBrands' November 25 proposal, Eskimo Pie's board of directors directed management, with the help of Bowles Hollowell Conner, to proceed to explore a broad range of strategic options to enhance long-term shareholder value.

  On December 10, 1998, CoolBrands filed a Schedule 13D with the Commission indicating that it had accumulated approximately 445,700 shares or 12.89% of Eskimo Pie's common stock. On December 17, 1998, CoolBrands filed an amended
Schedule 13D indicating that it had accumulated 587,700 shares or 16.89% of Eskimo Pie's common stock.

  Beginning in December 1998, Bowles Hollowell Conner and Eskimo Pie explored the strategic opportunities available to Eskimo Pie. Bowles Hollowell Conner contacted 33 potentially interested parties. Eskimo Pie ultimately executed confidentiality agreements with 15 of these parties, and provided written information packages concerning Eskimo Pie to each of them. Eskimo Pie then entered into intensive discussions with five parties, including CoolBrands, which provided the most attractive and credible indications of interest.

  On January 26, and again on January 28, 1999, shortly before Eskimo Pie was to begin a scheduled series of in-person meetings with the five interested parties, CoolBrands submitted revised proposals indicating a willingness to purchase all of Eskimo Pie's outstanding stock at $16.25 and $16.50 per share, respectively. Eskimo Pie understood these proposals to be subject to numerous conditions, including further due diligence and receipt of assurances regarding the transferability of certain of Eskimo Pie's license agreements with certain of its significant licensors. Furthermore, CoolBrands stated that each of these proposals must be accepted within 24 hours or the proposal would terminate. The board concluded that the revised CoolBrands proposals were inadequate, due to their highly conditional nature. For that reason, and in light of the meetings with other interested parties scheduled to commence later the same week, Eskimo Pie's board decided to continue with the process then underway, including discussions with CoolBrands.

  In late February 1999, after its own extensive due diligence and discussions with Eskimo Pie, CoolBrands advised Eskimo Pie that its prior offers for Eskimo Pie were no longer in effect and declined at that time to make any acquisition proposal. Although Eskimo Pie engaged in extended discussions throughout the first quarter of 1999 with several other parties regarding the purchase of Eskimo Pie, Eskimo Pie did not receive any formal acquisition offers. At that point, the Eskimo Pie board determined that the best means of maximizing shareholder value would be by implementation of the company's growth and restructuring plan.

  Proxy Contest. Thereafter, CoolBrands and Eskimo Pie commenced discussions to explore various business opportunities that might be in the best interest of both companies. In the course of these discussions, CoolBrands indicated it was considering taking actions to commence a proxy contest at Eskimo Pie's annual meeting scheduled for May 12, 1999, if the meeting were held as scheduled. In order to provide Eskimo Pie and CoolBrands additional time to discuss and evaluate potential mutually beneficial, joint strategic opportunities, Eskimo Pie rescheduled its annual meeting for September 8, 1999. These discussions did not result in any agreement.

  In June 1999, CoolBrands notified Eskimo Pie of its intention to solicit proxies and to present certain shareholder proposals at the rescheduled annual meeting. On July 2, 1999, CoolBrands filed an amendment to its Schedule 13D stating that it was holding its Eskimo Pie common stock "with a view towards acquiring control of Eskimo Pie for the purpose of thereafter causing it to take such actions as [CoolBrands] deems to be advisable in order to maximize shareholder value. Such actions may include, among other things, a sale of all or a part of Eskimo Pie to a third party, a change in management of Eskimo Pie and/or a restructuring of Eskimo Pie."

  CoolBrands commenced a proxy contest to remove the Eskimo Pie board of directors and install its own slate of directors to pursue a strategy of selling Eskimo Pie's various business segments separately.

  During the six weeks leading up to the 1999 annual meeting, the board and its representatives engaged in numerous discussions with various parties regarding a possible transaction. None of these discussions resulted in a firm unconditional offer to acquire Eskimo Pie. By the end of this period, however, the board had concluded:

  . it was apparent that a number of Eskimo Pie's shareholders favored a sale of Eskimo Pie; and

  . the then current board and management were in the best position to conduct that sale in a manner that would be in the best interests of Eskimo Pie and its shareholders.

  The board authorized Bowles Hollowell Conner to aggressively seek potential buyers for Eskimo Pie or one or more of its business segments, whichever maximized shareholder value.

  At the annual meeting of the Eskimo Pie shareholders on September 8, 1999, all of Eskimo Pie's nominees for the board were re-elected by a vote of at least 54% of the shares voted. On that same date, Eskimo Pie announced its intention to pursue a sale of the company.

  September 1999 to May 2000. After the annual meeting, Bowles Hollowell Conner contacted CoolBrands to discuss their proposed disposition strategy and to obtain their ideas of various parties who might be interested in buying segments of Eskimo Pie. At that time, CoolBrands indicated interest in purchasing only the Eskimo Pie foodservice division and one of its licenses.

  From October 1999 to May 2000, Bowles Hollowell Conner, by then a part of First Union Securities, Inc., contacted or re-contacted 22 parties regarding their interest in acquiring Eskimo Pie or any of its strategic assets.

  Seven different parties, including CoolBrands, at various times during this period engaged in substantive discussions with First Union Securities, Inc., conducted a due diligence investigation of Eskimo Pie and proposed some form of transaction involving Eskimo Pie or one or more of its strategic assets. None of these efforts resulted in a firm offer for Eskimo Pie either with no conditions or with conditions that the board could conclude were likely to be met.

  By February 2000, only one potential acquiror besides CoolBrands remained in discussions with First Union Securities, Inc. and Eskimo Pie, offering $10.25 per share, subject to the assignment of licenses, resolution of the environmental issues at Eskimo Pie's Bloomfield, New Jersey facility and execution of management contracts.

  By the end of February 2000, CoolBrands had indicated an interest in pursuing a merger transaction at a price of $10.50 per share, subject to resolution of the Bloomfield environmental issues and a possible reduction of the purchase price if the cost of remediation of the Bloomfield property exceeded $500,000. Counsel for Eskimo Pie delivered to CoolBrands a draft merger agreement on February 28, 2000.

  On March 1, 2000, the other remaining interested party submitted a written proposal to acquire Eskimo Pie in a merger transaction at a price of $10.25 per share, subject to contingencies that included resolution of the Bloomfield environmental issue and maintenance of licenses, and requesting that Eskimo Pie execute an exclusivity agreement. During March 2000, CoolBrands and the other interested party each continued to conduct due diligence and negotiate the terms of a potential transaction. In light of the apparent difficulty of CoolBrands consummating a merger transaction with Eskimo Pie as proposed due to the Virginia Affiliated Transactions Statute, the board authorized execution of an exclusivity agreement with the other interested party requiring Eskimo Pie to reimburse that party for expenses in the amount of $350,000 if, under specified circumstances, Eskimo Pie consummated a sale of the company at a price per share in excess of $10.25 on or before October 6, 2000.

  Negotiations continued with the other interested party throughout March without resolution of significant issues. The transaction proposed by the other interested party never included a purchase price in excess of $10.25 per share and remained subject to the receipt of licensor consents.

  Also during March, discussions with CoolBrands continued. Those discussions related primarily to the challenges presented by the high shareholder vote required under the Virginia Affiliated Transactions Statute to approve a merger between Eskimo Pie and CoolBrands or one of its affiliates.

  In early April 2000, Eskimo Pie received a revised formal offer and revised draft agreement and plan of merger from CoolBrands, providing for the acquisition of 100% of the outstanding shares of Eskimo Pie at $10.50 per share in cash either through a tender offer or merger structure and removing most of the remaining contingencies, including resolution of the Bloomfield environmental issues. This proposal appeared to address satisfactorily the concerns that CoolBrands might be unable to effect a merger transaction under the Virginia Affiliated Transactions Statute. Eskimo Pie management and counsel proceeded to review and negotiate the terms of the proposed agreement with CoolBrands and suspended negotiations with the other interested party.

  During mid-April, CoolBrands conducted additional due diligence and reduced the price at which it was willing to consummate a transaction to $10.25 per share. Eskimo Pie continued discussions with CoolBrands and resumed discussions with the other interested party.

  By the end of April 2000, Eskimo Pie and Cool Brands had agreed on the material terms of a merger agreement. On May 1, 2000, however, Cool Brands reduced its offering price to $10.00 per share. In response, Eskimo Pie suspended further discussions with CoolBrands. On May 2, 2000, Cool Brands indicated that it would raise the purchase price to $10.25 per share and execute the definitive agreement, as negotiated, as soon as possible. On the afternoon of May 3, CoolBrands executed the definitive agreement and delivered it to Eskimo Pie for its approval.

  A special meeting of the Eskimo Pie board was held on the evening of May 3, 2000, to discuss and consider the CoolBrands agreement. After discussion, the board unanimously approved the merger agreement and authorized execution of the agreement on behalf of Eskimo Pie.

  On June 1, 2000, the parties executed a technical amendment to the merger agreement to extend the termination date of the merger agreement to November 30, 2000 and to modify the provisions addressing the time at which CoolBrands would commence a tender offer to purchase Eskimo Pie shares if the merger is not approved by the requisite vote of Eskimo Pie shareholders.

Recommendation of the Eskimo Pie Board of Directors; Fairness of the
Transaction

  At its meeting on May 3, 2000, Eskimo Pie's board of directors voted unanimously to enter into the merger agreement and to recommend that Eskimo Pie's shareholders vote to approve the merger and the merger agreement. Eskimo Pie's board made its determination after careful consideration of, and based on, a number of factors including the following material factors:

  . the indications received from a number of Eskimo Pie's shareholders that they favored a sale of Eskimo Pie either as an entity or through a "break up" sale of various operating units and other assets of Eskimo Pie to different purchasers, and the board's commitment to effect a sale;

  . the board's conclusion, based upon Eskimo Pie's and its financial advisor's efforts in an extensive sale transaction process over an approximate 16 month period, that the CoolBrands proposal represented the most favorable sale transaction known to be available to Eskimo Pie;

  . trends affecting the frozen novelty industry which led the board to conclude that Eskimo Pie needed to be part of a larger, better capitalized entity; these trends included (1) continued ice cream and dairy industry consolidation and the effects of that consolidation on Eskimo Pie's long term competitive position in the industry; (2) increased costs of obtaining shelf space and participation in retailer promotion programs at large national and regional grocery chains; (3) increased marketing and trade promotion expenses necessary to support Eskimo Pie's owned and licensed brand names; (4) domination of the ice cream category by two large, multi-national corporations; and (5) consolidation of and reduced access to ice cream distribution supply chains;

  . a review of the possible alternatives to the transactions contemplated by the merger agreement, including the possibilities of continuing to operate Eskimo Pie as an independent entity, and a sale or partial sale of Eskimo Pie through a merger or by other means, and, in respect of each alternative, the range of possible benefits to Eskimo Pie's shareholders and the timing and likelihood of actually accomplishing such alternative;

  . the financial and valuation analyses presented to the board of directors by First Union Securities, Inc., including market prices and financial data relating to other companies engaged in businesses considered comparable to Eskimo Pie and the prices and premiums paid in recent selected acquisitions of companies engaged in businesses considered comparable to those of Eskimo Pie;

  . the opinion of First Union Securities, Inc. that, based on certain assumptions and subject to certain limitations described below under "-- Opinion of Eskimo Pie's Financial Advisor," the consideration to be received by the shareholders of Eskimo Pie (other than CoolBrands) pursuant to the merger agreement is fair to such shareholders from a financial point of view;

  . the likelihood that the merger or the tender offer would be consummated, including the risks to Eskimo Pie if the transaction were not consummated following its public announcement;

  . the amount and form of the consideration to be received by Eskimo Pie shareholders in the transaction and information on the historical trading ranges of Eskimo Pie common stock;

  . the approximately 17% ownership position of Eskimo Pie held by CoolBrands, and the threat of renewed proxy contests at future annual meetings of shareholders; and the attendant disruption to, and ability of the company to conduct, its business, the impact on employee morale and the ability to retain employees in this environment of uncertain future events; and

  . the financial and other terms and conditions of the merger, the merger agreement and the tender offer including without limitation: (1) the limited conditions to CoolBrands' obligation to close the merger or to consummate the tender offer; and (2) the fact that the terms of the merger agreement should not unduly discourage third parties from making bona fide proposals subsequent to signing the merger agreement and, if any such proposal were made, that Eskimo Pie's board of directors, in the exercise of its good faith business judgment of the best interests of Eskimo Pie and its shareholders, could authorize Eskimo Pie to provide information to, engage in negotiations with, and, subject to payment of the termination fee, enter into a transaction with, another party.

  In view of the number and wide variety of factors considered in connection with its evaluation of the merger and the tender offer, and the complexity of these matters, Eskimo Pie's board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the Eskimo Pie board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the board of directors' ultimate determination or assign any particular weight to any factor, but rather conducted an overall analysis of the factors described above, including considering the information, opinions, reports and statements presented by Eskimo Pie's management and its legal and financial advisors. In considering the foregoing factors, individual members of the board of directors may have given different weight to different factors. Eskimo Pie's board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

  Eskimo Pie's board of directors believes that the terms of the merger are fair to and in the best interests of Eskimo Pie and its shareholders and unanimously recommends to its shareholders that they vote FOR the proposal to adopt and approve the merger and the merger agreement.

  None of Eskimo Pie, CoolBrands or EP Acquisition has made any provision in connection with the merger to grant shareholders other than CoolBrands access to Eskimo Pie's corporate records or to obtain counsel or appraisal services at the expense of Eskimo Pie, CoolBrands or EP Acquisition.

  The merger agreement does not specifically require that Eskimo Pie's directors or executive officers vote to approve the merger. The company has not asked any of its individual directors or executive officers whether they intend to vote to approve the merger, but anticipates, after making reasonable inquiry, that each director and executive officer of Eskimo Pie currently intends to vote in favor of the merger.

  Except as set forth in the merger agreement and this proxy statement, Eskimo Pie is not engaged in any negotiation in response to the merger agreement that relates to or would result in (i) an extraordinary transaction, such as a merger, reorganization or liquidation, involving Eskimo Pie or any subsidiary of Eskimo Pie, (ii) a purchase, sale or transfer of a material amount of assets by Eskimo Pie, (iii) a tender offer for or other acquisition of securities by or of the company or (iv) any material change in the present dividend rate or policy or indebtedness or capitalization of Eskimo Pie. Also, except as described in this proxy statement, there are no transactions, board of directors resolutions, agreements in principle or signed contracts in response to the merger agreement that relate to or would result in one or more of the events referred to above.

Opinion of Eskimo Pie's Financial Advisor

  Eskimo Pie engaged First Union Securities, Inc. to act as its exclusive financial advisor in connection with the transaction. On May 3, 2000, at a meeting of the board held to evaluate the proposed transaction, First Union Securities, Inc. rendered to the board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated May 3, 2000) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received in the transaction by holders of Eskimo Pie shares (other than shares owned by CoolBrands) was fair from a financial point of view to such holders. The board imposed no limitations upon First Union Securities, Inc. with respect to the investigations made or the procedures followed by it in rendering its opinion.

  The full text of the written opinion of First Union Securities, Inc. dated May 3, 2000, which sets forth the assumptions made, matters considered, and limitations of the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. First Union Securities, Inc.'s opinion is directed to the board, addresses only the fairness of the consideration to be received in the transaction by the holders of Eskimo Pie shares (other than shares owned by CoolBrands) from a financial point of view, and does not constitute a recommendation to any stockholder as to whether or not such stockholder should vote to approve the merger. The summary of the opinion of First Union Securities, Inc. set forth herein is qualified in its entirety by reference to the full text of such opinion.

  In arriving at its opinion, First Union Securities, Inc. (i) reviewed and analyzed certain publicly available business and financial information; (ii) reviewed certain information including internal financial statements, financial projections, and other financing and operating data concerning the company furnished to First Union Securities, Inc. by the company; (iii) held discussions with members of senior management of the company regarding the business and prospects of the company; (iv) compared certain financial and stock market information for the company with similar information for certain other companies whose securities are publicly traded; (v) reviewed the financial terms of certain recent business combinations which First Union Securities, Inc. deemed comparable in whole or in part; (vi) performed certain discounted cash flow analyses and leveraged buyout analyses; (vii) reviewed the terms of the merger agreement dated May 3, 2000; and (viii) performed such other studies and analyses and considered such other factors as First Union Securities, Inc. deemed appropriate.

  As described in its opinion, First Union Securities, Inc. assumed and relied upon, without independent verification, the accuracy, completeness, and fairness of the information furnished to, or otherwise reviewed by or discussed with, First Union Securities, Inc. for purposes of its opinion. With respect to the information relating to the prospects of the company, First Union Securities, Inc. assumed that such information reflected the best currently available judgments and estimates of the management of the company as to the likely future financial performance of the company. First Union Securities, Inc. did not make nor was it provided with an independent evaluation or appraisal of the assets or liabilities of the company. In connection with its engagement to provide financial advisory services to the board concerning strategic alternatives, First Union Securities, Inc. was requested to solicit, and did solicit, interest from third parties with respect to the acquisition of the company. In arriving at its opinion, First Union Securities, Inc. considered the nature, scope, and results of such solicitation. First Union Securities, Inc.'s opinion was based on market, economic, and other conditions as they existed and could be evaluated as of the date of its opinion. Although First Union Securities, Inc. evaluated the purchase price from a financial point of view, the type and amount of consideration payable in the transaction was determined through negotiation between Eskimo Pie and CoolBrands.

  The following is a summary of the material analyses and factors considered by First Union Securities, Inc. in connection with its opinion to the board dated May 3, 2000:

  Analysis of Selected Public Company Trading and Financial Information. First Union Securities, Inc. compared certain financial and stock market information for the company with similar information for nine selected publicly held companies in the branded foods sector of the consumer products industry:
Bridgford Foods Corp.; Golden Enterprises, Inc.; J&J Snack Foods Corp.; John
B. Sanfilippo & Son, Inc.; Lance, Inc.; Riviana Foods, Inc.; J.M. Smucker Co.; Tasty Baking Co.; and CoolBrands International, Inc. (formerly Yogen Fruz World-Wide, Inc.) (collectively, the "selected companies"). First Union Securities, Inc. calculated market values relative to each company's earnings per share ("EPS") for the latest twelve months and estimates for calendar year 2000, and enterprise values (equity market value, plus debt, less cash and equivalents) relative to each company's revenues and earnings before interest, taxes, depreciation, and amortization ("EBITDA") for the latest twelve months. All multiples were based on closing stock prices on April 13, 2000. EPS estimates for calendar year 2000 for the selected companies were based on analysts' estimates as reported by First Call, which is a market research database, and EPS estimates for Eskimo Pie were also based on analysts' estimates as reported by First Call. This analysis indicated multiples for the selected companies for the latest twelve months and estimated calendar 2000 EPS of 7.7x to 33.8x (with a median of 11.5x) and 5.9x to 12.9x (with a median of 9.7x), respectively, and latest twelve months revenues and EBITDA of 0.31x to 0.74x (with a median of 0.51x) and 3.8x to 7.7x (with a median of 5.0x), respectively. Implied multiples for Eskimo Pie, based on the purchase price, for the latest twelve months and estimated calendar 2000 EPS are 18.6x and 13.7x, respectively, and for the latest twelve months revenue and EBITDA are 0.64x and 7.2x, respectively.

  Analysis of Selected Merger and Acquisition Transactions. First Union Securities, Inc. reviewed the purchase price and implied transaction multiples paid in nine selected merger and acquisition transactions in the branded foods sector of the consumer products industry, consisting of (acquiror/target):
Brookstone Holdings/Anderson Bakery; Sparta Foods, Inc./Food Products Corp.; Archibald Candy Corp./Sweet Factory Group, Inc.; Genesee Corp./TKI Foods, Inc. & Spectrum Foods; Ralcorp Holdings, Inc./Flavor House; Agrobios S.A./Authentic Specialty Foods, Inc.; Fresh Foods, Inc./Pierre Foods Division of Hudson Foods, Inc.; International Home Foods, Inc./Grist Mill Co.; and Yogen Fruz World-Wide, Inc./Integrated Brands, Inc. (collectively, the "selected merger and acquisition transactions"). All multiples were based on publicly available information at the time of announcement of such transaction. This analysis indicated multiples for the latest twelve months revenues and EBITDA in the selected merger and acquisition transactions of 0.40x to 1.88x (with a median of 0.90x) and 4.3x to 8.7x (with a median of 7.3x), respectively. Implied multiples for Eskimo Pie, based on the purchase price, for the latest twelve months revenues and EBITDA are 0.64x and 7.2x, respectively.

  Discounted Cash Flow Analysis. First Union Securities, Inc. performed a discounted cash flow analysis of the company to estimate the present value of the stand-alone, unleveraged, after-tax free cash flows that Eskimo Pie could generate over the fiscal years 2000 through 2004, based on internal estimates by the management of the company. First Union Securities, Inc. did not discount or otherwise risk-adjust management's revenue growth and EBITDA estimates. The stand-alone discounted cash flow analysis of the company was determined by (i) adding (x) the present value at December 31, 1999 of projected free cash flows over the five-year period 2000 through 2004, and (y) the present value at December 31, 1999 of the estimated perpetual value of the company in year 2004 and (ii) subtracting the estimated net debt of the company at March 31, 2000. The range of estimated perpetual values for the company at the end of the five-year period was calculated by applying perpetual growth rates ranging from 2.0% to 4.0%. The cash flows and perpetual values of the company were discounted to present value using discount rates ranging from 14.0% to 16.0%. This analysis yielded an equity reference range for the company of approximately $8.39 to $12.00 per share as compared to the purchase price of $10.25 per share.

  Leveraged Buyout Analysis. First Union Securities, Inc. performed a leveraged buyout analysis of Eskimo Pie assuming (i) a leverage ratio (Total Debt to EBITDA) of 3.5x and (ii) an interest rate of 8.5%. This analysis was based on internal estimates by the management of the company. First Union Securities, Inc. did not discount or otherwise risk-adjust management's revenue growth and EBITDA estimates. Using EBITDA exit multiples in 2004 ranging from 6.5x to 7.5x and an internal rate of return to investors ranging from 27.5% to 32.5%, the leveraged buyout analysis yielded an equity reference range for the company of approximately $8.51 to $10.27 per share as compared to the purchase price of $10.25 per share.

  The summary set forth above does not purport to be a complete description of the opinion of First Union Securities, Inc. to the board or the financial analyses performed and factors considered by First Union Securities, Inc. in connection with its opinion. The full text of the written opinion of First Union Securities, Inc. dated May 3, 2000 which sets forth the assumptions made, matters considered, and limitations on the review undertaken is attached hereto as Annex B and is incorporated herein by reference. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. First Union Securities, Inc. believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In performing its analyses, First Union Securities, Inc. made numerous assumptions with respect to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of the company. No company, transaction, or business used in such analyses as a comparison is identical to Eskimo Pie or the proposed transaction, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, business segments, or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. First Union Securities, Inc.'s opinion and financial analyses were only one of many factors considered by the board in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the board or management with respect to the transaction or the consideration payable in the transaction.

  First Union Securities, Inc. is a nationally recognized investment banking firm and, as a part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, tender offers, divestitures, leveraged buyouts, and private placements of debt and equity securities. Eskimo Pie selected First Union Securities, Inc. to serve as its financial advisor based on First Union Securities, Inc.'s reputation, expertise, and familiarity with the company. In the ordinary course of business, affiliates of First Union Securities, Inc. may actively trade the securities of the company for their own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in securities of the company.

  Pursuant to the terms of First Union Securities, Inc.'s engagement, Eskimo Pie agreed to pay to First Union Securities, Inc. $300,000 upon the rendering of a fairness opinion. In addition, in connection with the proposed transaction, upon consummation of the transaction, the company has agreed to pay First Union Securities, Inc. as consideration for serving as financial advisor to the company additional compensation in an amount based on a percentage of the value of the consideration payable in the transaction. In addition, the company has agreed to reimburse First Union Securities, Inc. for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify First Union Securities, Inc. and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

Purposes for the Transaction

  CoolBrands is engaged in businesses substantially similar to those engaged in by Eskimo Pie. CoolBrands believes that the combined businesses will have greater sales and enjoy cost savings through operational and strategic synergies.

  CoolBrands is exploring a possible sale of the Eskimo Pie Flavors Division and has had exploratory conversations with several potential purchasers about a possible transaction. No definitive proposals have been received and no final decision has been made to sell the Flavors Division. CoolBrands does intend to sell the Eskimo Pie corporate headquarters office building located in Richmond, Virginia, following consummation of the merger or tender offer. CoolBrands has had preliminary discussions with several potential purchasers of the property, but has not yet received any offer it is willing to consider. Except for the possible sale of the Flavors Division or a sale of the corporate headquarters office building in Richmond, CoolBrands is not currently engaged in any negotiation that relates to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving Eskimo Pie or any subsidiary of Eskimo Pie, or a purchase, sale or transfer of a material amount of assets by Eskimo Pie and has not, at this time, made any decision to pursue any such transaction. If the merger transaction is closed, CoolBrands will become the sole shareholder of Eskimo Pie and Eskimo Pie shares will no longer be listed or publicly traded.

Interests of Eskimo Pie's Directors and Officers in the Transaction

  In considering the recommendation of Eskimo Pie's board of directors with respect to the merger proposal, Eskimo Pie shareholders should be aware that some Eskimo Pie executive officers, including one executive officer who is also a director, have interests in the proposed transaction that are in addition to their interests as Eskimo Pie shareholders generally. Eskimo Pie's board of directors was aware of these interests and considered them, among other matters, in approving the merger.

 Severance Benefits Agreements Between Eskimo Pie and Certain Employees

  Eskimo Pie entered into substantially similar severance agreements with each of Messrs. Hettrich, Kangisser, Kewer, Mishoe and Weiskopf and Ms. Ferryman upon their being named executive officers of Eskimo Pie. The agreements provided that termination compensation would be paid if the executive's employment were terminated by Eskimo Pie within three years after a change in control, including the merger or the tender offer, other than for cause (as defined in the agreements). Under the agreements, termination compensation consisted of a cash payment equal to approximately three times the average annual compensation paid to the executive for the three most recent taxable years of Eskimo Pie ending prior to the change in control. In addition, the agreements provided for the continuation of certain medical, life and disability benefits. These agreements renewed annually unless terminated by Eskimo Pie by notice given 60 days prior to expiration of the current term.

  In connection with the board of directors' decision in September 1999 to seek a sale of Eskimo Pie, Eskimo Pie undertook to restructure its overall retention and severance program for both salaried and hourly employees. This restructuring reflected the necessity of retaining key employees and maintaining their focus on managing the ongoing business of Eskimo Pie in order to preserve and enhance the value of Eskimo Pie through any possible future sale of Eskimo Pie. In this connection, Eskimo Pie entered into new Executive Retention Bonus and Severance Agreements with each of the executive officers in place of their previous severance agreements. The revised agreements provide benefits in the form of retention payments payable, without regard to a termination of employment, following certain specified events. The retention payments were set at a fixed dollar amount, payable 25% in January 2000 to those executive officers who were still employed by Eskimo Pie at December 31, 1999. This date was selected because at the time of Eskimo Pie's announced intent in September 1999 to seek a sale of the company as promptly as reasonably practical, the board had a goal of negotiating a definitive agreement for such a transaction by the end of 1999. Under the revised retention and severance agreements, the balance of the retention payment is payable upon a sale of the company or, in the case of

Mr. Kewer, 30 days after a sale of the company unless he has voluntarily left the employ of the company prior to that date. The definition of "sale of the company" in the revised agreements includes the merger and the tender offer. If the effective time of the merger or the consummation of the tender offer occurs on or after January 1, 2001, these agreements terminate without the payment of the remaining 75% benefit. The effect of the restructuring of the severance agreements was to reduce the amount potentially payable under the agreements for all executive officers as a group from approximately $2.62 million to approximately $1.55 million.

  Under the terms of the merger agreement, when the merger is effective, all outstanding Eskimo Pie stock options will be cancelled in consideration of a cash payment equal to the difference between their exercise price and $10.25. See "THE MERGER AGREEMENT--Description of the Merger--Treatment of Eskimo Pie Stock Options and Restricted Shares."

  David B. Kewer. Under Mr. Kewer's severance agreement, he will be entitled to a severance benefit of approximately $600,000 (including the payment made in January 2000). The balance of Mr. Kewer's severance payment is payable thirty days after closing of the merger or tender offer, unless he voluntarily terminates his employment with the company prior to that date. In addition, Mr. Kewer holds an option on 50,000 shares of Eskimo Pie common stock at an exercise price of $10.00 per share which, in accordance with the terms of the merger agreement, will be cancelled at the effective time of the merger in consideration of a payment to Mr. Kewer of $12,500.

  Thomas M. Mishoe, Jr. Under Mr. Mishoe's severance agreement, he will be entitled to a severance benefit of approximately $225,000 (including the payment made in January 2000). The balance of Mr. Mishoe's severance payment is payable upon closing of the merger or tender offer, unless he voluntarily terminates his employment with the company prior to that date. Mr. Mishoe does not hold any Eskimo Pie stock options with an exercise price below $10.25.

  Craig L. Hettrich. Under Mr. Hettrich's severance agreement, he will be entitled to a severance benefit of approximately $225,000 (including the payment made in January 2000). The balance of Mr. Hettrich's severance payment is payable upon closing of the merger or tender offer, unless he voluntarily terminates his employment with the company prior to that date. Mr. Hettrich does not hold any Eskimo Pie stock options with an exercise price below $10.25.

  V. Stephen Kangisser. Under Mr. Kangisser's severance agreement, he will be entitled to a severance benefit of approximately $225,000 (including the payment made in January 2000). The balance of Mr. Kangisser's severance payment is payable upon closing of the merger or tender offer, unless he voluntarily terminates his employment with the company prior to that date. Mr. Kangisser does not hold any Eskimo Pie stock options with an exercise price below $10.25.

  William J. Weiskopf. Under Mr. Weiskopf's severance agreement, he will be entitled to a severance benefit of approximately $150,000 (including the payment made in January 2000). The balance of Mr. Weiskopf's severance payment is payable upon closing of the merger or tender offer, unless he voluntarily terminates his employment with the company prior to that date. Mr. Weiskopf does not hold any Eskimo Pie stock options with an exercise price below $10.25.

  Kimberly P. Ferryman. Under Ms. Ferryman's severance agreement, she will be entitled to a severance benefit of approximately $150,000 (including the payment made in January 2000). The balance of Ms. Ferryman's severance payment is payable upon closing of the merger or tender offer, unless she voluntarily terminates her employment with the company prior to that date. Ms. Ferryman does not hold any Eskimo Pie stock options with an exercise price below $10.25.

  Indemnification; Insurance. Under the merger agreement, CoolBrands has agreed to:

  . cause Eskimo Pie, as the surviving corporation, to indemnify and hold harmless each person who is or has been at any time prior to the date of the merger agreement, an officer, director, employee or agent of

   Eskimo Pie or any of its subsidiaries against any losses, claims, damages, judgments, settlements, liabilities, costs or expenses (including reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the effective time of the merger (including actions taken or omitted in connection with the merger), to the fullest extent that Eskimo Pie or such subsidiaries would have been permitted under the Eskimo Pie articles of incorporation or bylaws or the organizational documents of such subsidiaries; and

  . subject to certain cost limitations, cause Eskimo Pie, as the surviving corporation, to purchase liability insurance providing, for a period of six years following consummation of the merger, directors' and officers' liability insurance coverage on terms that are no less advantageous to the intended beneficiaries than the existing directors' and officers' liability insurance.

  Stock Options and Stock Awards. Pursuant to the merger agreement, outstanding and unexercised options to purchase shares of Eskimo Pie common stock granted under Eskimo Pie's stock option plans and restricted shares of Eskimo Pie common stock issued under Eskimo Pie's stock option plans, including those held by Eskimo Pie's executive officers and directors, will be cancelled at the effective time of the merger, in consideration of a cash payment. See "THE MERGER AGREEMENT--Description of the Merger." Options held by directors will vest immediately upon the director's separation from service as a director following a change in control and become fully exercisable at that time.

  Similarly, as of the effective time of the merger, shares of restricted Eskimo Pie common stock will become unrestricted and vested and converted into the right to receive the merger consideration of $10.25 per share.

Proposed Arrangements Between CoolBrands and Executive Officers of Eskimo Pie

  Although no agreement or understanding has been reached, CoolBrands has made the following proposals to executive officers of Eskimo Pie:

  . CoolBrands has proposed that V. Stephen Kangisser be named an executive officer of a subsidiary of CoolBrands to be formed after closing of the merger. That newly formed subsidiary would be organized to manage a portion of the National Brands Division business currently conducted by Eskimo Pie. Discussions regarding this proposed position have occurred between Mr. Kangisser and CoolBrands, but no formal agreement has been reached.

  . CoolBrands has discussed with Craig L. Hettrich the possibility of Mr.
    Hettrich becoming president of the foodservice division of the combined CoolBrands and Eskimo Pie businesses. Discussions regarding this proposed position have occurred between Mr. Hettrich and CoolBrands, but no formal agreement has been reached.

  . CoolBrands has discussed with David B. Kewer the possibility of Mr. Kewer serving as a member of the board of directors of Eskimo Pie after closing of the transaction. No discussions of compensation have occurred between Mr. Kewer and CoolBrands, and no formal proposal has been made. Mr. Kewer has indicated to CoolBrands that he might be interested in serving as a board member of Eskimo Pie after closing but has not formally agreed to accept any proposal.

                                 RISK FACTORS

  In addition to the other information provided in this proxy statement or incorporated herein by reference, you should consider carefully the matters described below in determining whether to approve the merger agreement and the merger:

Eskimo Pie Faces Some Risks if Neither the Merger nor the Tender Offer is Consummated

  If neither the merger nor the tender offer is consummated, there can be no assurance that Eskimo Pie will be able to sustain or improve upon its recent financial performance. Factors that may adversely impact Eskimo Pie's future financial performance if no transaction is consummated include:

  . continuing pressure from Eskimo Pie's shareholders, including CoolBrands, to effect a sale of Eskimo Pie or certain of its assets, which will result in continuing distractions for management in running the day-to-day operations of Eskimo Pie;

  . increased difficulty retaining existing employees and wholesale and retail customers and attracting new employees and wholesale and retail customers in light of the uncertainties that may then surround Eskimo Pie;

  . the possibility that some of the companies that license their brand names to Eskimo Pie, such as Welch's, Weight Watchers or Nabisco, could decide to terminate their license agreements to the extent permitted under their agreements with Eskimo Pie; and

  . increased competition from existing and new competitors in the frozen novelty industry, particularly in light of the dominant position in the industry held by two multi-national companies, Unilever and Nestle, and in light of the continuing consolidation occurring in this industry and in the retail grocery chains.

If the Merger is Not Consummated and the Tender Offer is Consummated, Shareholders Who Do Not Tender Their Shares May Face a Liquidity Risk

  If the merger is not approved by the Eskimo Pie shareholders and closed, CoolBrands will commence and consummate the tender offer if the conditions to the tender offer are satisfied. Eskimo Pie shareholders who tender their Eskimo Pie shares will be paid $10.25 per share tendered when the tender offer is consummated. Eskimo Pie shares purchased in the tender offer would be purchased and paid for by CoolBrands approximately one month or more later than those shares would have been purchased and paid for in the merger, if the merger had been approved and closed. Eskimo Pie shareholders who fail to tender their shares will keep their shares until either they are able to sell them on the open market or CoolBrands is able to effect a subsequent merger between Eskimo Pie and CoolBrands or one of its affiliates. Eskimo Pie shareholders who remain shareholders following consummation of the tender offer should expect the market for their shares to be limited.

  CoolBrands has agreed in the merger agreement that, if the merger is not approved and the subsequent tender offer is consummated, CoolBrands will propose and take reasonable steps required to effect a merger of Eskimo Pie and CoolBrands or an affiliate at such time as it may do so without application of provisions of Virginia law requiring more than a majority vote of shareholders. CoolBrands has also agreed to pay to remaining Eskimo Pie shareholders $10.25 per share in connection with such a merger. The provisions of Virginia law which currently require a greater than majority vote of shareholders should cease to apply to CoolBrands in December 2001, but there can be no assurance that CoolBrands will be able to effect such a merger at that time.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

This proxy statement, including information incorporated by reference herein, contains "forward looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the

Private Securities Litigation Reform Act of 1995 and under the Securities Exchange Act of 1934. Forward looking statements include statements concerning objectives, goals, strategies, future events or performance, as well as information relating to the merger and the tender offer, and underlying assumptions and other statements which are not statements of historical fact. The words "expects," "projects," "estimates," "predicts," "anticipates," "believes" and similar expressions are also intended to identify forward looking statements. Because these statements are forward looking, the information to which they relate is uncertain and subject to various risks and uncertainties, including those detailed in Eskimo Pie's filings with the Commission. Accordingly, any forward looking statements contained or incorporated by reference herein do not purport to be predictions of future events or circumstances, and the statements may differ materially from actual results and should be read with caution.

                              THE SPECIAL MEETING

  Eskimo Pie is furnishing this proxy statement to Eskimo Pie shareholders as part of the solicitation of proxies by the Eskimo Pie board of directors for use at a special meeting of Eskimo Pie shareholders. Eskimo Pie is mailing this proxy statement and the enclosed proxy to Eskimo Pie shareholders on or about July 20, 2000.

Meeting Date

  The special meeting will be held at 10:00 a.m., local time, Wednesday, September 6, 2000, at the SunTrust Bank (formerly Crestar Bank) auditorium, 4th Floor, 919 East Main Street, Richmond, Virginia.

Matters to be Considered at the Special Meeting

  The purpose of the special meeting is to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 3, 2000, as amended as of June 1, 2000, among Eskimo Pie, CoolBrands and EP Acquisition, a wholly owned subsidiary of CoolBrands, and the merger of EP Acquisition with and into Eskimo Pie. According to the merger agreement, when EP Acquisition is merged into Eskimo Pie, Eskimo Pie will become a subsidiary of CoolBrands, and all outstanding shares of Eskimo Pie common stock, excluding shares held by CoolBrands or EP Acquisition, will be converted into cash. Eskimo Pie shareholders may also be asked to consider any other business that properly comes before the special meeting. Finally, Eskimo Pie shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting, which could be used to allow more time for the soliciting of additional votes to approve the merger agreement. Each copy of the proxy statement mailed to Eskimo Pie shareholders is accompanied by a proxy for use at the special meeting.

Record Date and Voting Rights and Requirements

  Record Date. The Eskimo Pie board of directors has fixed July 13, 2000, as the record date for the determination of Eskimo Pie shareholders entitled to receive notice of, and to vote at, the special meeting. Accordingly, only Eskimo Pie shareholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were 3,485,757 shares of Eskimo Pie common stock outstanding and entitled to vote at the special meeting, held by approximately 575 holders of record.

  Voting Rights. Each share of Eskimo Pie common stock outstanding on the record date entitles its holder to one vote on the proposal to approve the merger agreement and the merger and on any other proposal that properly comes before the special meeting.

  Quorum Requirement. The presence, in person or by proxy, of shares of Eskimo Pie common stock representing a majority of the total voting power of the shares entitled to vote on the record date is necessary to constitute a quorum at the special meeting.

  Vote Required. Eskimo Pie's articles of incorporation require the affirmative vote of a majority of the votes cast in order to approve the merger agreement and the merger. However, because CoolBrands acquired more than 10% of the outstanding voting shares of Eskimo Pie without first being exempted from the provisions of the Virginia Affiliated Transactions Statute, that statute requires that the merger be approved by the affirmative vote of the holders of two-thirds of the voting shares other than shares held by CoolBrands or its affiliates. This means that, of the approximately 3,485,757 shares of Eskimo Pie stock outstanding, approximately 1,932,038 shares other than the 587,700 shares owned by CoolBrands must vote for the merger agreement and the merger.

  Abstentions and Broker Non-Votes. Abstentions and broker non-votes (shares held by brokers for customers which may not be voted on the merger because the broker has not received specific instructions from the customer) will be counted for purposes of determining whether a quorum is present to transact business at the special meeting, but will not be counted as "cast" for purposes of determining whether the merger agreement and merger have been approved and, therefore, will have no effect with regard to the merger. Accordingly, the board of directors of Eskimo Pie urges each Eskimo Pie shareholder to complete, sign and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope. If you do not vote, it will have the same effect as voting against the merger.

Voting of Proxies

  Eskimo Pie shareholders may use the proxy that came with this proxy statement if they are unable to attend the special meeting in person or wish to have their shares voted by proxy even if they do attend the special meeting. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner that the proxies specify. If Eskimo Pie shareholders return proxies without specifying how their proxies are to be voted, their proxies will be voted for approval of the merger agreement and the merger. There are no matters other than voting on the merger agreement and the merger that are scheduled to be brought before the special meeting. If any other business is properly brought before the special meeting, including a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the merger agreement and the merger or to permit dissemination of information regarding material developments relating to the merger or otherwise relevant to the special meeting, the persons named in the proxy will vote the shares represented by proxies as determined in their discretion.

  If the special meeting is adjourned for any reason prior to the approval of the merger agreement and the merger, then the approval of the merger agreement and the merger may be considered and voted on by shareholders at any subsequently reconvened meeting.

Revocation of Proxies

  An Eskimo Pie shareholder may revoke his or her proxy at any time before it is exercised either by submitting to the Chief Financial Officer of Eskimo Pie, before or at the special meeting, a written notice of revocation or a properly executed proxy of a later date or by attending the special meeting and voting in person. However, attendance by an Eskimo Pie shareholder at the special meeting will not in and of itself constitute a revocation of his or her proxy. Eskimo Pie shareholders should address any written notice of revocation and other communications about the revocation of Eskimo Pie proxies to Eskimo Pie Corporation, 901 Moorefield Park Drive, Richmond, Virginia, 23236, Attention: Thomas M. Mishoe, Jr., Chief Financial Officer.

Solicitation of Proxies

  This solicitation of proxies is made on behalf of the Eskimo Pie board of directors. Eskimo Pie will pay all of the costs of soliciting the proxies as well as the cost of printing and mailing this proxy statement and the cost of filing the proxy statement with the Commission. Proxies may be solicited by officers, directors and employees of Eskimo Pie, none of whom will receive any additional compensation for their services, but who may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. In addition, Eskimo Pie has engaged Corporate Investor Communications, Inc. to solicit proxies for a fee of approximately $20,000, including expenses. Solicitations or proxies may be made personally or by mail, telephone, facsimile or messenger. Moreover, Eskimo Pie may pay persons holding shares of Eskimo Pie common stock in their names or in the names of nominees, but not owning the shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals.

                             THE MERGER AGREEMENT

  The following description of the merger agreement, the merger and the possible subsequent tender offer does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is included in this proxy statement as Annex A and is incorporated herein by reference.

Description of the Merger

  Form of Merger. Eskimo Pie, CoolBrands and EP Acquisition have entered into a merger agreement, which provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, EP Acquisition will merge with and into Eskimo Pie. Eskimo Pie will be the surviving corporation in the merger and will become a wholly owned subsidiary of CoolBrands.

  Consideration to be received in the Merger; Cancellation of Certificates. On the date the merger becomes effective, each issued and outstanding share of Eskimo Pie common stock, excluding shares of Eskimo Pie common stock held by CoolBrands and its subsidiaries, will be converted into, and become exchangeable for, the merger consideration in the amount of $10.25 cash. Shares held by CoolBrands and its subsidiaries will be cancelled. Certificates representing shares of Eskimo Pie common stock immediately prior to the merger will, after the merger is effective, represent only the right to receive, upon surrender of the certificate, the merger consideration of $10.25 per share. Eskimo Pie shareholders will cease to have an equity interest in, or possess any rights as shareholders of, the surviving corporation. Each share of common stock in EP Acquisition outstanding immediately before closing of the merger will be converted into and exchangeable for a share of common stock in Eskimo Pie as the surviving corporation immediately after the merger occurs.

  The Effective Time. The merger will be effected by delivering articles of merger to the State Corporation Commission of Virginia as soon as practicable after the closing of the merger, in accordance with the provisions of the Virginia Stock Corporation Act. The merger will become effective at the time the State Corporation Commission of Virginia issues a certificate of merger or, if CoolBrands and Eskimo Pie have so agreed, at a later date or time specified in the articles of merger.

  The closing of the merger will take place as soon as practicable, and no later than the fifth business day following satisfaction or waiver of all of the conditions to consummation of the merger. See "--Description of the Merger--Conditions to the Merger."

  Payment of Merger Consideration; Surrender of Certificates. On the date that the merger becomes effective, CoolBrands will deposit into an exchange fund with the exchange agent the cash to be paid as the merger consideration. No later than three days after the effective time of the merger, Eskimo Pie, as the surviving corporation, will cause the exchange agent to mail a letter of transmittal to each Eskimo Pie shareholder. The letter of transmittal will contain instructions on how to surrender Eskimo Pie common stock certificates to the exchange agent and receive cash.

  Any merger consideration deposited with the exchange agent that has remained unclaimed by Eskimo Pie shareholders for one year after the effective date of the merger will be paid to Eskimo Pie, as the surviving corporation, upon demand. Thereafter, Eskimo Pie shareholders that have not previously complied with the exchange procedures pursuant to the merger agreement may look only to Eskimo Pie, as the surviving corporation, upon demand for payment of any merger consideration, without interest, upon surrender of their certificates representing shares of Eskimo Pie common stock.

  The exchange agent or Eskimo Pie, as the surviving corporation, will be entitled to deduct and withhold from the merger consideration any amounts that they are required to deduct and withhold under applicable tax laws. Any amounts so withheld will be treated for all purposes of the merger agreement as having been paid to the holder of the shares of Eskimo Pie common stock in respect of which the deduction and withholding has been made.

  Treatment of Eskimo Pie Stock Options and Restricted Shares. Not later than immediately prior to the time the merger becomes effective, each unexpired and unexercised option granted by Eskimo Pie to purchase shares of Eskimo Pie common stock will be cancelled in exchange for the right to receive in cash the amount by which $10.25 exceeds the per share exercise price. Prior to the effective time of the merger, Eskimo Pie will act to remove all restrictions from restricted Eskimo Pie shares issued pursuant to the Eskimo Pie incentive stock plans so that, at the effective time of the merger, each share of Eskimo Pie restricted common stock will become unrestricted and vested, converted into the right to receive the merger consideration upon presentation of the certificates representing the shares of restricted Eskimo Pie common stock in accordance with the procedures provided for surrender of certificates representing Eskimo Pie common stock.

  Conditions to the Merger. The parties' respective obligations to complete the merger are subject to the satisfaction of each of the following conditions:

  . no statute, rule or regulation having been enacted or promulgated which prohibits, restricts or makes illegal the consummation of the merger;

  . no court order or injunction being in effect precluding or restricting consummation of the merger;

  . approval and authorization by Eskimo Pie shareholders of the merger agreement;

  . termination or expiration of any waiting period under the Hart-Scott
    Rodino Antitrust Improvements Act of 1976;

  . receipt by Eskimo Pie of evidence of compliance with the requirements of the New Jersey Industrial Site Recovery Act necessary to consummate the merger; and

  . delivery by Eskimo Pie to CoolBrands of a copy of the opinion of First Union Securities, Inc. with respect to the fairness of the consideration to be paid in the transaction to the Eskimo Pie shareholders, other than CoolBrands.

  The obligations of CoolBrands and EP Acquisition to consummate the merger are further subject to the following conditions:

  . Eskimo Pie's representations and warranties in the merger agreement must be true and correct at the time the merger is to become effective (except as to any representation or warranty which speaks to a specific date, which must be true and correct as of the specific date) except where the failure to be true and correct would not reasonably be expected to cause a material adverse effect, provided that certain representations and warranties of Eskimo Pie with respect to the number of outstanding shares of capital stock of Eskimo Pie must be true and correct in all respects;

  . Eskimo Pie must have performed all of its obligations and complied with all covenants necessary to be complied with under the merger agreement required to be performed before the effective time of the merger except where failure to comply or perform would not reasonably be expected to have a material adverse effect;

  . during the period from the date of the merger agreement to the date of the closing of the merger, there must not have occurred or be threatened any material adverse effect on the business, financial condition, results of operations, assets or liabilities of Eskimo Pie and its subsidiaries, taken as a whole;

  . the Eskimo Pie board shall have caused the Eskimo Pie rights agreement not to apply to the merger, the tender offer or other transactions contemplated in the merger agreement;

  . CoolBrands and EP Acquisition must have received an opinion from Mays &
    Valentine, L.L.P. with respect to the fact that the Eskimo Pie board has not taken any action to cause the merger or the tender offer to be subject to affiliated transactions or control share acquisition provisions of Virginia law; and

  . CoolBrands must have received an opinion from Mays & Valentine, L.L.P. to the effect that the merger is effective under Virginia law.

  The obligation of Eskimo Pie to consummate the merger is subject to the satisfaction of the following express conditions:

  . Eskimo Pie must have received an opinion from First Union Securities, Inc. to the effect that the consideration to be received by the Eskimo Pie shareholders in the merger is fair to the Eskimo Pie shareholders from a financial point of view;

  . the representations and warranties made by CoolBrands and EP Acquisition in the merger agreement must be true and correct at the time the merger is to become effective (except as to any representation or warranty which speaks as of a specific date, which must be true as of that date) except where the failure of those representations to be true and correct would not reasonably be expected to have a material adverse effect, as if made at and as of that time; and

  . CoolBrands and EP Acquisition must have performed all of their obligations and complied with all covenants necessary to be performed by or complied with by either of them before the time of effectiveness of the merger, except where failure to comply or perform would not reasonably be expected to have a material adverse effect.

Subsequent Tender Offer If the Merger is Not Approved at Special Meeting

  If the merger is not approved at the special meeting, within five business days of that meeting EP Acquisition, a wholly owned subsidiary of CoolBrands, will commence a tender offer pursuant to which it will offer to purchase all of the outstanding shares of Eskimo Pie common stock not already owned by EP Acquisition or CoolBrands, at a cash offer price of $10.25 per share. The tender offer would be made on the terms and subject to the conditions described in an offer to purchase and a related letter of transmittal, which would be sent to Eskimo Pie shareholders at the time the tender offer is commenced. If the merger is approved by the required vote of shareholders at the special meeting, the parties will proceed to satisfy any remaining conditions to the merger and to close the merger, and CoolBrands will not commence a tender offer.

No Solicitation of Transactions by Eskimo Pie

  Eskimo Pie has agreed to certain limitations on its ability to take action, prior to the time the merger becomes effective or the tender offer is consummated, with respect to any acquisition proposal. Notwithstanding these limitations, Eskimo Pie may respond to a superior proposal. Under the merger agreement,

  . the term "acquisition proposal" means any proposal regarding a sale of any shares of Eskimo Pie's capital stock or any of its subsidiaries' capital stock, merger, consolidation or other sale or spin-off of all or a substantial part of the assets of Eskimo Pie or any of its subsidiaries or a liquidation or a recapitalization of Eskimo Pie or any of its subsidiaries, or any similar transaction; and

  . the term "superior proposal" means any proposal to acquire, directly or indirectly, for consideration consisting of cash or securities, all of the Eskimo Pie common shares then outstanding or all or substantially all the assets of Eskimo Pie, and otherwise on terms which the board of directors of Eskimo Pie, after receiving advice from its financial advisor, determines in good faith to be more favorable to Eskimo Pie and the Eskimo Pie shareholders than the merger and the tender offer.

  Prior to the merger becoming effective or the consummation of the tender offer, Eskimo Pie has agreed not to solicit, initiate, or encourage or disclose directly or indirectly any information not customarily disclosed concerning its business and properties, or afford any access to its properties, books and records, to any person or group in connection with an acquisition proposal and has agreed not to enter into any agreement with respect to any acquisition proposal or approve any acquisition proposal.

  Eskimo Pie may, however, engage in discussions with and furnish information to a third party in response to an unsolicited acquisition proposal if the Eskimo Pie board determines in good faith, based on the advice of its outside legal counsel that the failure to participate in those discussions or negotiations or to furnish such information would be inconsistent with the Eskimo Pie board's fiduciary duties under applicable law. Eskimo Pie may also take and disclose to the Eskimo Pie shareholders a position with respect to any acquisition proposal by any person other than CoolBrands and amend or withdraw its position with respect to that acquisition proposal.

  Eskimo Pie has also agreed to provide CoolBrands with detailed information about any inquiries or proposals, or indications of desire to make a proposal that it receives with respect to an acquisition proposal. If Eskimo Pie determines to provide any information as described above or receives an acquisition proposal, Eskimo Pie must promptly inform CoolBrands in writing that information is to be provided and will furnish to CoolBrands the identity of the recipient of the information or the person who submitted the acquisition proposal and the terms of the acquisition proposal, except to the extent that the Eskimo Pie board determines in good faith, based on the advice of its outside legal counsel, that any action described in this sentence would be inconsistent with the board's fiduciary duties under applicable law. Eskimo Pie will keep CoolBrands reasonably informed of the status of any acquisition proposal except to the extent that the board of directors determines in good faith, based on the advice of its outside legal counsel, that keeping CoolBrands reasonably informed would be inconsistent with the Eskimo Pie board's fiduciary duties under applicable law.

  Eskimo Pie has agreed that the Eskimo Pie board will not withdraw or modify or propose to withdraw or modify, in any manner adverse to CoolBrands, the board's approval or recommendation of the merger agreement, the merger or the tender offer, or approve or recommend, or propose to approve or recommend, any acquisition proposal, unless, in each case, the board determines in good faith, after receiving advice from its financial advisor, that the acquisition proposal is a superior proposal.

  Eskimo Pie's acceptance of a superior proposal could result in termination of the merger agreement. Eskimo Pie may terminate the merger agreement prior to CoolBrands' purchase of Eskimo Pie shares pursuant to the tender offer or in order to accept a superior proposal. In such a circumstance, Eskimo Pie must notify CoolBrands in writing that it is terminating the merger agreement to accept a superior proposal. If the merger agreement is terminated by Eskimo Pie in order to accept a superior proposal, Eskimo Pie is required to pay to CoolBrands a termination fee of approximately $1.74 million. See "-- Termination of the Merger Agreement."

Representations and Warranties

  The merger agreement contains representations and warranties made by each of the parties to the agreement. None of these representations and warranties will survive beyond the time the merger becomes effective or the tender offer is consummated. If the merger agreement is terminated before the effective time of the merger or the consummation of the tender offer, the representations and warranties made by Eskimo Pie with regard to payment of the fees of its financial advisor survive termination.

  The merger agreement contains customary representations and warranties of Eskimo Pie and each of CoolBrands and EP Acquisition as to, among other things:

  . due organization and good standing;

  . corporate authorization of the merger agreement and authorization to enter into the transactions contemplated thereby;

  . the binding effect of the merger agreement;

  . governmental approvals required in connection with the transactions contemplated by the merger agreement;

  . conflicts, violations and defaults under its charter and bylaws, any other agreements or instruments, or any judgments, orders or laws as a result of the transactions contemplated by the merger agreement;

  . filings with the Securities and Exchange Commission;

  . brokers fees, commissions or similar fees in connection with the transactions contemplated by the merger agreement;

  . the information included in this proxy statement; and

  . undisclosed liabilities.

  In addition, the merger agreement contains representations and warranties by Eskimo Pie as to, among other things:

  . capitalization;

  . Securities and Exchange Commission reporting;

  . financial statements;

  . no undisclosed liabilities;

  . significant contracts;

  . contracts limiting ability of Eskimo Pie to compete;

  . compliance with laws and permits;

  . status of permits;

  . pending litigation, actions and proceedings;

  . conduct of business and material adverse changes or effects since the end of its most recent fiscal year, except as disclosed in Eskimo Pie's filings with the Securities and Exchange Commission;

  . the required vote of Eskimo Pie's shareholders to approve the merger;

  . ownership and condition of tangible assets;

  . rights to intangible assets;

  . environmental matters;

  . labor matters;

  . tax matters and compliance with relevant tax laws;

  . material employee benefit plans;

  . the existence of any agreements or benefit plans, to which Eskimo Pie is a party, under which any benefits will be increased or the vesting of the benefits accelerated by the occurrence of, or under which the value of the benefits will be calculated on the basis of, any of the transactions contemplated by the merger agreement;

  . material contracts;

  . receipt of a fairness opinion from its financial advisor; and

  . the applicability of state anti-takeover statutes or of anti-takeover provisions in Eskimo Pie's organizational documents to Eskimo Pie or CoolBrands, Eskimo Pie's common stock and the transactions contemplated by the merger agreement.

  In addition, CoolBrands (i) represents and warrants in the merger agreement that at the effective time of the merger, it will have available cash funds in an amount equal to the exchange fund and all fees and expenses related to the exchange fund and (ii) makes certain representations and warranties with respect to the activities of EP Acquisition.

  The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully the sections of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of the Parent and Newco."

Covenants under the Merger Agreement

  Conduct of Eskimo Pie's Business. Eskimo Pie has agreed that until the earlier of the time the merger becomes effective and the consummation of the tender offer, or unless CoolBrands consents in writing, that it will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary course of business, consistent with past practice. Unless permitted or disclosed under the merger agreement, Eskimo Pie has agreed to operate its business, and to cause each of its subsidiaries to conduct its business, in compliance with certain restrictions relating to the following:

  . amendment of articles of incorporation or bylaws;

  . issuance, disposition, redemption or encumbrance of capital stock, securities convertible into shares of capital stock, or rights to acquire capital stock;

  . splits, re-combinations or reclassification of shares of its capital stock;

  . declaration or issuance of dividends;

  . alteration of the corporate structure or ownership of any Eskimo Pie subsidiary:

  . incurrence of indebtedness;

  . guarantees and assumption of indebtedness;

  . making of loans, advances or capital contributions;

  . sales or encumbrances of fixed assets;

  . modification or termination of certain contracts;

  . waivers of certain rights;

  . employment, severance and consulting agreements;

  . compensation of officers, employees and directors;

  . pension and welfare plans and other plans, arrangements and policies for the benefit of any director, officer or employee;

  . insurance policies;

  . accounting principles, policies and procedures;

  . commitments and transactions outside the ordinary course;

  . acquisitions of certain assets or businesses;

  . settlement of litigation or material claims;

  . material changes;

  . acquisitions of securities, loans and capital contributions, and other investments; and

  . actions relating to ability of CoolBrands to vote and exercise rights as a shareholder of Eskimo Pie.

  The covenants in the merger agreement relating to the conduct of Eskimo Pie's business are complicated and not easily summarized. You are urged to read carefully the section of the merger agreement entitled "Conduct of Business by Eskimo Pie."

  Other Covenants. The merger agreement contains a number of mutual covenants of Eskimo Pie and CoolBrands, including covenants relating to:

  . accuracy of information to be supplied for inclusion in this proxy statement;

  . cooperation in obtaining governmental approval relating to antitrust matters;

  . cooperation in the preparation and filing of the proxy statement relating to the merger; and

  . keeping each other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including by promptly furnishing the other with notice of defaults or events that may become defaults under the merger agreement and copies of any notice or other communication received from any third party relating to the merger.

  In addition, the merger agreement contains covenants requiring each of the parties to:

  . use all reasonable efforts to do, or cause to be done, all things required to consummate and make effective the transactions contemplated by the merger agreement, including satisfying the conditions to the merger (See "--Description of the Merger--Conditions to the Merger") and making the merger effective;

  . if any anti-takeover statute or regulation is or may become applicable to the merger or other transactions contemplated by the merger agreement, take the actions necessary to minimize the effects of the statute or regulation on the merger and other transactions;

  . consult with each other before issuing any press release with respect to the transactions contemplated in the merger agreement; and

  . take actions to supplement securities filings relating to the merger or offer as appropriate or required by law.

  The merger agreement also contains covenants of Eskimo Pie relating to (i) access to information about Eskimo Pie; (ii) obtaining shareholder approval of the merger agreement; (iii) actions of Eskimo Pie to comply with the New Jersey Industrial Site Recovery Act in order to consummate the merger or the tender offer in accordance with that act (See "--Regulatory Matters"); and
(iv) assisting CoolBrands in obtaining certain third party consents to the merger or tender offer.

Indemnification and Insurance of Directors and Officers

  The merger agreement provides that CoolBrands will cause Eskimo Pie, as the surviving corporation in the merger, to provide for indemnification of the officers, directors, employees and agents of Eskimo Pie and its subsidiaries and, subject to certain cost limitations, to purchase a liability insurance policy providing, for a period of six years following consummation of the merger, directors' and officers' liability insurance on terms that are no less advantageous to the intended beneficiaries than the existing directors' and officers' liability insurance coverage.

Termination of the Merger Agreement

  The merger agreement may be terminated, and the transactions contemplated by the merger agreement abandoned, at any time prior to the closing of the merger, whether before or after approval of the merger agreement by Eskimo Pie shareholders:

  . by mutual written agreement of CoolBrands and Eskimo Pie;

  . by either CoolBrands or Eskimo Pie, if neither the merger nor the tender offer has become effective on or before November 30, 2000, except that the right to terminate the merger agreement for that reason is not available to any party if that party has committed a material breach of any representation, warranty, covenant or agreement set forth in the merger agreement where that breach has been the cause of or resulted in, the failure of the merger to become effective or the tender offer to be consummated;

  . by either CoolBrands or Eskimo Pie, if there is any final, non-appealable governmental order or other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or tender offer;

  . by either CoolBrands or Eskimo Pie, if both (1) the merger fails to receive the requisite vote by Eskimo Pie shareholders at the special meeting and (2) the tender offer has expired or terminated in accordance with its terms due to any of the conditions to the offer set forth in the merger agreement, unless such termination or expiration is caused by or results from the failure by CoolBrands to perform in any material respect any of its covenants or agreements contained in the merger agreement;

  . by Eskimo Pie if both (1) the merger fails to receive the requisite vote by Eskimo Pie shareholders at the special meeting and (2) the tender offer has been terminated by CoolBrands without CoolBrands having accepted for payment and paying for such Eskimo Pie common shares which, together with the Eskimo Pie common shares owned by CoolBrands and EP Acquisition represent a majority of the voting power of the capital stock of Eskimo Pie on a fully diluted basis, provided that Eskimo Pie may not terminate the merger agreement pursuant to the provisions described above if Eskimo Pie has failed to perform in any material respect any of its covenants or agreements contained in the merger agreement;

  . by Eskimo Pie prior to the purchase of Eskimo Pie common shares by CoolBrands pursuant to the tender offer or the effective time of the merger in order for Eskimo Pie to accept a superior proposal; or

  . by CoolBrands if, at any time prior to the time at which the merger is to become effective or prior to the purchase of shares by CoolBrands pursuant to the tender offer, the Eskimo Pie board has withdrawn or modified or changed in any manner adverse to CoolBrands or EP Acquisition its approval or recommendation of the merger agreement, the merger or the tender offer or has recommended a superior proposal or has resolved to do any of the above.

  In the event of termination of the merger agreement by CoolBrands, EP Acquisition or Eskimo Pie as described above, no provision of the merger agreement will survive other than (i) provisions relating to the obligation of CoolBrands and EP Acquisition to keep confidential and not to use certain information obtained from Eskimo Pie; (ii) Eskimo Pie's obligation to pay the fees of its investment advisor; (iii) rights of either CoolBrands or Eskimo Pie to pursue legal action to obtain injunctions to prevent breaches of the merger agreement and specific performance of the obligations contained in the merger agreement; and (iv) Eskimo Pie's obligation to pay a termination fee to CoolBrands in certain circumstances described below.

Termination Fees and Expenses

  Pursuant to the merger agreement, Eskimo Pie must immediately make a termination payment to CoolBrands in the amount of approximately $1.74 million if the merger agreement is terminated:

  . by Eskimo Pie in connection with Eskimo Pie's acceptance of a superior proposal; or

  . by CoolBrands in connection with the Eskimo Pie board's withdrawal or adverse modification or change of its approval or recommendation of the merger agreement, the merger or the tender offer or the Eskimo Pie board's recommendation of a superior proposal.

  In addition, if, simultaneously with the acceptance of Eskimo Pie common shares for payment and payment for those shares by CoolBrands pursuant to the tender offer, the Eskimo Pie board has not taken action to recommend and elect EP Acquisition's designees as disinterested directors with respect to CoolBrands, EP Acquisition and their affiliates for purposes of Virginia law, Eskimo Pie is required to pay to CoolBrands a termination fee in the amount of approximately $1.74 million.

  Upon receipt of the termination payments as provided in the merger agreement, CoolBrands will not be entitled to and will waive the right to seek damages or other amounts or remedies from Eskimo Pie for breach of, or otherwise in connection with, the merger agreement. If, however, the merger agreement is terminated by Eskimo Pie, on the one hand, or CoolBrands or EP Acquisition, on the other hand, and the non-terminating party is not entitled to receive the termination payments, then the non-terminating party will be entitled to pursue any available legal rights to recover actual damages, including, without limitation, its reasonable costs and expenses incurred in pursuing such recovery (including, without limitation, reasonable attorneys' fees).

  Except as provided above, the merger agreement provides that if the merger agreement is not consummated, CoolBrands and EP Acquisition, on the one hand, and Eskimo Pie, on the other hand, will bear their respective legal fees and expenses relating to the merger agreement, the merger and the tender offer.

Material Federal Income Tax Consequences

  The following summarizes the material federal income tax consequences to Eskimo Pie shareholders of consummation of the merger or the tender offer. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all tax consequences of consummation of the merger or the tender offer and, in particular, may not address federal income tax consequences applicable to you if you are subject to special treatment under federal income tax law, such as rules relating to Eskimo Pie shareholders who are not citizens or residents of the United States, who are financial institutions, tax-exempt organizations, insurance companies or dealers in securities, shareholders who acquired their shares of Eskimo Pie common stock pursuant to the exercise of options or otherwise as compensation, and shareholders who hold their shares of Eskimo Pie common stock as part of a straddle or conversion transaction. In addition, this summary does not address the tax consequences of the merger or the tender offer under applicable state, local or foreign laws. This discussion assumes you hold your shares of Eskimo Pie common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Each Eskimo Pie shareholder should consult with his or her tax advisor about the tax consequences of the merger or the tender offer in light of his or her individual circumstances, including the application of any federal, state, local or foreign law.

  . The exchange of your Eskimo Pie common stock for cash will be a taxable transaction.

  . The exchange of your Eskimo Pie common stock for cash generally will be treated as a sale of the stock. Accordingly, you should recognize gain or loss equal to the difference between the amount of cash received and your tax basis in your Eskimo Pie common stock. The gain or loss generally will be capital gain or loss.

No Appraisal or Dissenters' Rights

  Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled to appraisal or dissenters' rights in connection with the proposed transaction depending on the circumstances. Most commonly, these rights confer on shareholders who oppose the merger the right to receive the fair value for their shares as determined in a judicial appraisal proceeding, in lieu of the consideration being offered in the merger.

  Eskimo Pie shareholders are not entitled to appraisal or dissenters' rights under Virginia law in connection with the merger because Eskimo Pie common shares were listed on The Nasdaq Stock Market on the record date for the special meeting.

Accounting Treatment

  The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among Eskimo Pie's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed as provided for under generally accepted accounting principles.

Regulatory Matters

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission, certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. The merger, if it is successful, is subject to these requirements.

  CoolBrands and Eskimo Pie each filed with the Antitrust Division and the Federal Trade Commission a Notification and Report Form with respect to the transaction on June 28, 2000. Under the Hart-Scott-Rodino Act, the merger can not be consummated until the expiration of a waiting period of at least 30 days following the receipt of each filing, unless the waiting period is earlier terminated. The parties were notified that the Federal Trade Commission granted early termination of the waiting period on July 11, 2000.

  The FTC and the Antitrust Division frequently scrutinize the legality of transactions such as the merger and the tender offer under the antitrust laws. Notwithstanding the early termination of the waiting period under the HSR Act, at any time before or after the effective time of the merger or consummation of the tender offer, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking the divestiture of Eskimo Pie by CoolBrands, in whole or in part, or the divestiture of substantial assets of CoolBrands, Eskimo Pie or their respective subsidiaries.

  Under the New Jersey Industrial Site Recovery Act, the merger may not be completed without satisfaction of certain requirements and execution of certain agreements with the New Jersey Department of Environmental Protection with respect to Eskimo Pie's real property located in Bloomfield, New Jersey. Eskimo Pie has complied with the New Jersey Industrial Site Recovery Act, as evidenced by a remediation agreement, dated as of July 13, 2000, executed by Eskimo Pie and the New Jersey Department of Environmental Protection.

                             ACQUISITION FINANCING

  CoolBrands intends to use internal funds to finance the purchase of Eskimo Pie common stock in the merger or the tender offer. In the event that CoolBrands' internal funds are insufficient to finance such purchase, to the extent necessary, CoolBrands intends to borrow up to $30 million from The Chase Manhattan Bank. CoolBrands does not yet have a definitive agreement with The Chase Manhattan Bank.

                               FEES AND EXPENSES

  The total transaction costs incurred by Eskimo Pie, CoolBrands and EP Acquisition to effect the merger will be approximately as follows:

Expense or Fee                                                  Estimated Cost
--------------                                                  --------------
Acquisition of outstanding Eskimo Pie shares held by
 shareholders other than CoolBrands and EP Acquisition.........  $29,705,095

Payment to persons holding Eskimo Pie stock options with an
 exercise price below $10.25, in exchange for cancellation of
 those options.................................................       12,500

Financial Advisory Fees to First Union Securities, Inc.........    1,002,400

Legal Fees and Expenses........................................      700,000

Accounting Fees and Expenses...................................       67,000

Filing, Printing and Mailing Costs.............................      100,000

Proxy Solicitation Costs.......................................       20,000

Miscellaneous..................................................      125,000

TOTAL:.........................................................  $31,731,995

                    PRICE RANGE OF ESKIMO PIE COMMON STOCK

  The Eskimo Pie common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the ticker symbol "EPIE." The following table sets forth the range of high and low sale prices of the common stock on The Nasdaq Stock Market for the current period and during each fiscal quarter within the two most recent fiscal years and the first and second quarters of the 2000 fiscal year:

                                                              HIGH     LOW
                                                              ----     ---
1998:
  1st Quarter................................................ 14 1/4   10 1/8
  2nd Quarter................................................ 16 1/4   11 9/16
  3rd Quarter................................................ 13 5/16   7 3/4
  4th Quarter................................................ 14        7 1/8
1999:
  1st Quarter................................................ 15        6 5/8
  2nd Quarter................................................ 10 1/4    6 5/8
  3rd Quarter................................................ 11 1/2    8 1/8
  4th Quarter................................................ 10 3/8    7 3/8
2000:
  1st Quarter................................................  9 7/8    7 27/64
  2nd Quarter................................................ 10        7 13/16
  3rd Quarter (through July 17, 2000)........................ 10 1/8    9 27/32

  On April 26, 2000, one week prior to the public announcement of the merger agreement, the closing price of the common stock was $8.25 per share. On May 3, 2000, the last trading date prior to the public announcement of the merger agreement, the closing price of the common stock was $9.00 per share. On July 17, 2000, the last trading day before the printing of this proxy statement, the closing price of the common stock was $9 15/16 per share. As of July 13, 2000, there were 3,485,757 shares of common stock outstanding held by approximately 1,840 beneficial holders and 575 record holders of common stock, as shown on our transfer agent's records. Eskimo Pie declared and paid dividends in each quarter of fiscal 1998 and the first two quarters of fiscal 1999 of $0.05 per share. Eskimo Pie did not declare or pay dividends in the last two quarters of fiscal 1999 and has not declared or paid dividends in fiscal 2000. The merger agreement prohibits Eskimo Pie from declaring or paying any dividend prior to closing of the merger or the tender offer or termination of the merger agreement without the prior written agreement of CoolBrands.

                            BUSINESS OF ESKIMO PIE

  Eskimo Pie created the frozen novelty industry in 1921 with the invention of the Eskimo Pie ice cream bar. Today, the company markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, RealFruit, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies that purchase the necessary flavors, ingredients and packaging directly from the company. Eskimo Pie also sells a full line of quality flavors and ingredients for use in dairy and frozen dessert products outside of those used in its nationally licensed brands business and manufactures soft serve yogurt and premium ice cream products for sale to the foodservice industry.

  Eskimo Pie's strengths include national brand recognition, quality products and the management of complex sales and distribution networks. The company's growth has come primarily as a result of the development and introduction of Eskimo Pie brand frozen dessert products, the development and marketing of frozen dessert products through the licensing of other well-known national brands under sublicensing arrangements, and the use of a select group of quality-oriented licensee manufacturers who provide a cost effective means to manufacture and distribute the company's products.

                            BUSINESS OF COOLBRANDS

  CoolBrands sells and distributes a variety of pre-packaged frozen dessert products to distributors and various retail establishments throughout Canada and the United States under the Tropicana, Betty Crocker, Yoplait, Colombo, and Trix trademarks and a variety of other trademarks, pursuant to exclusive long-term license agreements. In addition, CoolBrands franchises and licenses Yogen Fruz, I Can't Believe its Yogurt, Bresler's, Swensen's, Ice Cream Churn, Java Coast Fine Coffees and Golden Swirl outlets in 82 countries and operates company-owned ice cream and yogurt stores in Canada and the United States.

                DIRECTORS AND EXECUTIVE OFFICERS OF ESKIMO PIE

 Kimberly P. Ferryman........ Vice President, Quality Assurance and Development
  901 Moorefield Park Drive   of Eskimo Pie since February 1995.
  Richmond, Virginia 23236

 Wilson H. Flohr, Jr......... Retired Executive Vice President and General
  901 Moorefield Park Drive   Manager of Paramount's Kings Dominion, a regional
  Richmond, Virginia 23236    family theme park in Doswell, Virginia. Prior to
                              his retirement in January 1999, Mr. Flohr had
                              served in this position for more than the prior 5
                              years.

 Craig L. Hettrich........... General Manager of Eskimo Pie's Foodservice
  901 Moorefield Park Drive   Division since February 1998; previously Vice
  Richmond, Virginia 23236    President Sales and Marketing Friornor U.S.A.
                              (1996 to 1998) and Director of National Sales
                              General Mills (1991 to 1996).

 F. Claiborne Johnston, Jr... Attorney-at-Law, Partner in the law firm of Mays
  1111 East Main Street       & Valentine, L.L.P., Richmond, Virginia, since
  P.O. Box 1122               1972.
  Richmond, Virginia 23218

 V. Stephen Kangisser........ Senior Vice President of Sales for Eskimo Pie
  901 Moorefield Park Drive   since August 1998; previously Vice President--
  Richmond, Virginia 23236    Marketing (May 1996 to July 1998) of Eskimo Pie
                              and Vice President, Sales and Marketing (1993 to
                              1996) of H.P. Hood, Inc.

 David B. Kewer.............. Effective May 2000, Chairman of the Board of
  901 Moorefield Park Drive   Directors, and effective March 1998, President
  Richmond, Virginia 23236    and Chief Executive Officer of Eskimo Pie.
                              Previously, beginning March 1997, President and
                              Chief Operating Officer of Eskimo Pie. Formerly
                              (1993 until 1997), President of Willy Wonka Candy
                              Factory, a subsidiary of Nestle USA, Inc. From
                              1988 through 1993, various senior level positions
                              at Drumstick Co. which was acquired by Nestle in
                              1991.

 Daniel J. Ludeman .......... Effective October 1, 1999, President and Chief
  West Tower, 5th Floor       Executive Officer of First Union Securities, a
  901 E. Byrd Street          division of First Union Securities, Inc., which
  Richmond, Virginia 23219    is a wholly-owned brokerage and investment
                              banking subsidiary of First Union Corporation.
                              Previously, since 1991, Chairman and Chief
                              Executive Officer of Mentor Investment Group, LLC
                              (now Mentor Investment Advisors), a Richmond,
                              Virginia based asset management company.

 Judith B. McBee............. Since January 1997, Senior Vice President,
  4421 Waterfront Drive       Marketing of Hamilton Beach Proctor-Silex, Inc.,
  Glen Allen, Virginia 23060  a small appliance manufacturer headquartered in
                              Richmond, Virginia; previously Executive Vice
                              President, Marketing (June 1994 to December 1996)
                              and Executive Vice President, Sales/Marketing
                              (January 1990 to June 1994), Hamilton
                              Beach/Proctor-Silex, Inc.

 Thomas M. Mishoe, Jr...... Chief Financial Officer, Vice President, Secretary
  901 Moorefield Park Drive and Treasurer of Eskimo Pie since February 1996;
  Richmond, Virginia 23236  previously, Independent Consultant (1995 to 1996)
                            and Chief Financial Officer of Goldome Credit
                            Corporation (1992 to 1995).

 Robert C. Sledd........... Chairman of the Board (since February 1995) and
  6800 Paragon Place        Chief Executive Officer (since 1987) of Performance
  Suite 500                 Food Group Company, a foodservice distributor
  Richmond, Virginia 23230  headquartered in Richmond, Virginia.

 William J. Weiskopf....... Vice President and General Manager of Eskimo Pie's
  901 Moorefield Park Drive Flavors Division since September 1997; previously,
  Richmond, Virginia 23236  National Sales Manager--Flavors (November 1995 to
                            August 1997) and Flavors Sales Manager (May 1994 to
                            November 1995) for Eskimo Pie.

  None of the individuals listed above has been convicted in a criminal proceeding during the past five years. None of the individuals listed above was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the individual from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the individuals listed above is a citizen of the United States.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The table below sets forth, as of June 30, 2000, the number and percentage of shares of Eskimo Pie's common stock held by persons known to Eskimo Pie to be the owners of more than five percent of Eskimo Pie's issued and outstanding common stock, each of Eskimo Pie's directors and executive officers during the last fiscal year and all of Eskimo Pie's directors and executive officers as a group. Except to the extent that shares may be held in joint tenancy with a spouse or as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown. The beneficial ownership shown for the four shareholders other than Eskimo Pie's directors and executive officers is based upon the most recent filings received by Eskimo Pie for such shareholders pursuant to Section 13(d) of the Securities Exchange Act of 1934.

                                             Amount and Nature of     Percent of
                                             Beneficial Ownership    Common Stock
Name and Address of Beneficial Owner           of Common Stock       Outstanding
------------------------------------         --------------------    ------------
CoolBrands International Inc. (1)...........       587,700               15.9%
 (formerly, Yogen Fruz World-Wide, Inc.)
 Toronto, Canada
Shamrock Farms Company (2)..................       514,566               13.9%
 Phoenix, Arizona
Dimensional Fund Advisors Inc. (3)..........       213,800                5.8%
 Santa Monica, California
Peak Management, Inc. (4)...................       160,600                4.3%
 Boston, Massachusetts
Arnold H. Dreyfuss..........................        28,080(5)               *
 Jupiter, Florida
Kimberly P. Ferryman........................        21,254(6)(7)            *
 Richmond, Virginia
Wilson H. Flohr, Jr.........................        13,385(5)(8)            *
 Richmond, Virginia
Craig L. Hettrich...........................         6,443(6)(7)            *
 Richmond, Virginia
F. Claiborne Johnston, Jr...................         3,700(5)(9)            *
 Richmond, Virginia
V. Stephen Kangisser........................        14,050(6)(7)            *
 Richmond, Virginia
David B. Kewer..............................        82,255(6)(7)          2.2%
 Richmond, Virginia
Daniel J. Ludeman...........................         9,698(5)               *
 Richmond, Virginia
Judith B. McBee.............................         7,125(5)               *
 Richmond, Virginia
Thomas M. Mishoe, Jr........................        21,135(6)(7)            *
 Richmond, Virginia
Robert C. Sledd.............................         5,645(5)               *
 Richmond, Virginia
William J. Weiskopf.........................         8,482(6)(7)            *
 Richmond, Virginia
All Directors and Executive Officers........       221,252(5)(6)(7)       6.0%
 of Eskimo Pie as a Group (12 persons)

--------
* Beneficial ownership does not exceed one percent of the outstanding shares of Eskimo Pie's common stock.

(1) Based on a Schedule 13D, filed December 10, 1998, by CoolBrands (formerly Yogen Fruz World-Wide Incorporated), as amended by Amendment Nos. 1, 2 and 3, filed December 17, 1998, July 1, 1999, and July 2, 1999, respectively.

(2) Based on a Schedule 13D, filed September 10, 1999, by Shamrock Farms Company, as amended by Amendment No. 1, filed October 26, 1999.
(3) Based on a Schedule 13G, filed by Dimensional Fund Advisors Inc. for the year ended December 31, 1999, stating that it is a registered investment advisor whose advisory clients own the shares indicated, but that Dimensional possesses voting and/or investment power over the shares of Eskimo Pie's common stock. Dimensional disclaims beneficial ownership of such securities.
(4) Based on a Schedule 13D, filed on November 30, 1998, by Peak Management, Inc., Peak Investment Limited Partnership and Peter H. Kamin, as amended by Amendment Nos. 1, 2 and 3, filed September 28, 1999, January 27, 2000 and June 28, 2000, respectively. These filings indicate that Mr. Kamin has shared voting and dispositive power over all the shares of Eskimo Pie's common stock reported as beneficially owned by the collective Peak entities in the preceding table.
(5) Includes shares under option that are currently exercisable or will be exercisable within 60 days of June 30, 2000, and shares of restricted and unrestricted stock, in each case granted to non-employee directors as compensation for board service under the 1996 Incentive Stock Plan.
(6) Includes 6,000, 12,093, 66,667, 17,140, 7,667 and 19,990 shares under option that are currently exercisable or will be exercisable by Messrs. Hettrich, Kangisser, Kewer, Mishoe and Weiskopf and Ms. Ferryman, respectively, within 60 days of June 30, 2000, granted under Eskimo Pie's 1992 and 1996 Incentive Stock Plans.
(7) Includes shares held by executive officers in Eskimo Pie's 401(k) Savings Plan and Employee Stock Purchase Plan. Each participant in the respective plans has the right to instruct the plans' trustee with respect to the voting of shares allocated to his or her account.
(8) Includes 1,500 shares held by Mr. Flohr's wife; 2,000 shares held by Mr. Flohr's wife as trustee; and 200 shares held as custodian.
(9) Includes 400 shares held by, or for the benefit of, a family member living in Mr. Johnston's household, as to which shares Mr. Johnston disclaims beneficial ownership.

  To Eskimo Pie's knowledge, no director or executive officer of CoolBrands holds any shares of Eskimo Pie common stock.

                             INDEPENDENT AUDITORS

  The consolidated financial statements of Eskimo Pie appearing in Eskimo Pie's Annual Report on Form 10-K for the year ended December 31, 1999, incorporated herein by reference, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report of such firm given on their authority as experts in accounting and auditing.

             SELECTED FINANCIAL INFORMATION CONCERNING ESKIMO PIE

  The following selected financial data for the two years ended December 31, 1999 was derived from the audited consolidated financial statements of Eskimo Pie contained in Eskimo Pie's Annual Report on Form 10-K for the year ended December 31, 1999. The financial data for the three month periods ended March 31, 2000 and 1999 was derived from the unaudited financial statements contained in Eskimo Pie's Quarterly Report on Form 10-Q for the period ended March 31, 2000. The unaudited statements include all adjustments, consisting of normal recurring accruals, which Eskimo Pie considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference herein. These reports and other documents may be inspected at, and copies may be obtained from the same places and in the manner set forth under "Where You Can Find More Information."

                                                              Fiscal Quarter
                                     Fiscal Year Ended:           Ended:
                                  ------------------------- -------------------
                                  December 31, December 31, March 31, March 31,
                                      1999         1998       2000      1999
                                  ------------ ------------ --------- ---------
                                                                (Unaudited)
Statement of Operations Data:
Net sales.......................    $66,452      $63,492     $16,386   $16,129
Cost of products sold...........     38,657       37,410       8,974     9,283
                                    -------      -------     -------   -------
  Gross profit..................     27,795       26,082       7,412     6,846
Advertising and sales promotion
 expenses.......................     16,195       16,074       4,365     3,881
Selling, general and
 administrative expenses........      8,109        8,253       1,663     2,143
Special charges(1)..............      1,808          --          200       314
                                    -------      -------     -------   -------
Operating income................      1,683        1,755       1,184       508
Interest (income)/expense and
 other--net.....................        356          493          65       140
                                    -------      -------     -------   -------
  Pretax income from continuing
   operations...................      1,327        1,262       1,119       368
Income tax expense..............        491          467         414       136
                                    -------      -------     -------   -------
  Net income....................    $   836      $   795     $   705   $   232
                                    =======      =======     =======   =======
Ratio of earnings to fixed
 charges........................    $  3.46      $  2.79     $ 10.91   $  3.31
Per Share Data:
Basic net income per share......    $  0.24      $  0.23     $  0.20   $  0.07
Diluted net income per share....    $  0.24      $  0.23     $  0.20   $  0.07
Balance Sheet Data (at end of
 period):
Total current assets............    $12,397      $13,133     $15,701   $14,965
Property plant and equipment--
 net............................      6,578        7,665       6,374     7,070
Goodwill and other intangibles..     16,598       17,645      16,390    17,395
Other assets....................        913        1,645         734     1,636
Total assets....................     36,486       40,088      39,199    41,066
Total current liabilities.......      8,468        6,788      10,473     9,115
Long term debt(2)...............      2,929        7,701       2,714     6,411
Postretirement benefits and
 other liabilities..............      2,293        3,373       2,350     3,201
Total shareholders' equity......     22,796       22,226      23,662    22,339

--------
(1) Special charges includes costs associated with the pursuit of a sale of Eskimo Pie, examination of strategic alternatives to enhance shareholder value, development of the company's growth and restructuring plan, payment of retention bonuses to certain key employees, severance costs associated with programs to reduce overhead expenses and proxy contest expenses associated with the delayed annual meeting of shareholders held September 8, 1999.
(2) Includes bank debt and convertible subordinated notes outstanding on December 31, 1998.

In September 1999, the company's board of directors approved a plan which would provide certain lump sum payments to key employees if a change in control of the company occurred prior to December 31, 2000. Assuming all employees covered remain employed through a change in control, these payments would total approximately $1.8 million. In addition, the plan also provides for certain lump sum payments as well as continued medical and healthcare benefits to employees who are terminated subsequent to a change in control of the company. None of these contingent liabilities is reflected in the summary financial data provided above.

                                 LEGAL MATTERS

Virginia Affiliated Transactions Statute

  Eskimo Pie is subject to the Virginia Affiliated Transactions Statute which is a part of the Virginia Stock Corporation Act. The Virginia Affiliated Transactions Statute generally prohibits a publicly held Virginia corporation from engaging in an "affiliated transaction" with an "interested shareholder" for a period of three years after the date on which the person became an interested shareholder, unless (i) a majority of disinterested directors approved in advance the transaction in which the interested shareholder became an interested shareholder, or (ii) the affiliated transaction is approved by the affirmative vote of a majority of the disinterested directors and by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder. A corporation may engage in an affiliated transaction with an interested shareholder beginning three years after the date of the transaction in which the person became an interested shareholder if (A) the transaction is approved by a majority of the disinterested directors or by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, or (B) the transaction complies with certain statutory fair price provisions.

  Subject to certain exceptions, under the Virginia Affiliated Transactions Statute, an "interested shareholder" is a person who beneficially owns 10% or more of any class of the corporation's outstanding voting securities or an affiliate or associate of a corporation that was an interested shareholder at any time within the preceding three years. In general terms, an "affiliated transaction" includes: (i) any merger or share exchange with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value greater than 5% of the corporation's consolidated net worth; (iii) the issuance to any interested shareholder of voting shares with a fair market value greater than 5% of the aggregate fair market value of all outstanding voting shares of the corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by more than 5% the percentage of the corporation's outstanding voting shares beneficially owned by any interested shareholder; and (v) the dissolution of the corporation if proposed by or on behalf of any interested shareholder.

  Because CoolBrands became a 10% shareholder of Eskimo Pie in December 1998, without the advance approval of a majority of disinterested directors of Eskimo Pie, CoolBrands is an "interested shareholder" with respect to the proposed merger. As a result, to be approved, the merger must receive the affirmative vote of a majority of the disinterested directors and the affirmative vote of the holders of two-thirds of Eskimo Pie's voting shares other than the shares beneficially owned by CoolBrands. This means that of the 3,485,757 shares of Eskimo Pie common stock outstanding, 1,932,038 of those shares (other than those held by CoolBrands) need to vote in favor of the merger in order for the merger to be approved by the shareholders of Eskimo Pie.

Control Share Acquisition Statute

  Eskimo Pie is also subject to the Control Share Acquisition Statute under the Virginia Stock Corporation Act. The Control Share Acquisition Statute provides that shares of a publicly held Virginia corporation that are acquired in a "control share acquisition" generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the beneficial ownership of voting shares which would cause the acquirer to have voting power within the following ranges or to move upward from one range into another: (i) 20% to 33-1/3%; (ii) 33-1/3% to 50%; or (iii) more than 50%, of such votes.

  The Control Share Acquisition Statute does not apply to an acquisition of shares of a publicly held Virginia corporation (i) pursuant to a merger or share exchange effected in compliance with the Virginia Stock Corporation Act if the issuing public corporation is a party to the merger or share exchange agreement, (ii) pursuant to a tender or exchange offer that is made pursuant to an agreement to which the issuing public corporation is a party, or (iii) directly from the issuing public corporation. Eskimo Pie is a party to the merger agreement, under which the merger or tender offer would be consummated. Accordingly, the provisions of the Control Share Acquisition Statute are not applicable to the merger, the tender offer or the other transactions contemplated by the merger agreement.

                                 OTHER MATTERS

  Eskimo Pie knows of no other matter to be presented at the special meeting. However, if other matters should properly come before the special meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy with respect to such matters in accordance with their best judgment.

                      WHERE YOU CAN FIND MORE INFORMATION

  Eskimo Pie files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents Eskimo Pie files with the Commission at the Commission's public reference rooms in the following locations:

  Public Reference Room    New York Regional Office    Chicago Regional Office
  450 Fifth Street,N.W.      7 World Trade Center          Citicorp Center
    Room 1024                     Suite 1300           500 West Madison Street
  Washington, D.C. 20549      New York, NY 10048             Suite 1400
                                                       Chicago, IL 60661-2511

  You can call the Commission at 1-800-732-0330 for further information about the public reference rooms. Eskimo Pie's Commission filings are also available to the public over the Internet at the Commission 's web site at http://www.sec.gov. In addition, Eskimo Pie's Common Stock is listed and traded on The Nasdaq Stock Market. Reports, proxy statements and other information can be inspected and copied at The Nasdaq Stock Market, 1735 K Street, NW, Washington, DC 20006-1500. Many of Eskimo Pie's Commission filings also may be accessed on the worldwide web at http://www.cfonews.com/epie/.

  We have not authorized anyone to provide you with information with respect to the merger or the companies that is different from, or in addition to, that contained in this proxy statement or in any of the materials that we have incorporated by reference into this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. You should rely only on the information provided (and not later changed) in this proxy statement and in any of the materials that we have incorporated by reference herein. You also should not assume that the information in this proxy statement is accurate as of any date other than the date on the front of this document.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by Eskimo Pie with the Commission (File No. 0-19867) are incorporated herein by reference:

  1. Eskimo Pie's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended;

  2. Eskimo Pie's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

  3. Eskimo Pie's Current Report on Form 8-K, filed with the Commission on May 4, 2000, regarding the execution of the merger agreement by Eskimo Pie, EP Acquisition and CoolBrands;

  4. Eskimo Pie's Current Report on Form 8-K, filed with the Commission on June 1, 2000, regarding the execution of an amendment to the merger agreement by Eskimo Pie, EP Acquisition and CoolBrands; and

  5. Eskimo Pie's Current Report on Form 8-K, filed with the Commission on July 14, 2000, regarding the execution of a remediation agreement by Eskimo Pie and the New Jersey Department of Environmental Protection, execution of Amendment No. 2 to the Eskimo Pie Rights Agreement and certain actions taken by the Eskimo Pie board in connection with the proposed transaction.

  Copies of the documents listed above (other than exhibits thereto that are not specifically incorporated by reference herein) are available, without charge, to any person, including any beneficial owner of Eskimo Pie common stock, to whom this proxy statement is delivered, upon oral or written request to Thomas M. Mishoe, Jr., Secretary, Eskimo Pie Corporation, 901 Moorefield Park Drive, Richmond, Virginia 23236 (telephone: 804-560-8400).

  In addition, Eskimo Pie's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, the Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000, are attached as Annexes C, D and E, respectively, to this proxy statement.

  Any statements contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this proxy statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

                                                                   ANNEX A --
                                                                   COMPOSITE
                                                                   CONFORMED
                                                                   COPY

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         COOLBRANDS INTERNATIONAL INC.

                              EP ACQUISITION CORP.

                                      AND

                             ESKIMO PIE CORPORATION


                            Dated as of May 3, 2000

--------------------------------------------------------------------------------
* This Composite Conformed Copy reflects an amendment that was entered into on June 1, 2000.

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS
                          (Not Part of the Agreement)

                                                                           Page
                                                                           ----
                                   ARTICLE 1
                                The Tender Offer
 1.1  The Offer.........................................................    A-1
 1.2  Company Action....................................................    A-2
 1.3  Board of Directors................................................    A-3

                                   ARTICLE 2
                                   The Merger
 2.1  The Merger........................................................    A-4
 2.2  Articles of Incorporation.........................................    A-4
 2.3  Bylaws............................................................    A-5
 2.4  Directors and Officers............................................    A-5
 2.5  Effective Time....................................................    A-5

                                   ARTICLE 3
                              Conversion of Shares
 3.1  Conversion of Shares..............................................    A-5
 3.2  Conversion of Newco Common Stock..................................    A-5
 3.3  Exchange of Shares................................................    A-5
 3.4  Company Stock Plans...............................................    A-7

                                   ARTICLE 4
                 Representations and Warranties of the Company
 4.1  Organization......................................................    A-8
 4.2  Capitalization....................................................    A-8
 4.3  Authorization of this Agreement...................................    A-9
 4.4  Governmental Consents and Approvals...............................    A-9
 4.5  No Conflicts or Violations........................................   A-10
 4.6  Compliance........................................................   A-10
 4.7  Financial Statements and SEC Reports: No Undisclosed Liabilities..   A-11
 4.8  Certain Contracts and Arrangements................................   A-12
      Offer Documents; Proxy Statement; Other Information; Schedule 14D-
 4.9  9.................................................................   A-12
 4.10 Assets Owned by the Company or Used in the Business...............   A-12
 4.11 Intellectual Property.............................................   A-13
 4.12 Labor Relations; Employees........................................   A-14
 4.13 Employee Agreements and Plans.....................................   A-14
 4.14 Absence of Certain Changes........................................   A-15
 4.15 Litigation........................................................   A-15
 4.16 Taxes.............................................................   A-16
 4.17 Environmental Matters.............................................   A-16
 4.18 Board Approval; State Takeover Statutes; Shareholder Vote.........   A-17
 4.19 Finders and Investment Bankers....................................   A-17
 4.20 Insurance Policies................................................   A-17
 4.21 Material Contracts and Agreements.................................   A-18

                                                                          Page
                                                                          ----
                                   ARTICLE 5
             Representations and Warranties of the Parent and Newco
 5.1  Organization......................................................  A-18
 5.2  Authorization of this Agreement...................................  A-18
 5.3  Consents and Approvals; No Violations.............................  A-18
 5.4  Offer Documents; Proxy Statement; Other Information...............  A-19
 5.5  Financial Ability to Perform......................................  A-19
 5.6  Organization of Newco.............................................  A-19
 5.7  Finders and Investment Bankers....................................  A-19

                                   ARTICLE 6
                                   Covenants
 6.1  Conduct of the Business of the Company............................  A-19
 6.2  Access to Information.............................................  A-21
 6.3  Shareholder Approval..............................................  A-21
 6.4  Best Efforts......................................................  A-22
 6.5  Governmental Consents.............................................  A-22
 6.6  Public Announcements..............................................  A-22
 6.7  Consent of the Parent.............................................  A-22
 6.8  No Solicitation...................................................  A-22
 6.9  Indemnification; Insurance........................................  A-23
 6.10 Employee Benefits.................................................  A-25
 6.11 Transfer Taxes....................................................  A-25
 6.12 Anti-takeover Statutes............................................  A-25
 6.13 Notification of Certain Matters...................................  A-25
 6.14 Amendment to Schedule To, Proxy Statement and Schedule 14D-9......  A-25
 6.15 Satisfaction of New Jersey Industrial Site Recovery Act...........  A-26
 6.16 Third Party Consents..............................................  A-26

                                   ARTICLE 7
                               Closing Conditions
 7.1  Conditions to the Obligations of the Parent, Newco and the
      Company...........................................................  A-26
 7.2  Conditions to the Obligations of the Company......................  A-27
 7.3. Conditions to the Obligations of the Parent and Newco.............  A-27

                                   ARTICLE 8
                                    Closing
 8.1  Time and Place....................................................  A-28
 8.2  Filings at the Closing............................................  A-28

                                   ARTICLE 9
                          Termination and Abandonment
 9.1  Termination.......................................................  A-28
 9.2  Procedure and Effect of Termination...............................  A-29
 9.3  Fees and Expenses.................................................  A-29

                                   ARTICLE 10
                                 Miscellaneous
 10.1 Amendment and Modification........................................  A-29
 10.2 Waiver of Compliance; Consents....................................  A-29
 10.3 Survival of Warranties............................................  A-30
 10.4 Notices...........................................................  A-30
 10.5 Assignment; Parties in Interest...................................  A-31
 10.6 Specific Performance..............................................  A-31

                                                                            Page
                                                                            ----
 10.7  Governing Law......................................................  A-31
 10.8  Counterparts.......................................................  A-31
 10.9  Interpretation.....................................................  A-31
 10.10 Entire Agreement...................................................  A-31

 Annex A (Conditions to the Offer)..............................            A-33
 Annex B (Plan of Merger).......................................            A-35
 Annex C (Company Disclosure Letter)............................  (not included)

                           GLOSSARY OF DEFINED TERMS

Defined Term                                   Where Defined
------------                                   -------------
Acquisition Proposal.......................... Section 6.8(a)
affiliate..................................... Section 10.9(b)
Agreement..................................... First paragraph of this Agreement
Antitrust Division............................ Section 4.4
Antitrust Laws................................ Section 4.4
Articles...................................... Section 2.2
Articles of Merger............................ Section 2.5
associate..................................... Section 10.9(b)
Benefit Plan.................................. Section 4.13(a)
Board of Directors............................ Recitals
Business...................................... Section 4.11(a)
Bylaws........................................ Section 2.3
Cash Payment.................................. Section 3.4(a)
Certificate................................... Section 3.1(a)
Closing....................................... Section 8.1
Closing Date.................................. Section 8.1
Code.......................................... Section 4.16(d)
Company....................................... First paragraph of this Agreement
Company Benefit Plan.......................... Section 4.13(a)
Company Common Stock.......................... Recitals
Company Disclosure Letter..................... Article 4
Company-owned Marks........................... Section 4.11(a)
Confidentiality Agreement..................... Section 1.2
Disclosure Statements......................... Section 4.7(a)
Effective Time................................ Section 2.5
Environmental Laws............................ Section 4.17(a)
Environmental Permits......................... Section 4.17(b)
ERISA......................................... Section 4.13(a)
ERISA Affiliate............................... Section 4.13(a)
Exchange Act.................................. Section 1.3(a)
Exchange Agent................................ Section 3.3(a)
Exchange Fund................................. Section 3.3(a)
Executive Retention Agreements................ Section 4.13(d)
FTC........................................... Section 4.4
FUSI Opinion.................................. Section 7.2
GAAP.......................................... Section 4.7(a)
Governmental Entity........................... Section 4.4
Hazardous Materials........................... Section 4.17(b)
HSR Act....................................... Section 4.4
Indemnified Party............................. Section 6.9(a)
Indemnified Parties........................... Section 6.9(a)
Initial Expiration Date....................... Section 1.1(a)
Intellectual Property......................... Section 4.11(f)
ISRA.......................................... Section 6.15
Laws.......................................... Section 4.6(a)
Leased Personal Property...................... Section 4.10(a)
Leased Real Property.......................... Section 4.10(c)
Liens......................................... Section 4.5
Material Adverse Effect....................... Section 4.1(a)

Defined Term                                   Where Defined
------------                                   -------------
Merger........................................ Recitals
Merger Agreement.............................. First paragraph of this Agreement
Merger Consideration.......................... Section 3.1(a)
Minimum Condition............................. Section 1.1(a)
Newco......................................... First paragraph of this Agreement
Newco Common Stock............................ Section 3.2
NJDEP......................................... Section 6.15
Offer Conditions.............................. Section 1.1(a)
Offer......................................... Recitals
Offer Price................................... Recitals
Offer Documents............................... Section 1.1(b)
Options....................................... Section 3.4(a)
Owned Real Property........................... Section 4.10(b)
Parent........................................ First paragraph of this Agreement
Permits....................................... Section 4.6(b)
person........................................ Section 10.9(a)
Plan of Merger................................ Section 1.2(b)
Potential Acquirer............................ Section 6.8(b)
Preferred Stock............................... Section 4.2(a)
Proxy Statement............................... Section 4.9
Restricted Shares............................. Section 3.4(b)
Return........................................ Section 4.16(d)
Rights Agreement.............................. Section 1.2(b)
Savings Plan.................................. Section 3.4(c)
SEC........................................... Section 1.1(b)
Securities Act................................ Section 4.7(a)
Schedule 14D-9................................ Section 1.2(c)
Shares........................................ Recitals
Shareholders.................................. Recitals
Shareholders' Meeting......................... Section 1.1(a)
Stock Incentive Plans......................... Section 3.4(a)
Stock Plans................................... Section 3.4(d)
Stock Purchase Plan........................... Section 3.4(c)
subsidiary.................................... Section 10.9(c)
Superior Proposal............................. Section 6.8(e)
Surviving Corporation......................... Section 2.1(a)
Surviving Corporation Common Stock............ Section 3.2
Tax........................................... Section 4.16(d)
Termination Date.............................. Section 9.1(b)
Termination Fee............................... Section 9.3(b)
to the knowledge.............................. Section 10.9(d)
Virginia Act.................................. Section 1.2(b)
Virginia Commission........................... Section 2.5
Welfare Benefit Plan.......................... Section 6.10

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of May 3, 2000, among CoolBrands International Inc., a Canadian corporation (the "Parent"), EP Acquisition Corp., a Virginia corporation and wholly-owned subsidiary of the Parent ("Newco"), and Eskimo Pie Corporation, a Virginia corporation (the "Company"). (This Agreement and Plan of Merger together with the Offer Conditions and the Plan of Merger (each as defined below), are hereinafter referred to collectively as the "Agreement" or the "Merger Agreement").

                                   RECITALS

  WHEREAS, the respective boards of directors of the Parent, Newco and the Company, and the sole shareholder of Newco have approved the acquisition of the Company by Newco pursuant and subject to the terms and conditions of this Agreement;

  WHEREAS, to complete such acquisition, the respective boards of directors of the Parent, Newco and the Company and the sole shareholder of Newco, have approved the merger of Newco into the Company (the "Merger"), pursuant to and subject to the terms and conditions of this Agreement;

  WHEREAS, to address the possibility that the Company may not be able to obtain the requisite vote of Company Shareholders to enable the Merger to be approved in accordance with applicable Virginia law, Parent has agreed to make a cash tender offer (the "Offer") to purchase for cash all of the issued and outstanding shares as of the date hereof (the "Shares") of common stock, $1.00 par value per share, of the Company (the "Company Common Stock"), pursuant and subject to the terms and conditions of this Agreement, at a price of $10.25 per Share net to the holders (the "Shareholders") of the Shares in cash (such price or such higher price per Share as may be paid in the Offer being referred to herein as the "Offer Price"); and

  WHEREAS, the Board of Directors of the Company (the "Board of Directors") has unanimously (i) determined that each of the Merger and the Offer is fair to, and in the best interests of, the Shareholders; (ii) approved each of the Offer and the Merger and adopted this Agreement; (iii) recommended the approval and adoption of this Agreement by the Shareholders; and (iv) agreed to recommend acceptance of the Offer by the Shareholders.

                                   AGREEMENT

  NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                               The Tender Offer

  1.1. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article 9 hereof and no event shall have occurred which would result in a failure to satisfy any of the conditions set forth in Annex A hereto (the "Offer Conditions"), if the requisite shareholder vote for adoption and approval of the Merger and the Agreement shall not have been obtained at the special meeting of the Shareholders, or any adjournment thereof, duly called by the Company and held for the purpose of approving the Merger and the Agreement (the "Shareholders's Meeting"), then not later than 5 business days after the Shareholders' Meeting, Newco shall, and the Parent shall cause Newco to, commence (within the meaning of Rule 14d-2(a) of the Exchange Act) the Offer. The Offer shall be made by means of an offer to purchase and related letter of transmittal containing the terms set forth in this Agreement and the Offer Conditions. The obligations of Newco and the Parent to consummate the Offer and to accept for payment and purchase the Shares tendered shall be subject only to the Offer Conditions. Newco expressly reserves the right to waive any of the Offer Conditions or modify any of the terms of the Offer; provided, however, that without the consent of the Company, Newco shall not, and the Parent shall not permit Newco to, (i) reduce the number of Shares sought in the Offer,

                                     -A-1-

(ii) reduce the Offer Price, (iii) modify the condition set forth in clause
(ii) of the first sentence of Annex A (the "Minimum Condition"), (iv) impose conditions to the Offer in addition to the Offer Conditions, (v) except as required by any rule, regulation, interpretation or position of the SEC applicable to the Offer, extend the Offer beyond the Termination Date as specified in Section 9.1(b), (vi) change the form of consideration payable in the Offer, or (vii) amend any other condition of the Offer in any manner adverse to the Shareholders. Notwithstanding the foregoing, Newco shall, and the Parent agrees to cause Newco to, extend the Offer up to sixty (60) days in the aggregate after the initial expiration date of the Offer (the "Initial Expiration Date"), in one or more periods of not more than 10 business days, if at the Initial Expiration Date of the Offer, or any extension thereof, any condition to the Offer (other than the condition set forth in paragraph (b) of the Offer Conditions) is not satisfied or waived. In addition, if all of the Offer Conditions, including the Minimum Condition, are satisfied as of the Initial Expiration Date, Newco shall, and the Parent agrees to cause Newco to, provide a subsequent offering period pursuant to Rule 14d-11 of the Exchange Act. The Offer Conditions are for the sole benefit of the Parent and Newco and may be asserted by the Parent and Newco regardless of the circumstances giving rise to any failure to satisfy such Offer Conditions and, except as otherwise provided in this paragraph, may be waived by Newco in whole or in part. Subject only to the Offer Conditions and as soon as reasonably practicable, Newco shall, and the Parent shall cause Newco to, pay for all of the Shares validly tendered and not withdrawn pursuant to the Offer.

  (b) Provided that this Agreement shall not have been terminated in accordance with Article 9 hereof and no event shall have occurred which would result in a failure to satisfy any of the Offer Conditions, the Parent and Newco shall file with the Securities and Exchange Commission (the "SEC"), as promptly as practicable on the date of commencement of the Offer, a Tender Offer Statement on Schedule TO (together with all supplements or amendments thereto, and including all exhibits, the "Offer Documents") with respect to the Offer. The Parent and Newco shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC. The Parent and Newco shall furnish the Company and its counsel in writing with any comments that the Parent, Newco or their counsel may receive from the SEC or its staff with respect to the Offer Documents, promptly after receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of the Parent or Newco to such comments. It is acknowledged by the parties that the letter of transmittal constituting part of the Offer Documents shall include an irrevocable proxy in favor of designees of Newco to vote in such manner as each such designee (or his substitute) shall, in his sole discretion, deem proper, and otherwise act (including pursuant to written consent) with respect to all the Shares tendered pursuant to such letter of transmittal which are accepted for payment and purchased by Newco prior to the time of such vote or action.

  (c) The Parent shall provide or cause to be provided to Newco all of the funds necessary to purchase any Shares that Newco becomes obligated to purchase pursuant to the Offer.

  (d) If the Offer is consummated, the Board of Directors shall, to the extent it deems appropriate, take the actions contemplated to be taken pursuant to
Section 3.4 if the Merger were to be consummated.

  (e) If the Offer is consummated, at such time as Parent and Newco are able to effect a merger of Newco (or any other subsidiary or affiliate of Parent) and the Company under the Virginia Act and other applicable law, Parent will propose and take all reasonable acts required to consummate a merger transaction in which the remaining Shareholders would receive $10.25 net per share for their shares of stock in the Company.

  1.2. Company Action. (a) In connection with the Offer, the Company (unless the Company and Parent agree that the Company will make such mailing on behalf of Parent and Newco) shall cause its transfer agent as promptly as possible to furnish Newco with mailing labels, security position listings and any available listings or computer files containing the names and addresses of record holders of the Shares as of a recent date, and shall

                                     -A-2-
furnish Newco with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses) and such other assistance as the Parent or Newco may reasonably request in communicating the Offer to the Shareholders. The information contained in any such labels, listings and files shall be used solely for the purpose of communicating the Offer or disseminating any other documents necessary to consummate the Merger as contemplated in this Agreement and shall in all other respects be subject to the provisions of the Confidentiality Agreement, dated December 23, 1998 (the "Confidentiality Agreement"), between the Parent and the Company. The Confidentiality Agreement shall remain in full force and effect and, if this Agreement is terminated and neither the Offer nor the Merger is consummated, the Parent shall deliver or cause to be delivered to the Company all copies of any such labels, listings, files and other additional information provided by the Company then in the Parent's or Newco's possession or in the possession of any of their agents or representatives.

  (b) The Company hereby consents to the Offer and the Merger, and represents and warrants to the Parent and Newco that the Board of Directors of the Company (at a meeting duly called and held at which a quorum was present), as part of its approval of this Agreement, has unanimously (i) approved the Offer and the Merger and adopted the Agreement, including without limitation the Plan of Merger set forth in Annex B hereto and made a part hereof (the "Plan of Merger"), in accordance with the requirements of the Virginia Stock Corporation Act, as amended (the "Virginia Act"), which approval satisfies in full the requirement in Section 13.1-725.1 of the Virginia Act that the Merger be approved by the affirmative vote of a majority (but not less than two) of the disinterested directors and the requirement of Section 13.1-718 of the Virginia Act that the Plan of Merger be adopted by the Board of Directors,
(ii) determined that each of the Offer and the Merger is advisable, fair to and in the best interests of the Shareholders, (iii) resolved to recommend approval and adoption of this Agreement and approval of the Merger (pursuant to the Virginia Act) by the Shareholders, (iv) resolved to recommend acceptance of the Offer by the Shareholders, and (v) taken all action necessary to render the Rights Agreement dated as of January 21, 1993 between the Company and First Union National Bank, as successor Rights Agent, as amended (the "Rights Agreement") inapplicable to the Offer and the Merger. The Company and the Board of Directors shall take such other and further actions within its authority that are necessary or appropriate, at the reasonable request of the Parent or Newco, to obtain the vote of the Shareholders required to approve the Merger (to the extent such approval is required by the Virginia Act).

  (c) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, and including all exhibits, the "Schedule 14D-9") with respect to the Offer which shall contain the recommendations of the Board of Directors referred to in Section 1.2(b) above. If requested by the Parent, the Schedule 14D-9 shall be mailed together with the Offer Documents. The Company shall give the Parent and Newco and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company shall furnish the Parent and Newco and their counsel in writing with any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9, promptly after receipt of such comments and shall provide the Parent and Newco and their counsel with a reasonable opportunity to participate in the response of the Company to such comments.

  1.3. Board of Directors. (a) If requested by the Parent, simultaneously with the acceptance for payment of, and payment by Newco in accordance with the Offer of, Shares which, together with the Company Common Stock owned by Parent and Newco, represent a majority of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis, the Company shall take all actions necessary to entitle Newco to designate such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as shall give Newco, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares so accepted for payment and paid for, purchased or otherwise acquired or owned by Newco or the Parent bears to

                                     -A-3-
the aggregate number of Shares outstanding and the Company and its Board of Directors shall, at such time, take any and all such action reasonably necessary to cause Newco's designees to be appointed to the Company's Board of Directors (including increasing the size of the Board of Directors and/or causing directors to resign). The Company shall cause Newco's designees to be recommended, approved and elected by the Company's Board of Directors, which recommendation, approval and election shall satisfy in full the requirement in
Section 13.1-725 of the Virginia Act that such designees be recommended for election by, or be elected to fill a vacancy and receive the affirmative vote of, a majority of the disinterested directors then on the Board of Directors, so that the designees of Newco shall constitute "disinterested directors" with relation to the Parent, Newco and their affiliates for purposes of Article 14 of the Virginia Act. In addition, at the same time that Newco is entitled to representation on the Board of Directors pursuant to the preceding provisions, the Company, if so requested, shall cause persons designated by Newco to constitute the same percentage of each committee of the Board of Directors, each board of directors of each subsidiary of the Company and each committee of each such board.

  (b) The Company's obligations with respect to the election of Newco's designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3 and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. The Parent and Newco shall supply to the Company in writing and will be solely responsible for any information required by Section 14(f) and Rule 14f-1 with respect to either of them and their nominees, officers, directors and affiliates.

  (c) The Parent, Newco and the Company shall, prior to consummation of the Offer, take such actions as are necessary to call a special meeting of the holders of shares of Company Common Stock, to be held not later than five (5) business days following the Initial Expiration Date and consummation of the Offer in accordance with the terms of this Agreement, for the purpose of electing to the Board of Directors, in the place and stead of the then current members of the Board of Directors, nominees of Newco, as set forth in the Proxy Statement. The Company shall cause such nominees of Newco to be recommended for election to the Board of Directors by the members of the Board of Directors as constituted prior to consummation of the Offer, which recommendation shall satisfy in full the requirement in Section 13.1-725 of the Virginia Act that such designees be recommended for election by, or be elected to fill a vacancy and receive the affirmative vote of, a majority of the disinterested directors then on the Board of Directors, so that the nominees of Newco shall constitute "disinterested directors" with relation to the Parent, Newco and their affiliates for purposes of Article 14 of the Virginia Act.

                                   ARTICLE 2

                                  The Merger

  2.1. The Merger. (a) Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article 7 hereof, as promptly as practicable in accordance with the provisions of this Agreement and the Virginia Act, the parties hereto shall cause Newco to be merged with and into the Company in accordance with this Agreement and pursuant to the Plan of Merger, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the Commonwealth of Virginia. At the Effective Time, pursuant to the Virginia Act the separate existence of Newco shall cease.

  (b) The Surviving Corporation shall retain the name of the Company and shall possess all the rights, privileges, immunities, powers and franchises of Newco and the Company and shall by operation of law become liable for all the debts, liabilities and duties of the Company and Newco. In addition, the Merger shall have the other effects provided for in the applicable provisions of the Virginia Act.

  2.2. Articles of Incorporation. The Articles of Incorporation, as amended, of the Company (the "Articles"), as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with the Virginia Act.

                                     -A-4-

  2.3. Bylaws. The bylaws, as amended, of the Company (the "Bylaws"), as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with the Virginia Act.

  2.4. Directors and Officers. At the Effective Time, the directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of Newco immediately prior to the Effective Time shall, subject to the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

  2.5. Effective Time. As soon as is practicable after the Closing, the parties hereto shall cause the Merger to be consummated by delivering to the State Corporation Commission of the Commonwealth of Virginia (the "Virginia Commission") articles of merger (the "Articles of Merger") in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the Virginia Act. The Merger shall become effective as of the time that the Virginia Commission finds that the Articles of Merger comply with the requirements of law and that all required fees have been paid and it shall issue a certificate of merger with respect to the Merger for record in accordance with the relevant provisions of the Virginia Act (or at such later time specified as the effective time in the Articles of Merger) (the "Effective Time").

                                   ARTICLE 3

                             Conversion of Shares

  3.1. Conversion of Shares. (a) At the Effective Time, each Share (except for Shares then owned beneficially or of record by the Parent or Newco or any other subsidiary of the Parent), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $10.25 (the "Merger Consideration") in cash payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such Share (the "Certificate").

  (b) At the Effective Time, each Share that is then owned beneficially or of record by the Parent or Newco or any other subsidiary of the Parent shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.

  (c) At the Effective Time, the Shareholders shall cease to have any rights as shareholders of the Company and, except as otherwise expressly set forth herein, their sole right shall be the right to surrender their Certificates in exchange for payment of the Merger Consideration per Share.

  3.2. Conversion of Newco Common Stock. Each share of common stock, par value $.01 per share ("Newco Common Stock"), of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $1.00 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Newco Common Stock shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of Surviving Corporation Common Stock.

  3.3. Exchange of Shares. (a) Immediately prior to the Effective Time, Newco shall, and the Parent shall cause Newco to, deposit in trust with a bank or trust company in the United States, designated by Newco and reasonably acceptable to the Company (the "Exchange Agent"), cash in an aggregate amount (such aggregate amount being hereinafter referred to as the "Exchange Fund") equal to the sum of: (i) the product of (x) the

                                     -A-5-
number of Shares (other than any Shares owned beneficially or of record by the Parent or Newco or any other subsidiary of the Parent, but including Restricted Shares and Shares held under the Savings Plan and Stock Purchase
Plan) and (y) the Merger Consideration, and (ii) the aggregate amount of the Cash Payments to be made to holders of Options. The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in Sections 3.1(a) and 3.4 of this Agreement out of the Exchange Fund. The Exchange Agent shall invest the Exchange Fund as the Parent directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10,000,000,000. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

  (b) Promptly after the Effective Time, but in no event later than three (3) days following such date, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder (other than the Parent, Newco or any other subsidiary of the Parent) as of the Effective Time of an outstanding Certificate or Certificates that immediately prior to the Effective Time represented Shares, a form letter of transmittal (which shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment for the Shares represented thereby. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the holder of such Certificate shall receive in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate and the Merger Consideration, less any applicable withholding tax, and such Certificate shall be canceled. No interest shall be paid or accrued on the Merger Consideration per Share payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any tax required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 3.3, each Certificate (other than Certificates representing Shares owned beneficially or of record by the Parent, Newco or any other subsidiary of the Parent) shall be deemed to represent, for all purposes, only the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate less any applicable withholding tax, without any interest thereon.

  (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Shares owned beneficially or of record by the Parent, Newco or any other subsidiary of the Parent) are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article 3. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to the Shares shall be closed.

  (d) All cash, certificates and other instruments in the possession of the Company or the Exchange Agent that constitute any portion of the Exchange Fund (other than net earnings on the Exchange Fund, which shall be paid to the Parent) that remain unclaimed by the Shareholders for one year after the Effective Time (including any interest received with respect thereto) shall be paid to the Surviving Corporation, upon demand. Any Shareholders who have not theretofore complied with Section 3.3(b) shall thereafter look only to the Surviving Corporation (subject to applicable abandoned property, escheat or other similar laws) for payment of the Merger Consideration per Share, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a Shareholder for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

                                     -A-6-

  (e) The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of the Merger Consideration per Share for the Certificates.

  3.4. Company Stock Plans. (a) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) shall adopt, subject to the terms of the Stock Incentive Plans (as hereinafter defined), such resolutions as are necessary or appropriate, if any, to adjust the terms of all outstanding stock options to purchase shares of Company Common Stock (the "Options") granted under the Company's 1992 Incentive Stock Plan and the Company's 1996 Incentive Stock Plan (together, the "Stock Incentive Plans") to provide: (i) that, not later than immediately prior to the Effective Time, each Option, whether or not then exercisable or vested, shall become fully exercisable and vested; and (ii) for the cancellation, effective as of the Effective Time, of such Options as set forth in this Section 3.4(a). The Company shall use its reasonable best efforts to insure that each Option outstanding immediately prior to the Effective Time shall be cancelled in exchange for a payment, not later than immediately prior to the Effective Time, from the Company (subject to any applicable withholding taxes) in cash (the "Cash Payment") equal to the product of (x) the total number of shares of Company Common Stock subject to such Option and (y) the excess, if any, of the Merger Consideration over the exercise price per share of such Option.

  (b) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) shall adopt, subject to the terms of the Stock Incentive Plans, such resolutions as are necessary or appropriate, if any, to amend the terms of all restricted Shares (collectively, the "Restricted Shares") granted under the Stock Incentive Plans to remove all restrictions from such Shares so that, at the Effective Time, each Restricted Share shall, by virtue of the Merger and without any action on the part of the holder thereof: (i) be and become fully unrestricted and vested; and (ii) be converted into the right to receive the Merger Consideration upon presentation by the holder of such Restricted Share of the Certificate, as provided in
Section 3.1(a).

  (c) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) shall have taken the appropriate action to provide that: (i) not later than immediately prior to the Effective Time, each Share held under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") shall become fully vested; and (ii) any Shares remaining in the Company's Savings Plan (the "Savings Plan") or Stock Purchase Plan at the Effective Time shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive the Merger Consideration per Share.

  (d) Except as provided herein, the Stock Incentive Plans and the Stock Purchase Plan (collectively, the "Stock Plans") shall terminate as of the Effective Time and the provisions of any other plan, program or arrangement (including without limitation the Savings Plan) providing for the issuance, transfer, grant, acquisition or holding of any capital stock of the Company or any interest of any capital stock of the Company shall be amended as of the Effective Time to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any interest in capital stock of the Company (other than in respect of the Merger Consideration or Cash Payment, as the case may be). The Company shall use its reasonable best efforts to ensure that following the Effective Time no holder of an Option or Restricted Shares nor any other participant in the Savings Plan or in any Stock Plan shall have any right thereunder to acquire equity securities of the Company, the Parent or the Surviving Corporation or any subsidiary thereof, subject to the payment of the Merger Consideration or Cash Payment, as the case may be.

                                     -A-7-

                                   ARTICLE 4

                 Representations and Warranties of the Company

  Except as set forth in a letter from the Company to the Parent, dated as of the date of this Agreement (which letter contains appropriate references to identify the representations and warranties herein to which the information in such letter relates and is attached hereto as Annex C) (the "Company Disclosure Letter") or as disclosed in the Disclosure Statements, the Company represents and warrants to the Parent and Newco and agrees as follows:

  4.1. Organization. (a) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the Business, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or on the Company's ability to perform its obligations or to consummate the transactions under this Agreement (a "Material Adverse Effect"). The subsidiaries listed on
Schedule 4.1(a) to the Company Disclosure Letter are the only subsidiaries of the Company. Schedule 4.1(a) indicates the state of organization of the Company and each of its subsidiaries and where each is qualified to do business. Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the Business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

  (b) The Company has heretofore delivered to the Parent accurate and complete copies of the articles of incorporation and the bylaws or other organizational documents of the Company and each of its subsidiaries, each as currently in effect. Each of the organizational documents of the Company and each of its subsidiaries is in full force and effect and neither the Company nor any of its subsidiaries is in violation of any of the provisions of its organizational documents. The respective articles of incorporation and bylaws or other organizational documents of the subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such subsidiaries.

  4.2. Capitalization. (a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock, par value $1.00 and
(ii) 1,000,000 shares of preferred stock, par value $1.00 of the Company (the "Preferred Stock"). On May 3, 2000, there were (i) 3,483,253 Shares issued and outstanding (including shares of Restricted Stock and uncertificated shares, other than Shares issuable to members of the Board of Directors for directors' compensation earned since March 31, 2000), (ii) 218,721 shares of Company Common Stock subject to vested Options outstanding under the Company's Stock Incentive Plans and (iii) 75,573 shares of Company Common Stock subject to Options not yet vested outstanding under the Company's Stock Incentive Plans. No shares of Preferred Stock are issued and outstanding. On May 3, 2000, there were 100,000 shares of Series A Junior Participating Preferred Stock reserved for issuance pursuant to the Rights Agreement. All issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as expressly set forth above or as otherwise contemplated by this Agreement, there are not now, and at the Effective Time or the consummation of the Offer, as the case may be, there shall not be, any existing, authorized or outstanding options, warrants, calls, subscriptions, claims of any character, preemptive rights or other rights or other agreements, convertible or exchangeable securities, or commitments, or obligations contingent or otherwise, whatsoever obligating the Company or any of its subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any additional shares of capital stock of the Company or any of its subsidiaries, or obligating the Company or any of its subsidiaries to issue shares of Company Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. Schedule 4.2(a) to the Company Disclosure

                                     -A-8-

Letter sets forth (i) the number of Restricted Shares and uncertificated Shares held in book entry form under the Stock Incentive Plans (other than uncertificated Shares issued or issuable to members of the Board of Directors for directors' compensation earned since December 31, 1999), (ii) uncertificated Shares issued in book entry form to members of the Board of Directors for directors' compensation earned from January 1, 2000 through March 31, 2000, (iii) the compensation earned by members of the Board of Directors for directors' compensation earned from April 1, 2000 through the date of this Agreement, and (iv) the number of Options and each of the exercise prices for each Option. The Company has no authorized or outstanding bonds, debentures, notes, or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the Shareholders or shareholders of any of its subsidiaries on any matter. After the Effective Time, and subject to the payments provided for in Sections 1.1(d), 3.3 and 3.4 being made, the Surviving Corporation shall have no obligation to issue, transfer or sell any shares of common stock of the Surviving Corporation pursuant to any Benefit Plan or otherwise.

  (b) All of the outstanding shares of capital stock of each of the Company's subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company, free and clear of any liens, encumbrances, options or claims whatsoever. No shares of capital stock of any of the Company's subsidiaries are reserved for issuance, except to the Company or another subsidiary of the Company. There are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any subsidiary of the Company, pursuant to which such subsidiary is or may become obligated to issue any shares of capital stock of such subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such subsidiary, other than such rights granted to the Company or a subsidiary of the Company. There are no restrictions of any kind which prevent the payment of dividends by any of the Company's subsidiaries.

  (c) There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its subsidiaries. None of the Company or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement or otherwise.

  4.3. Authorization of this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the Shareholders to the extent required by law, to perform its obligations hereunder to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors and, except for the approval of this Agreement by the Shareholders to the extent required by law, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and constitutes a valid and binding agreement of the Company, subject to approval and adoption of this Agreement by the Shareholders to the extent required by law, and (assuming due and valid authorization, execution and delivery hereof by the other parties thereto and the enforceability of this Agreement against them) is enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

  4.4. Governmental Consents and Approvals. Except for (i) filings required under the Exchange Act, (ii) the filing of a Pre-Merger Notification and Report Form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (together, the "HSR Act") with the Federal Trade Commission (the "FTC ") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and such filings as may be required under any other Antitrust Laws, (iii) the filing and recordation of

                                     -A-9-
appropriate merger documents as required by the Virginia Act and, if applicable, the laws of other states in which the Company is qualified to do business, (iv) filings under federal, state and Canadian securities laws or blue sky laws or takeover statutes of the various states and Canadian Provinces, (v) approvals required by any state environmental or regulatory body and (vi) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction, no filing with, and no permit, authorization, consent or approval of, any court, arbitral tribunal, administrative commission, governmental or regulatory body, agency or authority whether domestic or foreign (each, a "Governmental Entity"), is necessary for the consummation by the Company of the transactions contemplated by this Agreement, the failure to make or obtain which would have a Material Adverse Effect or would prevent or materially delay consummation of the transactions contemplated by this Agreement. "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws, whether domestic or foreign, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

  4.5. No Conflicts or Violations. Except for undertaking the filings and obtaining the approvals described in Section 4.4 above, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any violation of any provision of the Articles or Bylaws of the Company, or the certificate of incorporation or bylaws (or equivalent instruments) of any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any mortgage, lien, security interest, pledge, charge, encumbrance or other adverse claim of any kind (collectively, "Liens") upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets is bound or (iii) violate any statute, rule, regulation, order, injunction, writ or decree of any Governmental Entity applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective assets or properties may be bound, excluding from the foregoing clauses (ii) and (iii) conflicts, violations, breaches or defaults which would not, either individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement.

  4.6. Compliance. (a) The Company and each of its subsidiaries are in compliance with all constitutions, treaties, statutes, laws (including common laws), codes, rules, regulations, decisions, judgments, ordinances or orders, whether domestic or foreign, (collectively, "Laws") of any Governmental Entity applicable to the Business and operations of Company and its subsidiaries or any of their respective properties or assets, except for such non-compliance as would not have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement.

  (b) Each of the Company and each of its subsidiaries has in effect all federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, including without limitation the Permits listed on Schedule 4.6(b) to the Company Disclosure Letter, and there has occurred no default under any such Permit, except such as would not, individually or in the aggregate, have a Material Adverse Effect. All such Permits have been duly obtained and are held by the Company or its subsidiaries and are in full force and effect except where failure would not, individually or in the aggregate, have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened investigation or proceeding, seeking the suspension, revocation or cancellation of any such Permit; neither the Company nor any of its subsidiaries has been notified in writing that any such Permit shall be materially adversely modified, suspended, canceled or cannot be renewed in the ordinary course of business; and, the Company is not aware of any basis for any such revocation, cancellation, suspension, modification or nonrenewal.


                                    -A-10-

  (c) Neither the Company nor any of its subsidiaries is in default or violation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such defaults or violations which would not have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

  4.7. Financial Statements and SEC Reports; No Undisclosed Liabilities. (a) The Company has timely filed with the SEC all forms, reports and documents required to be filed by it for periods beginning on and after January 1, 1997 pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act and the rules and regulations promulgated thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (such forms, reports, registration statements and other filings and financials, together with any exhibits, any amendments thereto and information incorporated by reference therein, filed with the SEC prior to the date hereof, are sometimes collectively referred to as the "Disclosure Statements"). None of the subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act. None of the Disclosure Statements, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated balance sheets and the related consolidated statements of income, cash flows and shareholders' equity (including the notes thereto) of the Company and its subsidiaries contained or incorporated by reference in the Disclosure Statements, were prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, compiled as of their respective dates in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and presented fairly the consolidated financial position of the Company and its subsidiaries as of their respective dates, and the consolidated results of their income and their cash flows for the periods presented therein, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis, except as otherwise noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act, and subject in the case of quarterly financial statements to normal year-end audit adjustments.

  (b) The Company shall deliver to the Parent as soon as they become available true and complete copies of any press release and any report or statement mailed by it to the Shareholders generally or filed by it with the SEC subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such press releases, reports and statements (excluding any information therein provided by the Parent or Newco, as to which the Company makes no representation) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and shall comply in all material respects with all applicable requirements of the federal securities laws and the SEC rules and regulations thereunder. The consolidated financial statements of the Company to be included in such reports and statements (excluding any information therein provided by the Parent or Newco, as to which the Company makes no representation) shall be prepared in accordance with GAAP (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and shall fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments).

  (c) Except for liabilities and obligations reflected in the Disclosure Statements or incurred in connection with the consummation of the transactions contemplated hereby, there is no liability of the Company or any subsidiary thereof of any nature, whether direct, indirect, known, unknown, absolute, accrued, contingent or otherwise, which, individually or in the aggregate, is material to the Company and its subsidiaries, taken as a whole, other than liabilities incurred in the ordinary course of business since December 31, 1999.

                                    -A-11-

  4.8. Certain Contracts and Arrangements. (a) All contracts and other agreements to which the Company or any of its subsidiaries is a party or by or to which either the Company or any of its subsidiaries or its or their assets or properties are bound or subject and that are or were required to have been filed as exhibits to the Disclosure Statements have been so filed. All of such contracts and other agreements are in full force and effect and neither the Company nor any subsidiary of the Company is in default under any of them, nor, to the knowledge of the Company, except as provided in Section 4.6, (i) is any other party to any such contract or other agreement in default thereunder, (ii) does any condition exist that with notice or lapse of time or both would constitute a default thereunder, nor (iii) would the transactions contemplated hereby constitute a default thereunder if, in any such case, such defaults, individually or in the aggregate, have a Material Adverse Effect.

  (b) Neither the Company nor any of its subsidiaries is a party to or is bound by any contract that contains covenants limiting the freedom of the Company or any of its subsidiaries to engage in any line of business in any geographic area (except the territorial limitations contained in those license agreements among the Company, its subsidiaries and certain third parties set forth on Schedule 4.8(b) to the Company Disclosure Letter) or to compete with any person or entity or restricting the ability of the Company or any of its subsidiaries to acquire equity securities of any person or entity.

  4.9. Offer Documents; Proxy Statement; Other Information; Schedule 14D-
9. None of the information supplied in writing by the Company specifically for inclusion in the documents pursuant to which the Offer shall be made, including the Offer Documents and the Schedule TO will, at the respective times the Offer Documents or any amendments or supplements thereto are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 on the date filed with the SEC shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information furnished to the Company by the Parent or Newco specifically for use in the Schedule 14D-9. No proxy solicitation materials distributed by the Company to the Shareholders and/or filed with the SEC in connection with the Merger, including any amendments or supplements thereto (collectively, the "Proxy Statement") will, at the time the Proxy Statement is mailed to the Shareholders, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the meeting of shareholders to which the Proxy Statement, as then amended or supplemented, relates or at the Effective Time omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting; except that no representation is made by the Company with respect to information furnished to the Company by the Parent or Newco specifically for use in the Proxy Statement. The Schedule 14D-9 and the Proxy Statement each shall comply in all material respects, both as to form and otherwise, with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

  4.10. Assets Owned by the Company or Used in the Business. With respect to property owned by the Company or used in the Business:

  (a) Schedule 4.10(a) to the Company Disclosure Letter sets forth a list of all personal property leased by the Company for use in the Business (the "Leased Personal Property"), the leases for which are being assumed by Newco in connection with the Merger. With the exception of the Leased Personal Property, the Company or its subsidiaries has good, marketable and valid title to all of the personal property used by the Company in the Business, free and clear of Liens, except for Liens that would not, individually or in the aggregate, have a Material Adverse Effect;

  (b) The "Owned Real Property" consists of all real property used by the Company or its subsidiaries in the Business, other than the Leased Real Property, as of the date of this Agreement. Schedule 4.10(b) to the

                                    -A-12-

Company Disclosure Letter sets forth a list of all of the Company's Owned Real Property and a list of all Company debt which is secured by a lien on the Company's Owned Real Property. With respect to the Owned Real Property, the Company or its subsidiaries has good, marketable and valid title to all of the Owned Real Property, free of Liens, except for Liens that would not, individually, or in the aggregate, have a Material Adverse Effect;

  (c) "Leased Real Property" means the real property and improvements subject to the leases set forth on Schedule 4.10(c) to the Company Disclosure Letter; and

  (d) Each of the Company and its subsidiaries owns, has valid leasehold interests in or valid contractual rights to use all of the assets, tangible or intangible, used by, or necessary to conduct the Business, as currently conducted, except where the failure to own, have valid leasehold interests or such valid contractual rights would not, individually or in the aggregate, have a Material Adverse Effect.

  4.11. Intellectual Property. (a) Schedule 4.11(a)(i) to the Company Disclosure Letter sets forth all (i) trademark registrations and applications relating to trademarks owned by the Company or its subsidiaries, (ii) patent registrations and patent applications relating to patents owned by the Company or its subsidiaries, (iii) copyright registrations and applications relating to copyrights owned by the Company and its subsidiaries, (iv) registered tradenames used in the business of the Company or its subsidiaries as currently conducted and as contemplated to be conducted (the "Business"), (v) material unregistered trade names, corporate names, or Internet domain names owned or used by the Company or any of its subsidiaries; (vi) material unregistered trademarks, service marks, copyrights and mask works owned or used by the Company or any of its subsidiaries; (vii) all computer software owned or used by the Company or any of its subsidiaries (other than mass-marketed software with a license fee of less than $10,000) that is material to the Business; and (viii) all material licenses or similar agreements or arrangements pertaining to Intellectual Property to which the Company or any of its subsidiaries is a party, either as licensee or licensor. The Company and its subsidiaries own all right, title and interest in and to the trademarks set forth on Schedule 4.11(a)(ii) to the Company Disclosure Letter (the "Company-owned Marks").

  (b) No claim or demand has been received from any person, and no proceeding is pending or threatened, which challenges the rights of the Company or any of the subsidiaries in respect of the Company-owned Marks; and, except as provided in the license agreements and sublicense agreements set forth on
Schedule 4.11(b) to the Company Disclosure Letter, neither the Company nor any of the subsidiaries has granted any license or right to use, option, release or covenant not to sue or non-assertion assurance to any third person with respect to, or granted any outstanding lien or security interest in, any of the Company-owned Marks.

  (c) The Company and its subsidiaries own all right, title and interest in, or have the valid and legal right to use pursuant to license, sublicense, agreement or permission, all material Intellectual Property used in the Business, free and clear of any Liens, and have the right to use the same without payment to a third party (except for license fees or royalties payable pursuant to the terms of any such licenses, sublicenses or agreements). The Intellectual Property that is owned by the Company and its subsidiaries and the Intellectual Property used pursuant to such licenses, sublicenses, agreements or permissions constitutes all of the Intellectual Property necessary to the conduct of the Business of the Company and its subsidiaries as currently conducted and as contemplated to be conducted. Immediately after the Merger, the Surviving Corporation shall own or have the right to use all of the Intellectual Property currently used in the Business, in each case free from any Liens, and on the same terms and conditions as in effect prior to the Merger.

  (d) The conduct of the Business does not infringe upon, conflict in any way with or misappropriate any Intellectual Property of any third party, except for infringements, conflicts or misappropriations that, individually and in the aggregate, would not have a Material Adverse Effect. To the knowledge of the Company, none of the Intellectual Property used in the Business is being infringed or used by any third party without the permission of the Company, except for such infringements or uses as, individually and in the aggregate, would not have a Material Adverse Effect.


                                    -A-13-

  (e) None of the material Intellectual Property owned by the Company or any subsidiary or used in the Business is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Entity.

  (f) As used herein, "Intellectual Property" shall mean all patents and applications, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; trademarks, service marks, trade names, trade dress, domain names, logos, Business and product names, slogans, and registrations and applications for registration or renewal thereof; copyrights and registrations or renewals thereof; software; inventions, processes, designs, formulae, trade secrets, know-how, confidential and technical information; all other intellectual property and proprietary rights; copies and tangible embodiments thereof (in whatever form or medium, including electronic media); and licenses of any of the foregoing.

  (g) Upon consummation of the Merger or the Offer, the Company shall deliver to Parent complete and accurate copies of all formulae, specifications, production guidelines and manuals and other technical documentation related to the Company's products, including without limitation any new products or research and development projects.

  4.12. Labor Relations; Employees. (a) None of the employees of the Company or its subsidiaries are represented by any labor organization and, to the knowledge of the Company, no union claims to represent such employees have been made. To the knowledge of the Company, there have been no union organizing activities with respect to employees of the Company or its subsidiaries within the past five years. The Company and its subsidiaries are not, and have not been, engaged in any unfair labor practices as defined in the National Labor Relations Act or similar applicable Law nor is there pending any unfair labor practice charge.

  (b) The Company and each of its subsidiaries have not during the past two years effectuated a "plant closing" or "mass layoff" (as defined in the Worker Adjustment and Retraining Notification Act) affecting any of their sites of employment or one of or more facilities or operating units within any site of employment or facility, nor does the Company have any present plan to take any such action within the 90 day period prior to the Effective Time.

  4.13. Employee Agreements and Plans. (a) Schedule 4.13(a) to the Company Disclosure Letter sets forth all material employee or retiree compensation or benefit plans, arrangements, contracts or agreements (including, without limitation, stock purchase plans, stock option plans or other equity plans, bonus plans, paid vacation policies, employment agreements, change of control, retention, severance and other similar agreements) of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether written or unwritten (each, a "Benefit Plan"), (x) maintained, or contributed to, by the Company, any of its subsidiaries or any other trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any of its subsidiaries would be deemed a "single employer" within the meaning of section 414 of the Code or section 4001(b) of ERISA for the benefit of any employee or former employee of the Company or any of its subsidiaries or (y) with respect to which the Company, any of its subsidiaries or any ERISA Affiliate has or has had, within the preceding six years, an obligation to contribute or the Company or any of its subsidiaries has or may have a liability for the benefit of any employee or former employee of the Company or any of its subsidiaries (any Benefit Plan maintained or contributed to by the Company or any ERISA Affiliate for the benefit of any employee or former employee of the Company or any of its subsidiaries, hereinafter called a "Company Benefit Plan").

  (b) Neither the Company, any of its subsidiaries nor any ERISA Affiliate has any formal plan or any commitment or has communicated to any current or former employee any intention, whether legally binding or not, to create or to modify in any material way any Company Benefit Plan.

  (c) With respect to each Company Benefit Plan currently in effect or under which the Company has an obligation to make payments or contributions, the Company has delivered to the Parent accurate and complete copies of all plan texts, summary plan descriptions, summaries of material modifications, trust agreements, other

                                    -A-14-
funding arrangements and other related agreements including all amendments to the foregoing; the two most recent IRS Form 5500 annual reports, including all Schedules and attachments thereto; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the United States Internal Revenue Service; and the two most recent actuarial reports, to the extent any of the foregoing may be applicable to a particular Company Benefit Plan.

  (d) Except for the executive retention bonus and severance agreements (the "Executive Retention Agreements") and other commitments and agreements identified on Schedule 4.13(d) to the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement, whether alone or in combination with other events, shall not entitle any individual to severance pay or other termination benefits or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual and does not constitute, whether alone or in combination with other events, a triggering event under any Company Benefit Plan, policy, arrangement, statement, commitment or agreement, which shall or may result in any payment, acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its subsidiaries.

  (e) Neither the Company nor any of its subsidiaries has incurred or reasonably expects to incur any material liability or obligation (whether directly or indirectly, including as a result of an indemnification obligation or by reason of any relationship to any ERISA Affiliate) under or pursuant to Title I or IV of ERISA or under any Benefit Plan of an ERISA Affiliate which is not a Company Benefit Plan or the penalty or excise tax provisions of the Code relating to employee benefit plans. Each of the Company Benefit Plans have been operated and administered in substantial compliance with their terms and all applicable Laws, except where noncompliance has not and would not result in any material liability for the Company or any ERISA Affiliate.

  4.14. Absence of Certain Changes. Since December 31, 1999, the Company and its subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course of business and there have not occurred (i) any events, changes, or effects (including the incurrence of any liabilities or obligations of any nature, whether accrued, contingent or otherwise) having, or which would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its subsidiaries; (iii) any change by the Company or any of its subsidiaries in accounting principles, practices or methods, except insofar as may be required by a change in GAAP;
(iv) any grant of options or stock appreciation rights under any Benefit Plan other than in the ordinary course of business consistent with past practice;
(v) any increase in the compensation of any officer or grant of any general salary or benefits increase to the employees of the Company other than in the ordinary course of business consistent with past practice; (vi) any entry by the Company into any agreement, commitment or transaction or any incurrence of any liability (direct, contingent or otherwise) that is material to the Company and its subsidiaries, taken as a whole, other than in the ordinary course of business. Since December 31, 1999, the Company has not amended or terminated any contract involving in excess of $100,000, waived, released or assigned any right or claim involving in excess of $100,000 or taken any action described in Section 6.1(h) or (l) which, if taken after the date of this Agreement, would require the written consent of Parent.

  4.15. Litigation. Schedule 4.15 to the Company Disclosure Letter lists all suits, actions, proceedings or investigations currently pending or, to the knowledge of the Company, threatened, against the Company the court (if any) in which such action is pending, and the identity of counsel representing the Company. There is no suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its subsidiaries, the outcome of which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its subsidiaries having, or which would reasonably be expected to have, a Material Adverse Effect.
Schedule 4.15 lists all written engagement letters

                                    -A-15-
between the Company and counsel representing the Company in such matters and all responses of counsel to requests from the Company on behalf of its auditors relating to the Company's fiscal year ended December 31, 1999.

  4.16. Taxes. (a) (i) All Returns with respect to the Company or any of its subsidiaries required to be filed have been filed except for those the failure of which to file would not have a Material Adverse Effect, (ii) all such Returns are true and correct in all material respects, (iii) all Taxes (whether or not reflected on such Returns) with respect to the Company or any of its subsidiaries required to be paid have been paid except for those where failure to pay would not have a Material Adverse Effect, (iv) all Taxes with respect to the Company or any of its subsidiaries for any taxable period (or a portion thereof) ending on or prior to the Effective Time (which are not yet due and payable on or prior to the Effective Time) have (or shall have by the Effective Time) been properly reserved for in the books and records of the Company or such subsidiary, except for those that would not have a Material Adverse Effect, and (v) the Company and its subsidiaries have duly and timely withheld all Taxes required to be withheld, and such withheld Taxes have been either duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose and shall be duly and timely paid to the proper governmental authority, except where failure to withhold or pay would not, individually or in the aggregate, have a Material Adverse Effect.

  (b) (i) There is no agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to the Company or any of its subsidiaries, (ii) no power of attorney with respect to any such Taxes has been filed or entered into with any governmental authority, and
(iii) the time for filing any Return with respect to the Company or any of its subsidiaries has not been extended to a date later than the date of this Agreement.

  (c) (i) No Taxes with respect to the Company or any of its subsidiaries are under audit, examination or investigation by any governmental authority, and
(ii) no governmental authority has asserted in writing against the Company or any of its subsidiaries any deficiency or claim for Taxes or any adjustment to Taxes.

  (d) As used herein, "Code" means the Internal Revenue Code of 1986, as amended; "Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; and "Tax" means any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise (including, without limitations, taxes under Chapter 52 of the Code), customs duties, severance, environmental (including, without limitations, taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

  4.17. Environmental Matters. (a) The Company and its subsidiaries have obtained all Environmental Permits required to conduct the Business as it is presently being conducted, including, without limitation, those relating to
(i) emissions, discharges or threatened discharges of Hazardous Materials into the air, surface water, ground water or the ocean, or on or into the land and
(ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, except where failure to obtain any Environmental Permit could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. All such Environmental Permits are in effect and there are no actions pending or, to the knowledge of the Company, threatened to revoke such Environmental Permits. No governmental consents or authorizations or ownership transfer applications are required with respect to such Environmental Permits as a result of the transactions contemplated by this Agreement. The Company and each of its subsidiaries are in compliance in all material respects with all of the terms and conditions set forth in such Environmental Permits and are also in compliance in all material respects with all of the terms and conditions contained in or required of them by any law, regulation, policy, guideline, order, judgment or decree of any federal, state, local or foreign court or

                                    -A-16-
governmental authority applicable to or having jurisdiction over the Company's Owned or Leased Real Property that relates to the environment or to public health and safety as it may be affected by the environment ("Environmental Laws"). Except as set forth in Schedule 4.17(a) to the Company Disclosure Letter, to the knowledge of the Company, there is no action, activity, circumstance, condition, event, or incident, including, without limitation, the release, emission, discharge or presence of any Hazardous Material on or from the Company's Owned or Leased Real Property that (a) interferes with, prevents, or, with the passage of time, could reasonably be expected to interfere with or prevent continued compliance in all material respects with any of the Company's or its subsidiaries' Environmental Permits or any Environmental Laws, (b) may give rise to any liability (whether based in contract, tort, implied or express warranty, criminal or civil statute or otherwise) under any Environmental Law, or (c) obligates the Company or any of its subsidiaries or, with the passage of time, could cause the Company or any of its subsidiaries to be obligated to clean up, remedy or otherwise restore to a former condition, by themselves or jointly with others, any contaminated surface water, ground water, soil or any natural resources associated therewith, except in any event for actions, activities, circumstances, conditions, events or incidents that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

  (b) As used in this Agreement, (i) the term "Environmental Permits" means all licenses, permits, approvals and authorizations issued by governmental agencies that relate to environmental matters (including those relating to the handling of Hazardous Materials), and (ii) the term "Hazardous Materials" means any substance, whether solid, liquid or gaseous in nature: (A) the presence of which requires investigation or remediation under any Environmental Law; (B) which is defined as a "hazardous waste," "hazardous substance," "pollutant" or "contaminant" under any Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (42 U.S.C. (S)(S) 9601 et seq.) and/or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. (S)(S) 96.01 et seq.); (C) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is the subject of any Environmental Law; or (D) which contains polychlorinated biphenyls (PCBs) or friable asbestos.

  4.18. Board Approval; State Takeover Statutes; Shareholder Vote. The Board of Directors has taken the actions specified in Section 1.2 hereof. The Board of Directors has not taken any action to cause the Offer, the Merger or any of the other transactions contemplated by this Agreement on or after the date hereof to be subject to: (1) any of the restrictions or other provisions of restrictions of Article 14, (S)(S) 13.1-725--13.1-728 (Affiliated Transactions) of the Virginia Act; or (2) any of the restrictions or other provisions of Article 14.1, (S)(S) 13.1-728.1--13.1-728.9 (Control Share Acquisitions) of the Virginia Act. At the Closing, the Company shall deliver to the Parent and Newco a written opinion of Virginia counsel to the Company with respect to the foregoing matters. Neither the Company nor any of the members of its Board of Directors shall take any action to: (A) subject the Parent, Newco, their direct or indirect subsidiaries, the Offer, the Merger or any of the other transactions contemplated by this Agreement to the provisions of any takeover, affiliated transaction, business combination, control share acquisition or other provision of: (i) law or regulation adopted by the Commonwealth of Virginia (including the Virginia Act) or any department or agency thereof, (ii) the Articles or Bylaws of the Company, or (iii) the Rights Agreement or (B) increase the shareholder vote required to approve the Merger in excess of the vote otherwise required pursuant to the Virginia Act.

  4.19. Finders and Investment Bankers. No agent, broker, person or firm acting on behalf of the Company is, or shall be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby, except for First Union Securities, Inc., whose fees, to the extent payable, shall be paid by the Company. A copy of the agreement, and any amendments thereto, between the Company and First Union Securities, Inc. has been provided to Parent.

  4.20. Insurance Policies. Schedule 4.20 to the Company Disclosure Letter lists all insurance policies carried by the Company or any of its subsidiaries on the date hereof, and each such policy is, as of the date hereof, in full force and effect. Copies of each such policy have been delivered to Parent.


                                    -A-17-

  4.21. Material Contracts and Agreements. Schedule 4.21 to the Company Disclosure Letter lists all contracts and agreements relating to amounts of at least $100,000 per year to which the Company or any of its subsidiaries is a party, or by which they or any of their properties are bound, which are not otherwise disclosed in the Company Disclosure Letter. All such contracts and agreements are in full force and effect and enforceable against the Company or its subsidiaries, as the case may be, and the other parties thereto in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity, except where the failure to be so valid and binding, in full force and effect or enforceable would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default under any such contract or agreement, nor, to the knowledge of the Company, except as provided in Section
4.5 of this Agreement, (i) is any other party to any such contract or other agreement in default thereunder; nor (ii) does any condition exist that with notice or lapse of time or both would constitute a default.

                                   ARTICLE 5

            Representations and Warranties of the Parent and Newco

  Each of the Parent and Newco jointly and severally represents and warrants to the Company and agree as follows:

  5.1. Organization. Each of the Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Newco is a wholly-owned subsidiary of the Parent.

  5.2. Authorization of this Agreement. Each of the Parent and Newco has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the respective Boards of Directors of the Parent and Newco and by the Parent as the sole shareholder of Newco, and no other corporate proceedings on the part of the Parent or Newco are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Parent and Newco and this Agreement (assuming the due and valid authorization, execution and delivery of this Agreement by the Company and the enforceability of this Agreement against it) constitutes a valid and binding agreement of the Parent and Newco enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

  5.3. Consents and Approvals; No Violations. Except for (i) filings required under the Exchange Act, (ii) the filing of a Pre-Merger Notification and Report Form by the Parent under the HSR Act, and such filings as may be required under any other Antitrust Laws, (iii) the filing and recordation of appropriate merger documents as required by the Virginia Act, (iv) filings under federal, state and Canadian securities laws or blue sky laws or takeover statutes of the various states and Canadian provinces, (v) approvals required by any state environmental or regulatory body and (vi) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Parent and Newco of the transactions contemplated by this Agreement, the failure to make or obtain which would materially impair the ability of the Parent or Newco to perform their respective obligations hereunder or to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Parent or Newco with any of the provisions hereof shall (i) conflict with or result in any violation of any

                                    -A-18-
provision of the organizational documents of the Parent or the articles of incorporation or bylaws of Newco, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Liens upon any of the properties or assets of the Parent or Newco or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Parent or Newco or any of their subsidiaries is a party, or by which any of them or any of their respective properties or assets is bound, or (iii) violate any statute, rule, regulation, order, injunction, writ or decree of any Governmental Entity applicable to the Parent or Newco or any of their subsidiaries or by which any of their respective properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii) conflicts, violations, breaches or defaults which would not, either individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.

  5.4. Offer Documents; Proxy Statement; Other Information. The Offer Documents shall comply in all material respects, both as to form and otherwise, with the requirements of the Exchange Act and the rules and regulations thereunder. The Schedule TO on the date filed with the SEC shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Parent or Newco in reliance upon and in conformity with written information furnished to the Parent or Newco by the Company specifically for use in the Schedule TO. None of the information supplied or to be supplied in writing by the Parent or Newco specifically for inclusion in the Schedule 14D-9 or in the Proxy Statement will, at the time the Schedule 14D-9 is filed with the SEC or the Proxy Statement is mailed to the Shareholders, as the case may be, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Proxy Statement, at the time of the meeting of shareholders to which such Proxy Statement, as then amended or supplemented, relates, or at the Effective Time, omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting. Notwithstanding the foregoing, no representation or warranty is made by Parent or Newco with respect to any information with respect to the Company or its officers, directors and affiliates provided to the Parent or Newco by the Company in writing for inclusion in the Offer Documents or amendments or supplements thereto.

  5.5. Financial Ability to Perform. The Parent and Newco shall have available at the Effective Time cash funds in an amount equal to the Exchange Fund and all related fees and expenses.

  5.6. Organization of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

  5.7. Finders and Investment Bankers. No agent, broker, person or firm acting on behalf of the Parent or Newco is, or shall be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE 6

                                   Covenants

  6.1. Conduct of the Business of the Company. Except as contemplated by this Agreement, as agreed to in writing by the Parent or as set forth in the Company Disclosure Letter, during the period from the date of this Agreement and prior to the earlier of (i) the Effective Time or (ii) the consummation of the Offer, the Company

                                    -A-19-
and its subsidiaries shall each conduct its operations according to its ordinary course of business, consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Disclosure Letter, prior to the earlier of (i) the Effective Time or (ii) the consummation of the Offer, neither the Company nor any of its subsidiaries will, without the prior written consent of the Parent:

  (a) amend its Articles or Bylaws (or equivalent instruments);

  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into shares of capital stock of any class, except as required by any Company Benefit Plan or agreement existing as of the date hereof and described in the Company Disclosure Letter;

  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock;

  (d) (i) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; (ii) except in the ordinary course of business consistent with past practices: (A) create, incur, assume, maintain, prepay, or permit to exist any long-term debt (including obligations in respect of capital leases) or obligations with respect to letters of credit or any material short-term debt, other than indebtedness that is mandatorily prepayable in accordance with its terms; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than any subsidiary of the Company; or (C) make any loans, advances or capital contributions to, or investments in, any person other than any of the subsidiaries of the Company;

  (e) sell, transfer, mortgage or otherwise dispose of or encumber, any business, subsidiary, assets of the Company and its subsidiaries, or fixed assets, other than in the ordinary course of business consistent with past practice;

  (f) amend or terminate any contracts involving in excess of $75,000 (other than those involving the purchase of inventory in the ordinary course of business) or waive, release or assign any right or claim involving in excess of $75,000;

  (g) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated;

  (h) grant any increase in the compensation payable or to become payable to any of its officers or key employees or establish, adopt, enter into, make any new grants or awards under, be obligated to grant any awards under, or amend, any collective bargaining (except as required by law), bonus, profit sharing, thrift, compensation, stock option or other equity, pension, retirement, incentive or deferred compensation, employment, retention, termination, severance, health, life or other welfare, fringe or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any of its subsidiaries, or grant or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) other than in the ordinary course of business and consistent with past practice;

  (i) change in any material respect any of the accounting principles used by it except as may be required by GAAP;

  (j) enter into any material commitment or transaction with respect to the Company or its subsidiaries outside the ordinary course of business other than any such transactions between or among the Company and its subsidiaries or otherwise transfer any business or material portion thereof;

                                    -A-20-

  (k) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets in the ordinary course of business and consistent with past practice); provided, however, that the Company shall give prior written notice to the Parent of any individual purchase of assets, other than inventory, in excess of $100,000, whether or not in the ordinary course of business;

  (l) except as may be required by law or existing written contractual or collective bargaining agreements, take any action to terminate or amend any of its pension plans or retiree medical plans with respect to or for the benefit of any employee of the Company or its subsidiaries;

  (m) (i) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Article 4 hereof that are subject to, or qualified by, a "Material Adverse Effect," or other materiality qualification to be untrue as of the Closing Date, or any such representations and warranties that are not so qualified to be untrue in any respect which would have a Material Adverse Effect on the Company and its subsidiaries taken as a whole or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company;

  (n) take any action, including without limitation, the adoption of any shareholder rights plan or amendments to the Company's Articles, which would, directly or indirectly, restrict or impair the ability of the Parent to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company that may be acquired or controlled by the Parent or Newco or permit any Shareholder to acquire securities of the Company on a basis not available to the Parent in the event that the Parent were to acquire securities of the Company; and

  (o) agree to do any of the foregoing actions.

  6.2. Access to Information. From the date hereof to the earlier of the Effective Time or the consummation of the Offer, the Company shall, and shall cause its subsidiaries, officers, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of the Parent, and the representatives of and advisors to financing sources, reasonable access to its officers, employees, agents, properties, offices, plants and other facilities and to all books, records and contracts, and shall furnish the Parent and such financing sources with all financial, operating and other data and information as the Parent, through its officers, employees or agents, or such financing sources may from time to time reasonably request. The Company shall promptly furnish to the Parent a copy of each material document executed or received by the Company or filed by it pursuant to the Federal securities laws or Federal, state, local or foreign tax laws after the date hereof. Unless otherwise required by law, the Parent shall hold, and cause its officers, employees, auditors and other agents to hold, any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement.

  6.3. Shareholder Approval. (a) In order to consummate the Merger, as soon as practicable following the execution of this Agreement, the Company, acting through its Board of Directors, shall in accordance with applicable law, take all steps necessary duly to call, set a record date for, give notice of, convene and hold a meeting of the Shareholders as soon as practicable for the purpose of adopting and approving this Agreement and the transactions contemplated hereby. At such meeting, the Parent and Newco (to the extent permitted by Virginia law) shall each vote, or cause to be voted, all Shares beneficially owned by it or any of its subsidiaries on the record date for such meeting, in favor of the approval and adoption of this Agreement and the transactions contemplated hereby. The Company shall use its reasonable best efforts to solicit from the Shareholders proxies, and shall take all other action necessary and advisable, to secure the vote of shareholders required by applicable law to obtain the approval for this Agreement.

  (b) The Company will, as promptly as practicable, prepare and file a Proxy Statement with the SEC, and shall use best efforts to obtain and furnish the information required to be included by it in the Proxy Statement

                                    -A-21-
and, after consultation with the Parent, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, to furnish all information required to prepare the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants) and cause the Proxy Statement to be mailed to the Shareholders at the earliest practicable time. If necessary, after the definitive Proxy Statement shall have been so mailed, the Company shall promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company shall not use any proxy material in connection with the meeting of the Shareholders without the Parent's prior approval, such consent not to be unreasonably withheld. The Board of Directors and the board of directors of the Parent and Newco have each determined that the Merger and the Offer are advisable, fair to and in the best interests of the Shareholders of their respective companies and approved the Offer and the Merger and adopted this Agreement. The Board of Directors will, unless it determines in good faith, based on the advice of its outside legal counsel that any of the following would be inconsistent with the fiduciary duties of the Board of Directors to the Shareholders, (i) recommend to the Shareholders the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to the Shareholders in connection therewith (including the election of Newco's designees to the Board of Directors), (ii) use all reasonable best efforts to obtain the necessary approval by the Shareholders of this Agreement and the transactions contemplated hereby, (iii) include in the Proxy Statement the unanimous recommendation of its Board of Directors that the Shareholders approve and adopt this Agreement and approve the Merger, (iv) unanimously recommend to the Shareholders the acceptance of the Offer in accordance with its terms as set forth herein and (v) use all reasonable best efforts to encourage Shareholders to accept the Offer in accordance with its terms as set forth herein. The Parent shall provide the Company with the information concerning the Parent and Newco required to be included in the Proxy Statement.

  6.4. Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to cooperate and use their respective commercially reasonable best efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in Article 7 hereof are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

  6.5. Governmental Consents. The Parent and the Company each shall use their best efforts to obtain all material consents of governmental authorities, and to make all filings (including, without limitation, under any applicable Antitrust Laws) with all Governmental Entities, necessary to the consummation of the transactions contemplated by this Agreement. The Company, the Parent and Newco shall as soon as practicable file Pre-Merger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division, and shall use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

  6.6. Public Announcements. The Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger, the Offer or the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange, whether domestic or foreign.

  6.7. Consent of the Parent. The Parent, as the sole shareholder of Newco, by executing this Agreement consents to the execution and delivery of this Agreement by Newco and the consummation of the Merger and the other transactions contemplated hereby and such consent shall be treated for all purposes as a vote duly cast at a meeting of the shareholders of Newco held for such purpose by written consent of its sole shareholder.

  6.8. No Solicitation. (a) Neither the Company nor any of its subsidiaries nor any of their respective officers, directors, employees, agents or representatives (including, without limitation, investment bankers, attorneys and accountants) shall, directly or indirectly, except as expressly permitted below, (i) solicit, initiate or encourage, or disclose directly or indirectly any information not customarily disclosed concerning its Business

                                    -A-22-
and properties to, or afford any access to its properties, books and records to, any corporation, partnership or other person or group in connection with any possible proposal (an "Acquisition Proposal") regarding a sale of any shares of the capital stock of the Company or any of its subsidiaries or a merger, consolidation or sale or spin-off of all or a substantial portion of the assets of the Company or any subsidiary of the Company, or a liquidation or a recapitalization of the Company or any of its subsidiaries, or any similar transaction, or (ii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal.

  (b) Notwithstanding anything to the contrary contained in this Merger Agreement, the Company and its Board of Directors (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") if the Board of Directors determines in good faith, based on the advice of its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with the Board of Directors' fiduciary duties under applicable law, and (ii) shall be permitted to take and disclose to the Shareholders a position with respect to any tender or exchange offer by a third party, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 of the Exchange Act.

  (c) In the event that the Company shall determine to provide any information as described above, or shall receive any Acquisition Proposal, it shall promptly inform the Parent in writing as to the fact that information is to be provided and shall furnish to the Parent the identity of the recipient of such information or the Potential Acquiror and the terms of such Acquisition Proposal, except to the extent that the Board of Directors determines in good faith, based on the advice of its outside legal counsel, that any such action described in this sentence would be inconsistent with the Board of Directors' fiduciary duties under applicable law. The Company shall keep the Parent reasonably informed of the status of any such Acquisition Proposal except to the extent that the Board of Directors determines in good faith, based on the advice of its outside legal counsel, that any such action would be inconsistent with the Board of Director's fiduciary duties under applicable law.

  (d) The Board of Directors of the Company shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to the Parent, the approval or recommendation of such Board of Directors of this Merger Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, the Board of Directors determines in good faith, after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal.

  (e) The term "Superior Proposal" means any proposal to acquire, directly or indirectly, for consideration consisting of cash or securities, all of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company, after receiving advice from its financial advisor, determines in good faith to be more favorable to the Company and the Shareholders than the Merger and the Offer.

  6.9. Indemnification; Insurance. (a) For a period of six years after the earlier of the Effective Time or consummation of the Offer, the Parent shall, and shall cause the Surviving Corporation or the Company, as applicable, to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) with respect to actions or omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its subsidiaries occurring on or prior to the earlier of the Effective Time or consummation of the Offer (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under applicable law and, in the case of indemnification by the Surviving Corporation, to the extent permitted under the provisions of the Articles and the Bylaws of the Company, each as in effect at the date hereof (which provisions shall not be amended in any manner that adversely affects any Indemnified Party, for a period of six years), including

                                    -A-23-
provisions relating to advances of expenses incurred in the defense of any action or suit; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim. Without limiting the foregoing, in any case in which approval by the Surviving Corporation or the Company is required to effectuate any indemnification, the Parent shall cause the Surviving Corporation or the Company to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel selected by the Indemnified Party and, provided further, that nothing in this Section 6.9 shall impair any rights or obligations of any present or former directors or officers of the Company.

  (b) Any Indemnified Party wishing to claim indemnification under Section 6.9(a) shall provide notice to the Parent promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Parent (at the Parent's expense) to assume the defense of any claim or any litigation resulting therefrom; provided that (i) counsel for the Parent who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (ii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Parent of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Parent and the Parent is materially damaged as a result of such failure to give notice. The Parent shall not, in the defense of any such claim or litigation, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Parent does not accept the defense of any matter as above provided, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Parent or the Surviving Corporation or the Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them and approved by the Parent (which approval shall not be unreasonably withheld), and the Parent or the Surviving Corporation or Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided that the Parent shall not be liable for any settlement effected without its prior written consent. In any event, the Parent and the Indemnified Parties shall cooperate in the defense of any action or claim subject to this Section 6.9 and the records of each shall be available to the other with respect to such defense.

  (c) At or prior to the earlier of the Effective Time or consummation of the Offer, at the election of Parent, either (i) the Company shall purchase an insurance policy providing extended discovery period directors' and officers' insurance coverage for a period of six years after the earlier of the Effective Time or consummation of the Offer or (ii) Parent shall deliver to the Company, or shall cause the Company to obtain, an insurance policy, and shall maintain such policy for not less than six years after the earlier of the Effective Time or consummation of the Offer, providing directors' and officers' liability insurance, in either case covering the Indemnified Parties who are currently covered by the Company's existing directors' and officers' liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof; provided that in no event shall the Parent be required to expend for the policy or policies in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Parent shall be obligated to obtain a policy with the greatest coverage it can obtain upon the exercise of its reasonable best efforts for a cost not exceeding such amount. (The Company represents that the annual premium is currently approximately $114,000). In the event the Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.9, proper provision shall be made so that the successors and assigns of the Parent assume the obligations set forth in this Section 6.9 and none of the actions described in clauses (i) or (ii) of this Section 6.9 shall be taken until such provision is made.


                                    -A-24-

  6.10. Employee Benefits. The Parent shall cause the Surviving Corporation to perform all the obligations of the Company under each of the Executive Retention Agreements, Company Benefit Plans (including without limitation the Company's Welfare Benefit Plan set forth on Schedule 4.13(a) to the Company Disclosure Letter (the "Welfare Benefit Plan")) and other commitments and agreements identified on Schedule 4.13(d) to the Company Disclosure Letter.

  6.11. Transfer Taxes. Except as otherwise provided in Article 3, Newco shall pay any transfer Taxes payable in connection with the Merger and shall be responsible for the preparation and filing of any required Tax Returns with respect to such Taxes.

  6.12. Anti-takeover Statutes. If, notwithstanding the actions taken pursuant to Section 1.2(b), any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute is or shall become applicable to the Offer, the Merger or other transactions contemplated hereby, the Company and the members of the Board of Directors, to the extent permitted by applicable law, shall grant such approvals and take such actions as are necessary and are reasonably practicable to be granted or taken so that the Offer, the Merger and other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such anti-takeover statute on the transactions contemplated hereby.

  6.13. Notification of Certain Matters. Each of the Company and the Parent shall give prompt notice to each other party of any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by such party subsequent to the date of this Agreement and prior to the earlier of the Effective Time or consummation of the Offer, under any material contract to which such party is a party or is subject. Each of the Company and the Parent shall give prompt notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and (b) the occurrence, or non-occurrence, of any events the occurrence, or non-occurrence, of which would cause either (i) a representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the earlier of the Effective Time or the date Shares are accepted for payment pursuant to the Offer, or (ii) any covenant, condition or agreement to be complied with or satisfied under this Agreement to be unsatisfied in any material respect at any time from the date hereof to the earlier of the Effective Time or the date Shares are accepted for payment pursuant to the Offer; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

  6.14. Amendment to Schedule TO, Proxy Statement and Schedule 14D-9. (a) If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement to the Schedule TO or any amendment or supplement thereto, Newco shall file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to the Company and its counsel.

  (b) If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement to the
Schedule 14D-9 or any amendment or supplement thereto, the Company shall file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to the Parent and Newco and their counsel.

  (c) If at any time prior to the Effective Time any event with respect to the Company or any of its subsidiaries, or with respect to information supplied by the Company for inclusion in the Proxy Statement, occurs which should be described in an amendment or supplement to the Proxy Statement, the Company shall file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange

                                    -A-25-

Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to the Parent and Newco and their counsel.

  6.15. Satisfaction of New Jersey Industrial Site Recovery Act. The Company will take such actions as may be reasonably necessary to comply with the New Jersey Industrial Site Recovery Act (N.J.C.A. 13:1K-6 et seq.) ("ISRA") in order to consummate the Merger or the Offer in accordance with the requirements of such act. The Company agrees to execute and deliver such documents and agreements between the New Jersey Department of Environmental Protection ("NJDEP") and the Company as may be required pursuant to ISRA in connection with the Company's real property located in Bloomfield, New Jersey including entering into a remediation agreement or any other expedited review option available under ISRA with the NJDEP. Parent and Newco agree to execute the purchaser's acknowledgement portion of any such ISRA application and deliver such purchaser's signature to the NJDEP. Parent and Newco further agree to reasonably assist and cooperate with the Company in its efforts to comply with ISRA in order to consummate the Merger or the Offer in accordance with the requirements of such act, provided that neither Parent nor Newco shall have any obligation to incur any financial expense or obligation with respect thereto.

  6.16. Third Party Consents. (a) To the extent that any consent or approval with respect to any license, contract or other agreement to which the Company or any of its subsidiaries is a party is required in connection with, or as a result of, the transactions contemplated by this Agreement (including without limitation to assign the Company's or any of its subsidiaries' rights thereunder to the Surviving Corporation at the Effective Time, or to preserve the Company's, or any of its subsidiaries', rights thereunder after the consummation of the Offer) between the date of this Agreement and the earlier of the consummation of the Offer or the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to obtain such consents and approvals prior to the consummation of the Offer or the Effective Time, as applicable.

  (b) The Company will, if requested by Parent, within five (5) days of such request, request in writing the consent of any party to the agreements identified on Schedule 6.16 to the assignment of the rights and obligations of the Company and of any of its subsidiaries thereunder to a third party to be designated by Parent and on terms acceptable to Parent, provided that such assignment would be effective simultaneously with consummation of the Offer or the Effective Time, as applicable.

  (c) The Company, Parent and Newco acknowledge and agree that neither (i) failure to obtain any consent of a licensor or other party with respect to the licenses, contracts or agreements described in Section 6.16(a) or 6.16(b), nor
(ii) failure of any party to any such license, contact or agreement to honor its obligations under any such license, contract or agreement from and after the Effective Time or consummation of the Offer, would, individually or in the aggregate, for any purpose of this Agreement, constitute a Material Adverse Effect.

                                   ARTICLE 7

                              Closing Conditions

  7.1. Conditions to the Obligations of the Parent, Newco and the Company. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

  (a) There shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any governmental authority of competent jurisdiction that makes consummation of the Merger illegal and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall use their best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.


                                    -A-26-

  (b) If required by applicable law, this Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of shares of Company Common Stock in accordance with the Virginia Act and other applicable law and the Articles and Bylaws of the Company.

  (c) Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

  (d) The Company shall have received evidence that the Company has complied with the requirements of the New Jersey Industrial Site Recovery Act necessary to consummate the Merger or the Offer.

  (e) Newco shall have received a complete copy of the FUSI Opinion.

  7.2. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

  (a) On or prior to the mailing of the Proxy Statement to the Company's Shareholders, and on or prior to the Effective Time, the Company shall have received an opinion of First Union Securities, Inc., to the effect that, as of such date, the consideration to be received by the Shareholders in the Merger or pursuant to the Offer is fair to the Shareholders from a financial point of view (the "FUSI Opinion").

  (b) The representations and warranties of the Parent and Newco set forth in this Agreement shall be true and correct on and as of the Effective Time (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date), except where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on the Parent.

  (c) The Parent and Newco shall each have performed all obligations and complied with all covenants necessary to be performed or complied with by it at or prior to the Effective Time, except for such failures to perform that would not reasonably be expected to have a material adverse effect on the Parent.

  7.3. Conditions to the Obligations of the Parent and Newco. The obligations of the Parent and Newco to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

  (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Effective Time (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date), except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect; provided that the representations and warranties of the Company set forth in the first two sentences of Section 4.2 shall be true and correct as of the date specified therein, whether or not the failure to be so true and correct would reasonably be expected to have a Material Adverse Effect.

  (b) The Company shall have performed all obligations and complied with all covenants necessary to be performed or complied with by it at or prior to the Effective Time, except for such failures to perform that would not reasonably be expected to have a Material Adverse Effect.

  (c) The Board of Directors shall have caused the Rights Agreement not to apply to the Merger or the other transactions contemplated by this Agreement.

  (d) The Company and Newco shall have received the opinion referred to in
Section 4.18 and an opinion of Virginia counsel to the Company that the Merger shall have become effective under the Virginia Act.

  (e) No change, development, effect or circumstance shall have occurred or be threatened that is reasonably likely to have a Material Adverse Effect.

  (f) To the extent dissenters' appraisal rights are available to Shareholders, Shareholders owning not more than 5% of the outstanding Shares request such rights.

                                    -A-27-

                                   ARTICLE 8

                                    Closing

  8.1. Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Mays & Valentine, L.L.P., Bank of America Center, 23rd Floor, Richmond, Virginia, or such other place as the parties may agree, as soon as practicable, which shall be no later than the fifth business day following satisfaction or waiver, if permissible, of the conditions set forth in Article 7. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

  8.2. Filings at the Closing. At the Closing, the Parent, Newco and the Company shall cause the Articles of Merger, together with any other documents required by law to effectuate the Merger, to be filed with the Virginia Commission in accordance with the provisions of the Virginia Act, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE 9

                          Termination and Abandonment

  9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Shareholders:

  (a) by mutual consent of the board of directors of the Parent and the Board of Directors of the Company;

  (b) by either the Parent or the Company if by November 30, 2000 (the "Termination Date") both (i) the Effective Time shall not have occurred and
(ii) the Offer shall not have been consummated, and provided, further, that a party may not terminate this Agreement pursuant to this Section 9.1(b) if such party has committed a material breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has been the cause of or resulted in the failure of the Effective Time to occur or the Offer to be consummated;

  (c) by the Parent if both (i) at a duly held meeting of the shareholders of the Company or any adjournment thereof at which this Agreement and the Merger are voted upon, the requisite shareholder vote for adoption and approval shall not have been obtained, and (ii) the Offer shall have expired or terminated in accordance with its terms without any Shares having been purchased thereunder due to a failure of any of the conditions set forth in Annex A to be satisfied, unless such termination or expiration has been caused or resulted from the failure by the Parent to perform in any material respect any of its covenants or agreements contained in this Agreement;

  (d) by the Company if the Parent, Newco or any of their affiliates shall have failed to commence the Offer on or prior to the date which is 5 business days after the Shareholders' Meeting; provided, that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if the Company has failed to perform in any material respect any of its covenants or agreements contained in this Agreement;

  (e) by the Company, if both (i) at a duly held meeting of the shareholders of the Company or any adjournment thereof at which this Agreement and the Merger are voted upon, the requisite shareholder vote for adoption and approval shall not have been obtained, and (ii) the Offer has been terminated by the Parent without the Parent having accepted for payment and paying for such number of Shares which, together with the Company Common Stock owned by Parent and Newco, represent a majority of the voting power of the capital stock of the Company on a fully diluted basis, provided, that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if the Company has failed to perform in any material respect any of its covenants or agreements contained in this Agreement;

  (f) by either the Parent or the Company, if any court of competent jurisdiction in the United States or other governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best

                                    -A-28-
efforts to lift) restraining, permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger, and such order, decree, ruling or other action shall have become final and non-appealable;

  (g) by the Company prior to the purchase of Shares pursuant to the Offer or the Effective Time, in order to accept a Superior Proposal; or

  (h) by the Parent if, prior to purchase of Shares pursuant to the Offer or the Effective Time, the Board of Directors shall have withdrawn, or modified or changed in a manner adverse to the Parent or Newco its approval or recommendation of this Agreement, the Offer or the Merger or shall have recommended a Superior Proposal or shall have resolved to do any of the foregoing.

  9.2. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger and the Offer by the Parent, Newco or the Company pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and this Agreement shall terminate and the Merger and the Offer shall be abandoned, without further action by any of the parties hereto. Newco agrees that any termination by the Parent shall be conclusively binding upon it, whether given expressly on its behalf or not, and the Company shall have no further obligation with respect to it. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, provided that any termination shall be without prejudice to the rights of any party hereto arising out of breach by any other party of any covenant or agreement contained in this Agreement, and provided, further, that the obligations set forth in the second and third sentences of Section 1.2(a) and in Sections 4.19, 5.7, 9.3 and 10.6 shall in any event survive any termination.

  9.3. Fees and Expenses. (a) Except as otherwise provided for in this Agreement, all costs and expenses incurred in connection with this Agreement, the Merger and the Offer, and any transactions contemplated thereby, shall be paid by the party incurring such expenses, whether or not any transaction is consummated.

  (b) If this Agreement is terminated by the Company pursuant to Section 9.1(g) or Section 9.1(h) of this Agreement, simultaneously with the termination of this Agreement and as a condition thereof, the Company shall pay to the Parent a termination fee in the amount of $1,739,982 (the "Termination Fee"). If the condition set forth in clause (v) of Annex A attached hereto is not satisfied and, as a result of the failure of such condition to be satisfied, Parent does not consummate the Offer, within two
(2) business days thereafter the Company shall pay to the Parent the Termination Fee.

                                  ARTICLE 10

                                 Miscellaneous

  10.1. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parent, Newco and the Company at any time prior to the Effective Time or the consummation of the Offer with respect to any of the terms contained herein, provided, that after this Agreement is adopted by the Shareholders pursuant to Section 6.3, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Shareholders hereunder, without the further approval of the Shareholders.

  10.2. Waiver of Compliance; Consents. Any failure of the Parent or Newco, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or the Parent, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this

                                    -A-29-

Section 10.2. Newco hereby agrees that any consent or waiver of compliance given by the Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

  10.3. Survival of Warranties. Each and every representation and warranty made in Article 4, other than Section 4.19 (if this Agreement is terminated before consummation of the Offer or the Merger), and Article 5, other than
Section 5.7 (if this Agreement is terminated before consummation of the Offer or the Merger), of this Agreement shall expire with, and be terminated and extinguished by, consummation of the Offer or the Merger, or the termination of this Agreement pursuant to Section 9.1. This Section 10.3 shall have no effect upon any other obligation of the parties hereto pursuant to Section 9.2 or otherwise, whether to be performed before or after consummation of the Offer or the Merger.

  10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally or by overnight courier, or (b) mailed by registered or certified mail, return receipt requested, postage prepaid, and in each case, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof), together with a copy transmitted by telecopier:

  (a) if to the Parent or Newco, to:

    CoolBrands International Inc.
    4175 Veterans Highway
    Suite 303
    Ronkonkoma, New York 11779
    Telecopy: (631) 737-9792
    Attention: Mr. David J. Stein

    with a copy to:

    Blank Rome Tenzer Greenblatt LLP
    23rd Floor
    405 Lexington Avenue
    New York, New York 10174
    Telecopy: (212) 885-5001
    Attention: Benjamin Raphan, Esq.

  (b) if to the Company, to:

    Eskimo Pie Corporation
    901 Moorefield Park Drive
    Richmond, Virginia 23236
    Telecopy: (804) 330-3559
    Attention: Mr. David B. Kewer

    with a copy to:

    Mays & Valentine, L.L.P.
    1111 East Main Street
    P.O. Box 1122
    Richmond, Virginia 23218-1122
    Telecopy: (804) 697-1339
    Attention: F. Claiborne Johnston, Jr., Esquire

  Any notice so addressed shall be deemed to be given (i) three business days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid and (ii) upon delivery, if transmitted by hand delivery or overnight courier.

                                    -A-30-

  10.5. Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties (except that Parent may assign to any direct or indirect wholly-owned subsidiary of the Parent any and all rights and obligations of Parent under this Agreement, and Newco may assign to the Parent or any other direct or indirect wholly-owned subsidiary of the Parent any and all rights and obligations of Newco under this Agreement, provided that in neither case shall any such assignment relieve the Parent or Newco from any of its respective obligations under this Agreement). Except for Sections 6.9 and 6.10, which are intended for the benefit of the Company's directors, officers, employees and agents, this Agreement is not intended to confer upon any other person except the parties any rights or remedies under or by reason of this Agreement.

  10.6. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  10.7. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

  10.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  10.9. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (a) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (b) the terms "affiliate" and "associate" shall have the meanings set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act; (c) the term "subsidiary" shall mean as to any person, (x) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person and/or one or more subsidiaries of such person and
(y) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more subsidiaries of such person has a 50% or more equity interest at the time; and (d) the phrase "to the knowledge" of any specified corporation shall refer only to the actual knowledge of the directors or officers of such corporation.

  10.10. Entire Agreement. This Agreement, including Annexes A, B and C, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                                    -A-31-

  IN WITNESS WHEREOF, the Parent, Newco and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          Coolbrands International Inc.

                                                    /s/ David J. Stein
                                          By___________________________________
                                            Name: David J. Stein
                                            Title: President & Co-CEO

                                          EP Acquisition Corp.

                                                    /s/ David J. Stein
                                          By___________________________________
                                            Name: David J. Stein
                                            Title: President & Co-CEO

                                          Eskimo Pie Corporation

                                                    /s/ David B. Kewer
                                          By___________________________________
                                            Name: David B. Kewer
                                            Title: President & CEO

                                    -A-32-

                                                                     APPENDIX A

                               OFFER CONDITIONS

  Capitalized terms not otherwise defined herein have the meanings set forth in the Merger Agreement.

  Notwithstanding any other provision of the Offer, Newco shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Newco's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares not theretofore accepted for payment or paid for, and Newco may (subject to the terms of the Agreement) amend or terminate the Offer and may postpone the acceptance of, and payment for, as to such Shares not theretofore accepted for payment or paid for (subject to any such applicable rules and regulations of the SEC) unless (i) any applicable waiting period under the Antitrust Laws shall have expired or been terminated, (ii) there shall have been validly tendered and not withdrawn prior to the expiration date of the Offer a number of shares of Company Common Stock which, together with the Company Common Stock owned by the Parent and Newco, represents a majority of the total voting power of all shares of capital stock of the Company outstanding on a fully-diluted basis (the "Minimum Condition"), (iii) the Parent shall have received evidence that the Company has complied with the requirements of the New Jersey Industrial Site Recovery Act necessary to consummate the Offer, (iv) simultaneously with the acceptance of Shares for payment and payment therefore in accordance with the Offer, the Board of Directors shall have taken such actions as may be necessary to redeem or extinguish the rights issued pursuant to the Rights Plan and such rights shall have been redeemed or extinguished, (v) simultaneously with the acceptance of Shares for payment and payment therefore in accordance with the Offer, the designees of Newco to the Board of Directors shall have been recommended, approved and elected to the Board of Directors pursuant to Section 1.3(a), which recommendation, approval and election shall satisfy in full the requirement in Section 13.1-725 of the Virginia Act that such designees be recommended for election by, or be elected to fill a vacancy and receive the affirmative vote of, a majority of the disinterested directors then on the Board of Directors, so that the designees of Newco shall constitute "disinterested directors" with relation to the Parent, Newco and their Affiliates for purposes of Article 14 of the Virginia Act, and (vi) at any time on or after the date of the Agreement and at or before the time that the particular Shares are accepted for payment (whether or not any other Shares shall theretofore have been accepted for payment or paid for pursuant to the Offer) none of the following conditions exists:

    (a) there shall be pending any action or proceeding before any court, government or governmental authority or agency: (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, payment for, or the purchase of, some or all of the Shares by the Parent, Newco or any other subsidiary or affiliate of the Parent, or seeking to obtain material damages in connection with the Offer, or (ii) seeking to prohibit ownership or operation by the Parent, Newco or any other subsidiary or affiliate of the Parent of all or a material portion of the business or assets of the Parent, the Company or any of their respective subsidiaries or affiliates or to compel the Parent, Newco or any other subsidiary or affiliate of the Parent to dispose of or to hold separately all or a material portion of the business or assets of the Parent, the Company or any of their respective subsidiaries or affiliates, as a result of the Offer, or (iii) seeking to impose or confirm limitations (other than as imposed under the Virginia Act) on the ability of the Parent, Newco or any other subsidiary or affiliate of the Parent effectively to exercise full rights of ownership and control of any Shares (or any shares of capital stock of any subsidiary of the Company) (including, without limitation, the right to vote any such Shares (or shares of a subsidiary)) acquired pursuant to the Offer or otherwise (directly or indirectly), on all matters properly presented to the Shareholders (or any such subsidiary's shareholders), or (iv) seeking to require divestiture by the Parent, Newco or any other subsidiary or affiliate of the Parent of any Shares, or (v) invalidating or rendering unenforceable any material provision of the Agreement, or (vi) that has had a Material Adverse Effect, provided that the Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

    (b) the Effective Time shall have occurred;

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or any other event that would materially adversely affect, the extension of credit by banks or other lending institutions in the United States or (iv) a commencement of a war or armed hostilities or other national or international calamity directly involving the United States which would reasonably be expected to have a Material Adverse Effect or prevent (or materially delay) the consummation of the Offer;

    (d) (i) the Board of Directors or any committee thereof shall have withdrawn or modified in a manner adverse to the Parent or Newco the approval or recommendation of the Offer, the Merger, the Merger Agreement or Newco's nominees to the Board of Directors pursuant to Section 1.3 of the Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger, (ii) any person (other than Parent, Newco or any of their affiliates) shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or (iii) the Board of Directors or any committee thereof shall have resolved to do any of the foregoing;

    (e) the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the written consent of the Company;

    (f) the Board of Directors shall not have taken such actions as shall be necessary to cause the Rights Agreement not to apply to the Offer or the other transactions contemplated by the Agreement;

    (g) any of the representations or warranties of the Company contained in the Agreement shall not have been true and correct at the date when made or (except for those representations and warranties made as of a particular date which need only be true and correct as of such date) shall cease to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at any time prior to consummation of the Offer, except where the failure to be so true and correct would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

    (h) the Company shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it, except for any such breaches that, would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

    (i) any change, development, effect or circumstance shall have occurred or be threatened that is reasonably likely to have a Material Adverse Effect.

  The foregoing conditions are for the sole benefit of Newco and may be asserted by the Parent and Newco regardless of the circumstances giving rise to any such condition or may be waived by the Parent or Newco in whole or in part at any time and from time to time in their sole discretion (subject to the terms of the Agreement). The failure by the Parent or Newco at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                     APPENDIX B

                                PLAN OF MERGER

                                      of

                             EP ACQUISITION CORP.

                                 with and into

                            ESKIMO PIE CORPORATION

  1. The Corporations Proposing to Merge. The parties to this Plan of Merger are EP Acquisition Corp., a Virginia corporation ("Newco") and wholly-owned subsidiary of CoolBrands International Inc., a Canadian corporation ("Parent"), and Eskimo Pie Corporation, a Virginia corporation (the "Company").

  2. The Merger.

  (a) The Merger. At the Effective Time (as defined in Section 2(c) hereof), in accordance with this Plan of Merger and the Virginia Stock Corporation Act (the "Virginia Act"), Newco shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the Commonwealth of Virginia. At the Effective Time, the separate existence of Newco shall cease.

  (b) Effect of the Merger. The Surviving Corporation shall retain the name of the Company and shall possess all the rights, privileges, immunities, powers and franchises of Newco and the Company and shall by operation of law become liable for all the debts, liabilities and duties of the Company and Newco. The Merger shall have the other effects provided for in the applicable provisions of the Virginia Act.

  (c) Consummation of the Merger. The parties hereto shall cause the Merger to be consummated by delivering to the State Corporation Commission of the Commonwealth of Virginia (the "Virginia Commission") articles of merger (the "Articles of Merger") in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the Virginia Act. The Merger shall become effective as of the time that the Virginia Commission finds that the Articles of Merger comply with the requirements of law and that all required fees have been paid and it shall issue a certificate of merger with respect to the Merger for record in accordance with the relevant provisions of the Virginia Act (or at such later time specified as the effective time in the Articles of Merger) (the "Effective Time").

  (d) Articles of Incorporation; Bylaws; Directors and Officers. The articles of incorporation, as amended, of the Company, as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with the Virginia Act. The bylaws, as amended, of the Company, as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the Virginia Act. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. The officers of Newco immediately prior to the Effective Time shall, subject to the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

  3. Conversion of Securities.

  (a) Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

    (i) each share of common stock, $1.00 par value per share, of the Company (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (the "Shares") (except for Shares then owned beneficially or of record by the Parent or Newco or any other subsidiary of the Parent), shall be converted into the right to receive $10.25 (such price per Share being referred to hereinafter as the "Merger Consideration") in cash payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such Share (the "Certificate");

    (ii) each Share that is then owned beneficially or of record by the Parent or Newco or any other subsidiary of the Parent shall be canceled and retired and cease to exist, without any conversion thereof; and

    (iii) the holders of Certificates shall cease to have any rights as shareholders of the Company, and their sole right shall be the right to surrender their Certificates in exchange for payment of the Merger Consideration per Share evidenced by such Certificates.

  (b) Conversion of Newco Common Stock. Each share of common stock, par value $.01 per share ("Newco Common Stock"), of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and non-assessable share of common stock, par value $1.00 per share of the Surviving Corporation ("Surviving Corporation Common Stock"). From and after the Effective Time, each outstanding certificate theretofore representing shares of Newco Common Stock shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of Surviving Corporation Common Stock.

  (c) Exchange of Shares.

    (i) Immediately prior to the Effective Time, Newco shall, and the Parent shall cause Newco to, deposit in trust with a bank or trust company in United States, designated by Newco and reasonably acceptable to the Company (the "Exchange Agent"), cash in an aggregate amount (such aggregate amount being hereinafter referred to as the "Exchange Fund") equal to the sum of:
  (A) the product of (x) the number of Shares (other than any Shares owned beneficially or of record by the Parent or Newco or any other subsidiary of the Parent), and (y) the Merger Consideration, and (B) the aggregate amount of the Cash Payments to be made to holders of Options (as defined in Section 3(d)(I)). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in Sections 3(a)(I) and 3(d) hereof out of the Exchange Fund. The Exchange Agent shall invest the Exchange Fund as the Parent directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10,000,000,000;

    (ii) Promptly after the Effective Time, but in no event later than three
  (3) days following such date, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder (other than the Parent, Newco or any other subsidiary of the Parent), as of the Effective Time, of a Certificate or Certificates that immediately prior to the Effective Time represented Shares, a form letter of transmittal (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment for the Shares represented thereby. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of

  Shares represented by such Certificate and the Merger Consideration, less any applicable withholding tax, and such Certificate shall be canceled. No interest shall be paid or accrued on the Merger Consideration per Share payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any tax required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3(c), each Certificate (other than Certificates representing Shares owned beneficially or of record by the Parent, Newco or any other subsidiary of the Parent) shall be deemed to represent, for all purposes, only the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate less any applicable withholding tax, without any interest thereon;

    (iii) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Shares owned beneficially or of record by the Parent, Newco or any other subsidiary of the Parent) are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Section 3. At the close of business on the day of the Effective Time, the stock ledger of the Company with respect to the Shares shall be closed;

    (iv) All cash, certificates and other instruments in the possession of the Company or the Exchange Agent that constitute any portion of the Exchange Fund (other than net earnings on the Exchange Fund which shall be paid to the Parent) that remain unclaimed by holders of Shares for one year after the Effective Time (including any interest received with respect thereto) shall be paid to the Surviving Corporation, upon demand. Any holders of Shares who have not theretofore complied with Section 3(c)(ii) shall thereafter look only to the Surviving Corporation (subject to applicable abandoned property, escheat or other similar laws) for payment of the Merger Consideration per Share, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws;

    (v) The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the Merger Consideration per Share for the Certificates.

  (d) Company Stock Plans.

    (i) Prior to the Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall adopt, subject to the terms of the Stock Incentive Plans (as hereinafter defined), such resolutions as are necessary or appropriate, if any, to adjust the terms of all outstanding stock options to purchase shares of Company Common Stock (the "Options") granted under the Company's 1992 Incentive Stock Plan and the Company's 1996 Incentive Stock Plan (together, the "Stock Incentive Plans") to provide: (A) that, not later than immediately prior to the Effective Time, each Option, whether or not then exercisable or vested, shall become fully exercisable and vested; and (B) for the cancellation, effective as of the Effective Time, of such Options as set forth in this
  Section 3(d)(i). The Company shall use its reasonable best efforts to insure that each Option outstanding immediately prior to the Effective Time shall be cancelled in exchange for a payment, not later than immediately prior to the Effective Time, from the Company (subject to any applicable withholding taxes) in cash (the "Cash Payment") equal to the product of (x) the total number of shares of Company Common Stock subject to such Option and (y) the excess, if any, of the Merger Consideration over the exercise price per share of such Option.

    (ii) Prior to the Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall adopt, subject to the terms of the Stock Incentive Plans, such resolutions as are necessary or appropriate, if any, to amend the terms of all restricted Shares (collectively, the "Restricted Shares") granted under the Stock Incentive Plans to remove all restrictions from such Shares so that, at the Effective Time, each Restricted Share shall, by virtue of the Merger and without any action on the part of the holder thereof: (A) be and become fully unrestricted and vested; and (B) be converted into the right to receive the Merger Consideration upon presentation by the holder of such Restricted Share of the Certificate, as provided in Section 3(a)(i).

    (iii) Prior to the Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall have taken the appropriate action to provide that: (A) not later than immediately prior to the Effective Time, each Share held under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") shall become fully vested; and
  (B) any Shares remaining in the Company's Savings Plan (the "Savings Plan") or Stock Purchase Plan at the Effective Time shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive the Merger Consideration per Share.

    (iv) Except as provided herein, the Stock Incentive Plans and the Stock Purchase Plan (collectively, the "Stock Plans") shall terminate as of the Effective Time and the provisions of any other plan, program or arrangement (including without limitation the Savings Plan) providing for the issuance, transfer, grant, acquisition or holding of any capital stock of the Company or any interest of any capital stock of the Company shall be amended as of the Effective Time to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any interest in capital stock of the Company (other than in respect of the Merger Consideration or Cash Payment, as the case may be). The Company shall use its reasonable best efforts to ensure that following the Effective Time no holder of an Option or Restricted Shares nor any other participant in the Savings Plan or in any Stock Plan shall have any right thereunder to acquire equity securities of the Company, the Parent or the Surviving Corporation or any subsidiary thereof, subject to the payment of the Merger Consideration or Cash Payment, as the case may be.

                                                                         ANNEX B

                              [LOGO APPEARS HERE]

                                  May 3, 2000

Board of Directors
Eskimo Pie Corporation
901 Moorefield Park Drive
Richmond, Virginia 23236

Dear Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Eskimo Pie Corporation ("Eskimo Pie"), of the consideration to be received by such stockholders (other than CoolBrands International Corporation ("CoolBrands")) pursuant to the terms of the May 3, 2000 Agreement and Plan of Merger (the "Agreement") among Eskimo Pie, CoolBrands, and EP Acquisition Corporation, a wholly-owned subsidiary of CoolBrands. Pursuant to the Agreement, the stockholders of Eskimo Pie will receive $10.25 in cash for each share of Eskimo Pie Common Stock, par value $1.00 per share. For purposes of this opinion, the "Transaction" means the proposed acquisition of up to 100% of the outstanding shares of Eskimo Pie by CoolBrands on the terms set forth in the Agreement.

  In arriving at our opinion, we have, among other things:

  .  Reviewed the financial terms and conditions of the Agreement;

  . Reviewed certain historical business, financial, and other information regarding Eskimo Pie that was publicly available or furnished to us by members of Eskimo Pie management;

  . Reviewed certain financial forecasts and other data provided to us by members of Eskimo Pie management relating to its business;

  . Conducted discussions with members of Eskimo Pie management with respect to its business and its prospects and financial forecasts, and the effects of the Transaction;

  .  Reviewed the current and historical market prices of Eskimo Pie Common
     Stock;

  . Compared the financial position and operating results of Eskimo Pie with those of publicly traded companies engaged in businesses that we considered comparable to those of the Company;

  . Compared the financial terms of the Transaction with the financial terms, to the extent publicly available, of certain comparable transactions; and

  . Conducted such other financial studies, analyses, and investigations as we deemed appropriate.

  In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of such information. With respect to Eskimo Pie's financial projections, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgements of Eskimo Pie's management as to the expected future financial performance of Eskimo Pie. We have discussed Eskimo Pie's financial projections with management of Eskimo Pie, but we assume no responsibility for and express no view as to Eskimo Pie's financial projections or the assumptions upon which they are based. In arriving at our opinion, we have not conducted any physical inspection of the properties or facilities of Eskimo Pie and have not made or been provided with any evaluations or appraisals of the assets or liabilities of Eskimo Pie.

                              [LOGO APPEARS HERE]

  In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions. Our opinion is necessarily based on economic, market, financial, and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion does not address the relative merits of the Transaction and the other business strategies considered by Eskimo Pie's Board of Directors, nor does it address the Board of Directors' decision to proceed with the Transaction.

  First Union Securities, Inc. is an investment banking firm and an affiliate of First Union Corporation. We have been engaged to render financial advisory services to Eskimo Pie in connection with the Transaction and will receive a fee for such services which include the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Eskimo Pie for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We or our affiliates have in the past provided investment banking and financial advisory services to Eskimo Pie unrelated to the proposed Transaction, for which services we have received compensation.

  Our advisory services and the opinion expressed herein are provided for the benefit of the Board of Directors of Eskimo Pie, and such opinion does not constitute a recommendation as to how any stockholder of Eskimo Pie should respond to the offer by CoolBrands or vote on the proposed Agreement. This opinion may not be summarized, excerpted from or otherwise publicly referred to without prior written consent, except that this opinion may be reproduced in full or summarized in any proxy or information statement mailed or provided to the stockholders of Eskimo Pie or in any other filing made under the federal securities laws.

  Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be received by the stockholders of Eskimo Pie (other than CoolBrands) in the Transaction is fair, from a financial point of view.

                                          Sincerely,

                                          First Union Securities, Inc.

                                          /s/ Brian P. McDonagh

                                          Brian P. McDonagh

                                          Managing Director

                                                                        ANNEX C

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM 10-K

(Mark One)
[X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
   SECURITIES EXCHANGE ACT OF 1934

  For the fiscal year ended December 31, 1999

                                      OR

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
   SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                        Commission file number 0-19867

                               ----------------

                            ESKIMO PIE CORPORATION
            (Exact name of registrant as specified in its charter)

                   Virginia                                      54-0571720
       (State or other jurisdiction of                         (IRS Employer
        incorporation or organization)                      Identification No.)

                           901 Moorefield Park Drive
                              Richmond, VA 23236
         (Address of principal executive offices, including zip code)

                               ----------------

                Registrant's phone number, including area code:
                                (804) 560-8400

                               ----------------

          Securities registered pursuant to section 12(g) of the Act:

             ESKIMO PIE CORPORATION COMMON STOCK, $1.00 par value,
                      and Preferred Stock Purchase Rights

                               ----------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

  There were 3,479,964 shares of the Registrant's Common Stock outstanding on March 20, 2000. The aggregate market value held by non-affiliates on March 20, 2000 was approximately $29 million.

                      DOCUMENTS INCORPORATED BY REFERENCE

  Certain information in the Registrant's Proxy Statement for the Annual Meeting to be held on May 3, 2000 is incorporated by reference into Part III herein.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     INDEX

                                     Part I

                                                                          Page
                                                                          ----
 Item 1.  Business......................................................   C-4

 Item 2.  Properties....................................................   C-8

 Item 3.  Legal Proceedings.............................................   C-9

 Item 4.  Submission of Matters to a Vote of Security Holders...........   C-9

          Executive Officers of the Registrant..........................  C-10

                                    Part II

 Item 5.  Market for Registrant's Common Equity and Related Shareholder   C-11
          Matters.......................................................

 Item 6.  Selected Financial Data.......................................  C-12

 Item 7.  Management's Discussion and Analysis of Financial Condition     C-12
          and Results of Operations.....................................

 Item 7A. Quantitative and Qualitative Disclosures about Market Risk....  C-19

 Item 8.  Financial Statements and Supplementary Data...................  C-20

 Item 9.  Changes in and Disagreements with Accountants on Accounting     C-38
          and Financial Disclosure......................................

                                    Part III

 Item 10  Directors and Executive Officers of the Registrant............  C-39

 Item 11. Executive Compensation........................................  C-39

 Item 12. Security Ownership of Certain Beneficial Owners and             C-39
          Management....................................................

 Item 13. Certain Relationships and Related Transactions................  C-39

                                    Part IV

 Item 14. Exhibits, Financial Statement Schedules and Reports on Form
          8-K...........................................................  C-40

  Trademarks and service marks of the Company are italicized where they appear herein. NutraSweet(R) is the registered trademark of Monsanto Company, Chicago, Illinois. Welch's(R) is the registered trademark of Welch Foods Inc., a Cooperative ("Welch's"), Concord, Massachusetts. Nabisco(R), OREO(R) and SnackWell's(R) are the registered trademarks of Nabisco Brands Company ("Nabisco"), San Francisco, California. Weight Watchers(R) and Smart Ones(R) are the registered trademarks of Weight Watchers International, Inc. ("Weight Watchers"), Jericho, New York. All Rights Reserved.

  Market share and product distribution data were obtained from ACNielsen, a nationally recognized market research firm based in Schaumburg, Illinois, which provides the Company with scanner-based product movement data from U.S. grocery stores.

Forward Looking Statements:

  Statements contained in this Annual Report on Form 10-K regarding the Company's future plans and performance are forward looking statements within the meaning of the federal securities laws. These statements are based upon management's current expectations and beliefs about future events and their effect upon the Company. There can be no assurance that future developments affecting the Company will mirror those currently anticipated by management. Actual results may vary materially from those included in the forward looking statements. These forward looking statements involve risks and uncertainties, including but not limited to, the highly competitive nature of the frozen dessert market and the level of consumer interest in the Company's products, product costing, the weather, the performance of management, the Company's relationships with its licensees and licensors and government regulation. For a more complete discussion of these risks and uncertainties, see "Other Factors Affecting the Business of the Company" beginning on page 3 hereof. The Company assumes no duty to update any forward looking statements.

                                    PART I

ITEM 1. BUSINESS

Introduction

  Eskimo Pie Corporation (the Company) created the frozen novelty industry in 1921 with the invention of the Eskimo Pie ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, RealFruit, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors, ingredients and packaging directly from the Company. The Company also sells a full line of quality flavors and ingredients for use in dairy and frozen dessert products outside of those used in its nationally licensed brands business and manufactures soft serve yogurt and premium ice cream products for sale to the foodservice industry.

  The Company's strengths include national brand recognition, quality products and the management of complex sales and distribution networks. The Company's growth has come primarily as a result of the development and introduction of Eskimo Pie brand frozen dessert products, the development and marketing of frozen dessert products under the licensing of other well-known national brands under sublicensing arrangements, and the use of a select group of quality-oriented licensee manufacturers who provide a cost effective means to manufacture and distribute the Company's products.

  In September 1999, the Company announced that its Board of Directors had authorized management to actively pursue all strategic alternatives to maximize shareholder value, including a sale of the Company as a whole or one or more sales of the Company's strategic assets.

  The Company is a Virginia corporation with executive offices at 901 Moorefield Park Drive, Richmond, Virginia 23236.

Licensing Strategy

  The Company has granted licenses to seven dairies who purchase packaging and ingredients from the Company for use in the manufacture and distribution of the Eskimo Pie and other branded novelties and ice cream products. Licensees are selected based upon their reputation for product quality and manufacturing and distribution capabilities. The licensees produce, store and distribute products in accordance with specific quality control standards which ensure uniform formulations, taste and appearance across all licensee territories. The Company regularly inspects the licensees' production and storage facilities and monitors finished products for adherence to the Company's quality standards.

  Each licensee operates within geographic territorial boundaries under agreements which generally include three year terms subject to termination by the Company for quality control violations, failure to meet minimum volume requirements or material changes in the Company's ownership or the licensee's business. These agreements provide for six to twelve month transition periods in the event of termination. Beginning in 1999, licensees were contractually required to contribute to trade promotion spending and to make separate quarterly payments to the Company for licensing fees. These licensing fees amounted to $1,040,000 in 1999 and are expected to total to $1,040,000 annually, through 2001.

  Certain key ingredients (such as chocolate coatings and powders) and wrappers used by the Company's licensees in the manufacture of Eskimo Pie and other licensed frozen novelties and ice cream products are produced at Company owned facilities located in New Berlin, Wisconsin and Bloomfield, New Jersey. Other products sold within the licensing system are purchased from approved vendors and "drop shipped" directly to licensee production facilities. Products sold under "drop shipped" arrangements include cartons, ice cream sandwich wafers and proprietary ingredients used in the manufacture of sublicensed brand products.

  As a result of the Company's licensing strategy, the seven licensee dairies account for approximately 60% of the Company's net sales. The licensing strategy allows the Company to select a strong customer base which it actively monitors to minimize the impact of an unforeseen loss of any of its licensee customers. The loss of one or more licensees could cause some disruption in the Company's operations, although, based upon prior experience with replacing licensees, management believes it could find a suitable replacement within a short period of time. As a result, such customer loss would not have a significant impact on the Company's operations, liquidity or capital resources.

  The licensing strategy also allows the Company to operate with relatively low capital requirements. The Company's working capital requirements are limited to that necessary to support advertising, sales promotion and administrative activities rather than the much larger amounts that would be required to support the self-manufacture of finished consumer goods.

  The Company provides significant marketing support for the Eskimo Pie and other licensed brands manufactured and distributed by its licensees. The Company engages in product/concept development, and advertising and sales promotion expense generally includes trade promotion and introductory costs, price-off and feature price promotions, regional consumer promotion, couponing and other trial purchase generating programs and broker commissions.

  The Company has 13 field sales personnel among the Company's operating divisions, and engages broker representatives in each major U.S. market. Distribution of the Company's finished consumer products is handled by the licensees and distributors in their respective territories.

Sublicensing Efforts

  The Company leverages its licensee and trade relationships and marketing presence by securing the limited rights for nationally recognized brand names such as Welch's, Weight Watchers Smart Ones, SnackWell's and OREO. These rights allow the Company to manage the product development, manufacture, distribution, marketing and sales of branded frozen novelties and ice cream products in exchange for royalty payments to the owners of the brand names.

  Welch's. Since 1980, the Company has managed the manufacture and marketing of Welch's brand frozen fruit juice bars under an exclusive agreement with Welch Foods Inc. (Welch's). Under the Company's management, the four varieties of Welch's frozen juice bars continue to be leading products in the "All Family" fruit and juice bar category according to ACNielsen. The Company introduced, in selected test markets, two new Welch's products in 1999 which were targeted to attract the attention of a more youthful audience.

  Weight Watchers. In January 1995, the Company entered into an agreement with Weight Watchers Food Company whereby it assumed the management of an existing line of frozen novelty products. During 1998, the Company transitioned the Weight Watchers brand to incorporate the Smart Ones trademark consistent with an overall brand repositioning by Weight Watchers International, Inc. There are currently six Weight Watchers Smart Ones products being distributed to retail grocery stores including the new Mocha Java bar which was introduced in the fourth quarter of 1998.

  Nabisco Brands. In December 1994, the Company entered into an agreement with Nabisco Brands Company under which it has developed and marketed frozen novelty and packaged ice cream products under the SnackWell's and OREO brand names. The Company currently manages one SnackWell's and two OREO novelty products that are currently distributed to the retail grocery and single serve convenience markets.

  Master License Agreements between the Company and each respective licensor set forth the Company's rights and obligations in connection with the respective sub-licensed businesses. Although the specific terms vary, each of the Master License Agreements provides for royalty payments or license fees (although the basis and rate are different under each agreement), the length of the agreement (5 to 20 years) and conditions for termination (which may be exercised by either party based on certain conditions). The agreements have been subjected to various renegotiations and amendments from time to time as business conditions have changed.

  Although each agreement also includes certain threshold performance requirements (such as the requirement to develop a certain number of new products each year, reach certain distribution goals, etc.), there are no guaranteed payments required of the Company by any of the agreements. Failure to comply with the terms of the Master License Agreements may result in termination of the respective agreement (or as is more likely the case, some cure or other renegotiation of terms), but in no case would the Company be required to make specified payments if the Company does not continue to utilize the rights under the respective agreements.

Non-licensed Products

  In addition to products manufactured for use in its licensed and sublicensed businesses, the Company sells various other ingredients to the dairy industry produced at its New Berlin, Wisconsin facility. This business involves blending, cooking and processing basic flavors and fruits to produce products which subsequently are used by the Company's customers to flavor frozen desserts, ice cream novelties and fluid dairy products. This business, which accounts for approximately 20% of the Company's sales, has grown in recent years and provides a positive gross margin contribution although at lower levels than the Company's licensing business.

  The Company also manufactures soft serve yogurt and premium ice cream mix in a leased facility in Russellville, Arkansas. Soft serve mix is sold under the Eskimo Pie brand name to broad- line foodservice distributors, yogurt shops and other foodservice establishments who, in turn, sell soft serve ice cream and yogurt products to consumers. The sale of soft serve yogurt and ice cream mix, which accounts for approximately 14% of the Company's sales, is managed by a separate sales force working within the Company's wholly owned subsidiary, Sugar Creek Foods, Inc.

  The Company also manufactures flexible packaging, such as private label ice cream novelty wraps, at its Bloomfield, New Jersey plant. These products are sold to the dairy industry, including many of the Company's licensees.

Other Factors Affecting the Business of the Company

  This document and other information or statements the Company may release from time to time include forward looking statements, within the meaning of federal securities laws, about the Company's future plans and performance. Numerous factors, including but not limited to those discussed below, produce risks and uncertainties that may cause actual results to vary materially from those included in the forward looking statements.

  Competition. The principal outlet for the Company's licensed and sublicensed products is retail grocery stores which sell approximately $1.8 billion of frozen novelties annually according to the International Dairy Foods Association. The Company's branded frozen novelties compete with over 300 national, regional and local brands, including the brands of two of the world's largest food conglomerates. The Company also competes with national, regional and local brands of soft serve frozen yogurt and premium ice cream, packaged ice cream and sorbet products.

  Management believes that the Company has a number of competitive advantages in the frozen dessert market. The Eskimo Pie brand name is one of the most widely recognized names in this market and it is management's belief that consumers identify the Eskimo Pie name with a consistently high quality product. The Company has been an active leader in new product introductions, as evidenced by Eskimo Pie Sweetened with NutraSweet and the numerous sub-licensed products developed in recent years. In addition, the Company's licensing strategy enables it to operate with relatively low capital requirements.

  Product Costing. The Company purchases raw materials such as sugar and coconut oil from a number of suppliers. Other materials used by the Company include paper, cartons and chocolate liquor. With the exception of ice cream sandwich wafers, NutraSweet brand aspartame, and the proprietary items required to be purchased from the owners of the sublicensed brands, the Company believes that its raw materials are readily available from a number of sources. Raw material costs may be influenced by fluctuations in the commodity markets.

  Seasonality. The frozen dessert market is seasonal with sales concentrated in the summer months. Because the Company supplies packaging and ingredients to manufacturers of its licensed and sublicensed products, the Company has a higher level of sales preceding and during the summer months and a lower level of sales in the first and fourth quarters. Annual sales can be adversely affected by unseasonably cool weather during the summer months.

  Management. The Company is reliant on the abilities of the management team led by David B. Kewer, the Company's President and Chief Executive Officer. These personnel have significant experience in their respective functional areas and the loss of these individuals or others could have an adverse effect on the Company's ability to implement its future plans.

  Licensee Relationships. The nature and extent of the Company's relationships with its licensees are discussed under "Licensing Strategy" above.

  Licensor Relationships. The Company derives approximately 33% of its revenues from sub-licensed products which, in general, are governed by contractual agreements between the licensor and the Company (as discussed under "Sublicensing Efforts" above). The loss of these sub-licensed brands could have an adverse effect on the Company's business.

  Year 2000 Matters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000" for a discussion of this issue.

  Government Regulation. Like other companies in the food industry, the Company and its licensees are subject to extensive regulation by various local, state and federal governmental agencies. Pursuant to a wide range of statutes, rules and regulations, such agencies prescribe requirements governing product quality, purity, manufacturing, advertising and labeling. Food products are often subject to "standard of identity" requirements, which are promulgated at both the federal and state level to control the permissible qualitative and quantitative ingredient content of foods and related information that must be provided on food product labels. The Federal Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC") and many states review product labels and advertising to assure compliance with applicable statutes and regulations.

  The Company cannot predict the impact of the changes that it may be required to make in the future as a result of other legislation, rules or governmental review. FDA regulations may, in certain instances, affect the ability of the Company, as well as others in the industry, to develop and market new products and to utilize technological innovations in the manufacturing of existing products. Nevertheless, the Company does not currently believe these rules and regulations will have a significant impact on its operations.

  Trademarks. The licensing of trademarks owned and sublicensed by the Company, especially the Eskimo Pie brand, is central to the business of the Company. The Company has exclusive rights with respect to these trademarks in the U.S. and, for Eskimo Pie and RealFruit, in Canada and certain other countries around the world. The Company has made federal and various international filings with respect to its significant trademarks and intends to keep these filings current. The Company is not aware of any challenge to the validity of any trademark material to its business in areas where the Company and its licensees are currently conducting operations.

  Environmental. The Company's operations are subject to rules and regulations governing air quality, waste disposal and other environmental related matters, as well as other general employee health and safety laws and regulations. Other than as set forth below with respect to the Bloomfield plant, the Company believes that it is in substantial compliance with all such applicable laws and rules.

  In the third quarter of 1991, the Company learned that small quantities of cleanup solvents, solvent inks and oil were disposed of many years before at its Bloomfield, New Jersey plant. The Company promptly notified regulatory authorities and undertook testing to determine the extent of any contamination. In connection with the consummation of the Company's public offering in March, 1992, the Company's former parent, Reynolds Metals Company ("Reynolds"), entered into an agreement with the Company under which Reynolds will continue to manage environmental testing and remediation activities at the Bloomfield plant. Under the agreement, Reynolds will reimburse the Company for certain cleanup costs (as defined in the agreement), relating to the Bloomfield plant, that may be incurred by the Company in excess of $300,000. The Company recorded a $300,000 liability for these costs in 1992 of which approximately $70,000 remains unused at December 31, 1999.

  In connection with the Board's decision to explore a possible sale of the Company, management is attempting to accelerate resolution of the Bloomfield environmental issue. As a result of its efforts, management has made certain estimates and recorded an additional liability of $106,000 relating to costs associated with (1) testing and remediation with respect to certain items as to which the Company and Reynolds do not agree on the extent of Reynolds' remediation responsibility under the agreement and (2) expediting the timeframe under which certain testing results are available for review by management, regulatory authorities and potential purchasers of the Company.

  Except as provided for in the agreement relating to the Bloomfield facility, Reynolds has not otherwise undertaken any responsibility or assumed liability for any environmental obligations of the Company.

  Employees. At December 31, 1999, the Company employed approximately 105 persons. No employees are currently covered by collective bargaining agreements. The Company believes that its employee relations are good.

ITEM 2. PROPERTIES

  In 1992, the Company acquired an office building in the Moorefield Office Park in Richmond, Virginia. The building consists of approximately 32,496 square feet on 3.4 acres which serves as the Company's executive and administrative offices and as the Company's new product development and quality control facility. Approximately 8,500 square feet of the headquarters building is leased to outside parties at rates consistent with local market conditions.

  The Company owns its ingredients manufacturing plant in New Berlin, Wisconsin which consists of approximately 73,820 square feet on 4.0 acres. The Company expanded its New Berlin plant by 18,000 square feet in 1990 and purchased certain new equipment at that time. The Company completed $800,000 of capital improvements in the New Berlin facility during 1998 (consisting primarily of equipment additions) in connection with the consolidation of its flavors production at the New Berlin facility which was completed in 1997.

  The Company also owns its printing and packaging plant in Bloomfield, New Jersey, which consists of approximately 71,583 square feet on 2.0 acres. The Bloomfield plant was expanded and modernized in 1985 with a 35,000 square foot addition.

  In connection with the March 1, 1994 acquisition of Sugar Creek Foods of Russellville, Inc., the Company's subsidiary, Sugar Creek Foods, Inc., is leasing from the former owner of the business a soft serve yogurt and ice cream mix production facility, consisting of approximately 23,805 square feet, and a packaging facility, consisting of approximately 16,000 square feet, both located in Russellville, Arkansas. In addition, Sugar Creek Foods, Inc. owns a freezer facility, consisting of approximately 5,013 square feet, adjacent to the production facility in Russellville. In 1999, the Company purchased a small parcel of land adjacent to the freezer facility for future potential expansion of the freezer facility.

  The Company owns virtually all of its equipment and replacement parts for all manufacturing equipment are readily available.

ITEM 3. LEGAL PROCEEDINGS

  The Company is party to ordinary routine litigation incidental to its business, the disposition of which is not expected to have a significant effect on the Company's financial condition or operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  None

                      EXECUTIVE OFFICERS OF THE REGISTRANT

                            Present Position and    Other Business Experience
         Name (Age)           Length of Service       During Past Five Years
         ----------         --------------------- -----------------------------
 Arnold H. Dreyfuss (71)    Chairman of the Board Director since 1992; Chief
                             since September 1996 Executive Officer from
                                                  September 1996.to February
                                                  1998; President of Jupiter
                                                  Ocean and Racquet Club of
                                                  Jupiter, Florida; formerly
                                                  (1982 until 1991) Chairman of
                                                  the Board and Chief Executive
                                                  Officer of Hamilton
                                                  Beach/Proctor-Silex, Inc.

 Kimberly P. Ferryman (43)  Vice President,       Corporate Director, Quality
                            Quality  Assurance    Assurance and Product
                            and  Product          Development from March 1994
                            Development  since    to February 1995; Senior
                            February 1995         Product Development
                                                  Technologist from November
                                                  1988 to February 1994. (All
                                                  were . positions with the
                                                  Company)

 Craig L. Hettrich (40)     Vice President and    Formerly, Vice President,
                             General Manager,     Sales and Marketing for
                             Foodservice Division Frionor USA from March 1996
                             since February 1998. to January 1998; Director of
                                                  National Sales and various
                                                  other sales and marketing
                                                  positions with General Mills
                                                  --Yoplait/Columbo Division
                                                  from September 1991 to
                                                  February 1996.

 V. Stephen Kangisser (48)  Vice President, Sales Vice President, Marketing,
                             since August 1998    May 1996 to July 1998;
                                                  formerly, Vice President,
                                                  Sales and Marketing for H.P.
                                                  Hood, Inc., Boston,
                                                  Massachusetts from 1993 to
                                                  1996; Director of Sales and
                                                  Marketing and various other
                                                  positions with Kraft, Inc.
                                                  from 1974 through 1993.

 David B. Kewer (45)        President and Chief   Director since May 1997;
                             Director since March President and Chief Operating
                             1998                 Officer from March 1997 to
                                                  February 1998; formerly,
                                                  President, Willy Wonka Candy
                                                  Factory, a division of
                                                  Nestle' USA, Inc., from
                                                  August 1993 to February 1996;
                                                  Senior Vice President
                                                  Marketing and Strategic
                                                  Planning and various other
                                                  marketing and sales positions
                                                  with Nestle' Ice Cream
                                                  Company from 1988 to 1993.

 Thomas M. Mishoe, Jr. (47) Chief Financial       Independent Consultant, from
                            Officer,  Vice        August 1995 to February 1996;
                            President,  Treasurer Chief Financial and
                            and  Corporate        Administrative Officer,
                            Secretary  since      Goldome Credit Corporation
                            February 1996.        from May 1993 to May 1995;
                                                  Senior Manager with Ernst &
                                                  Young LLP, from 1987 to May
                                                  1993.

 William J. Weiskopf (39)   Vice President and    National Sales Manager,
                             General Manager,     Flavors, November 1995 to
                             Flavors Division     August 1997; Regional Sales
                            since  August 1997.   Manager from May 1994 to
                                                  November 1995; formerly
                                                  Account Manager, Food Group
                                                  for E. T. Horn Company from
                                                  1987 to 1994.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

  The Company's Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "EPIE". As of March 20, 2000, there were approximately 500 Shareholders of Record of the Company's Common Stock (including brokers, dealers, banks and other nominees participating in The Depository Trust Company).

  The high and low sales prices for shares of the Company's Common Stock as reported on The Nasdaq Stock Market and dividends declared per share during the periods indicated are set forth below:

                                                     High     Low      Dividends
                                                     ----     ----     ---------
   1999
   ----
   First Quarter.................................... $15      $ 6 5/8    $0.05
   Second Quarter...................................  10 1/4    6 5/8     0.05
   Third Quarter....................................  11 1/2    8 1/8      --
   Fourth Quarter...................................  10 3/8    7 3/8      --

   1998
   ----
   First Quarter.................................... $14 1/4  $10 1/8    $0.05
   Second Quarter...................................  16 1/4   11 9/16    0.05
   Third Quarter....................................  13 5/16   7 3/4     0.05
   Fourth Quarter...................................  14        7 1/8     0.05

  The Company's Board of Directors voted not to declare the 1999 third and fourth quarter dividends, in light of the announcement made in September 1999 to pursue all strategic alternatives to maximize shareholder value, including a possible sale of the Company as a whole or one or more sales of the Company's strategic assets. The declaration of dividends is subject to the discretion of the Company's Board of Directors, based on the general business conditions encountered by the Company, as well as the financial condition, earnings and capital requirements of the Company and other factors deemed relevant by the Board. Management believes that the elimination of the dividend will enhance the Company's financial flexibility as it pursues a potential sale of the Company.

ITEM 6. SELECTED FINANCIAL DATA

                               For the year ended and as of December 31,
                         -------------------------------------------------------
                          1999(1)    1998(2)    1997(3)    1996(4)       1995
                         ---------- ---------- ---------- ----------  ----------
                                 (In thousands, except Per Share Data)
Income Statement Data:
  Net sales............. $   66,452 $   63,492 $   66,392 $   74,084  $   83,975
  Operating income
   (loss)...............      1,683      1,755        498     (2,009)      8,804
  Net income (loss)..... $      836 $      795 $      108    $(2,046) $    5,076
  Per Share Data:
  Basic:
    Weighted average
     number of common
     shares
     outstanding........  3,463,211  3,458,394  3,456,180  3,460,729   3,475,119
    Net income (loss)... $     0.24 $     0.23 $     0.03 $    (0.59) $     1.46
                         ========== ========== ========== ==========  ==========
  Assuming dilution:
    Weighted average
     number of common
     shares
     outstanding........  3,463,211  3,462,677  3,461,867  3,460,729   3,642,624
    Net income (loss)... $     0.24 $     0.23 $     0.03    $ (0.59) $     1.42
                         ========== ========== ========== ==========  ==========
  Cash dividends........ $     0.10 $     0.20 $     0.20 $     0.20  $     0.20
Balance Sheet Data:
  Cash and cash
   equivalents.......... $    1,751 $      530 $    3,353 $    2,143  $      717
  Working capital.......      3,929      6,345      6,732      6,002       9,193
  Total assets..........     36,486     40,088     41,580     44,440      45,872
  Total debt............      3,901      9,018     10,335      9,800       9,800
  Shareholders' equity..     22,796     22,226     22,081     22,470      25,687

--------
(1) The 1999 results of operations include special charges associated with analysis of strategic alternatives, restructuring and proxy contest activities which aggregate to a loss of $1,808,000 ($1,139,000 after related income tax benefits). Additional discussion is provided in Management's Discussion and Analysis of Financial Condition and Results of Operations and the Notes to Consolidated Financial Statements.
(2) The 1998 results of operations include the recovery of $600,000 of past due rent associated with equipment leased to one of the Company's licensees and $80,000 of incremental expenses associated with the Company's consideration of strategic alternatives which aggregate to a gain of $520,000 ($325,000 after related income tax expense). Additional discussion is provided in Management's Discussion and Analysis of Financial Condition and Results of Operations and the Notes to Consolidated Financial Statements.
(3) The 1997 results of operations include income and expenses associated with restructuring activities which aggregate to a gain of $272,000 ($169,000 after related income tax expense). Additional discussion is provided in Management's Discussion and Analysis of Financial Condition and Results of Operations and the Notes to Consolidated Financial Statements.
(4) The 1996 results of operations include special charges relating to executive severance accruals ($593,000), a loss on the disposal of fixed assets ($725,000) and the disposal of licensee and Company held inventories ($920,000), aggregating to $2,238,000 ($1,482,000 after related income tax benefits).

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

  For the year ended December 31, 1999, the Company recorded sales of $66.5 million, which resulted in net income of $836,000 or $0.24 per share. These results compare with net income of $795,000 ($0.23 per share) in 1998 and $108,000 ($0.03 per share) in 1997. The increased profitability reflects an improved sales mix towards more profitable business, renegotiated licensing contracts with the Company's licensees and a continued focus on expense control.

  The 1999 results include expenses associated with the Company's analysis of strategic alternatives of approximately $1,223,000, restructuring activities of $191,000 and proxy contest expenses of $394,000 which, after related tax effects, reduced net income by $1,139,000 or $0.33 per share. Exclusive of these special charges incurred during 1999, net income would have been $1,975,000 or $0.57 per share.

  The 1998 results include the recovery of $600,000 of past due rent associated with ice cream making equipment leased to one of the Company's licensee customers as well as approximately $80,000 of incremental expenses associated with the Company's consideration of strategic alternatives. Combined, these two items accounted for additional 1998 net income of approximately $325,000 ($0.09 per share) after related tax effects. The 1997 results include income (offset by certain expenses) associated with restructuring activities which aggregate to a gain of $169,000 ($0.05 per share) after related tax effects.

  Additional details regarding all of these items are provided below.

 Net Sales and Gross Profit

  Net sales consist of the following:

                                               For the year ended December 31,
                                               --------------------------------
                                                  1999       1998       1997
                                               ---------- ---------- ----------
   Eskimo Pie brand........................... $   20,495 $   22,038 $   23,380
   Other licensed brands......................     21,618     19,610     21,048
                                               ---------- ---------- ----------
     Total licensed brands....................     42,113     41,648     44,428
   Flavors and ingredients....................     13,181     12,040     12,319
   Foodservice................................      9,477      8,127      8,164
   Packaging and other revenues...............      1,681      1,677      1,481
                                               ---------- ---------- ----------
                                               $   66,452 $   63,492 $   66,392
                                               ========== ========== ==========

  The Company's frozen novelty business competes in a mature category which is dominated by two of the world's largest food conglomerates who together account for over one third of the category's sales. Consumer demand for frozen novelty products has been flat in recent years. Packaged ice cream producers continue to seek consumer attention with retail price promotions thus providing extensive price competition to the Company's novelty products. The competitive environment and recent consumption trends have provided challenges to management's attempts to return the Company to its former profitability.

 1999 Compared with 1998, Eskimo Pie Brand

  Eskimo Pie brand sales decreased 6.3% in 1999 as compared to 1998. Sales of "regular" Eskimo Pie milk and dark chocolate products were flat as compared to 1998. Declines in sales velocity and distribution on flanker items in the Eskimo Pie No Sugar Added product line resulted in overall decline in Eskimo Pie Brand sales. Consumer resistance to price advances caused by escalating dairy ingredient prices in 1997 and 1998 continued to affect ice cream novelty products in 1999.

 1999 Compared with 1998, Other Licensed Brands

  Sales of other licensed brand products (RealFruit, Welch's, Weight Watchers Smart Ones, OREO and SnackWell's brands) increased 9.3% in 1999.

  Welch's brand sales increased 19% in 1999, primarily due to the introduction of the Double Dare product line. While trade acceptance of these new products was very good, consumer takeaway was below expectations.

Sales of the regular Welch's fruit juice line were down 5%, following the trend in overall fruit juice bar novelty sales. Sales gains on the base fruit juice bars in western markets were more than offset by declines in eastern markets where the brand experienced significant competitive pressure.

  Weight Watcher's novelty sales were up 7.5%, continuing its growth from 1998 spurred by the repositioning to the Smart Ones trademark. A new flavor, Mocha Java, was introduced in key consumption markets and added incremental sales volume. Geographic expansion of the line is being considered for the fourth quarter of 2000 to take advantage of the continuing sales momentum and consumer interest in the Smart Ones brand.

  Nabisco sales increased 4% in 1999. The limited regional introduction of the OREO Big Stuf ice cream sandwich in retail grocery and club store channels more than offset declines in the remainder of the Nabisco product line. The SnackWell brand continued its decline, reflecting the continuing consumer retreat from "good for you" products. In addition, the OREO cookies'n cream cone introduced in 1998 was withdrawn from the market due to a complete interruption of production caused by an explosion at the production facility contracted to produce the product and the inability to locate an alternative producer that could provide product of similar quality.

  Sales of RealFruit brand sorbet continued to decline in 1999 consistent with segment trends. In 2000, a number of opportunities will be explored to further develop the RealFruit brand.

  Other licensed brands also include sales of approximately $600,000 to the single serve impulse market. The Company entered the single serve market during 1998 with a range of Eskimo Pie, Welch's and OREO brand novelty products created specifically for this retail channel.

 1998 Compared with 1997

  Eskimo Pie brand sales decreased 5.8% for the year due to significant sales declines during the first half of the year, largely due to unseasonably cool and wet weather in some of the Company's strongest (west coast) markets. However, Eskimo Pie brand sales increased by 16.9% in the second half of 1998, as compared with 1997, as a result of increased distribution into the populous northeast markets and increased promotional activity during the later part of the 1998 summer selling season.

  Sales of other licensed brand products (RealFruit, Welch's, Weight Watchers Smart Ones, OREO and SnackWell's brands) decreased 6.8% in 1998. As is similar to the trends noted with the Eskimo Pie brand, these sales were much stronger in the second half of 1998 (actually showing an 11.3% improvement over 1997) but not enough to offset declines from the first half of the year.

  Welch's brand sales declined in the first half of 1998, largely due to El Nino weather effects in the west coast markets where the Welch's brand has its strongest consumer acceptance. Welch's brand sales in the second half of 1998 returned to prior year levels.

  Weight Watchers brand sales increased 17.8% during 1998 largely due to the successful repositioning of this line of products under the Smart Ones trademark. Weight Watchers International, Inc., the owner of the Weight Watchers and Smart Ones trademarks, transitioned its entire line of products to the Smart Ones brand and contributed part of their 1998 earned royalties to the Company's cost of converting to the new trademark.

  Sales of OREO and SnackWell's brands decreased 13.3% during 1998 as compared with 1997. The decrease is due to the discontinuance of the packaged ice cream products sold under these brands and the continued consumer retreat from "good-for-you" products. However, test market introduction of two new OREO brand novelties provided additional sales volume that reduced the overall decline in OREO and SnackWell's brand sales.

  Other licensed brands also include approximately $850,000 of 1998 sales from the single serve impulse market.

 Flavors and Ingredients

  Revenue in the Flavors and Ingredients Division increased by 9.5% in 1999, following slight declines in revenue during 1998 and 1997. The Division's improvement was primarily due to the successful implementation of the Company's sales initiative to further penetrate the national frozen dessert and fluid dairy manufacturers. The Flavors Division secured new business during 1999 with four targeted national accounts. Management believes this development of national accounts, coupled with continued support of its regional dairy customers, will position the Division for further growth in the rapidly consolidating dairy industry.

 Foodservice

  Revenue in the Foodservice Division increased by 17% in 1999, following a relatively flat year in 1998 and a 7% decline in 1997. During 1999, management implemented a strategy to increase sales and profitability, capitalizing on the fact that Eskimo Pie markets the only nationally branded premium soft serve ice cream, in addition to a full range of frozen yogurt and smoothie products. This message has been delivered to distributors and operators using the Company's "The Right Choice System." The Right Choice System is a comprehensive, consultative approach to marketing the Company's soft serve products which features premium quality products, provides operational support and provides merchandising and promotional opportunities to foodservice distributors.

 Gross Profit

  Gross profit, as a percent of sales, increased 170 basis points in 1999 to 41.8%, as compared to 40.1% in 1998,exclusive of the fourth quarter 1998 benefit of the recovery of $600,000 in past due rental income discussed below. Renegotiated licensing contracts with the Company's licensees provided for increases in fixed royalty licensing fees, which more than offset some margin erosion within the licensed brands. Further margin improvement is attributable to continued focus on expense control and efficiencies at the manufacturing facilities, including the discontinuance of certain unprofitable packaging operations in the first quarter of 1999, as discussed below.

  The $600,000 of rental income recorded in 1998 arose in connection with an arrangement under which one of the Company's licensee customers had leased ice cream novelty making equipment from the Company which provided rental income based on the "units of production" manufactured on the equipment. Since 1992, the Company had received annual rental payments that, in the aggregate, were less than that required to fully amortize the Company's original investment. The customer acknowledged its past due obligation and agreed to pay $600,000 to bring the lease current at December 31, 1998. As collectibility of the lease payments was not reasonably predictable, no contingent rent had been previously recorded and the $600,000 recovery was recognized in the fourth quarter 1998 as a reduction of cost of goods sold (consistent with the previous rent received on this equipment).

  During 1998, significant attention was focused on the ice cream industry based on 1998 butterfat prices which increased by approximately 150% from 1997 levels. As a licensing company that does not actually produce finished novelty and packaged ice cream products, the Company was not directly impacted by the increased cost of this commodity. However, as a result of the butterfat cost increases some of the Company's licensees increased the price of the Company's licensed ice cream and novelty products they produce which may have ultimately affected consumer demand and the Company's sale of related components and packaging. The Company is also affected by butterfat pricing in connection with premium soft serve ice cream products sold to the foodservice industry. Butterfat purchases within the Foodservice division traditionally account for less than 1% of consolidated cost of goods sold. In 1999 butterfat pricing returned to 1997 levels.

 Expenses and Other Income

  Advertising and sales promotion for 1999 was consistent with 1998 in absolute dollars, but as a percent of sales, decreased from 25.3% in 1998 to 24.4% in 1999. Management's intent to increase spending under its previously announced Growth and Restructuring Plan was curtailed as a result of the Company's September 1999 announcement of its intention to explore a possible sale of the Company.

  Selling, general and administrative expenses decreased in 1999 by $144,000 or 1.7% despite bonus payments of approximately $550,000 (as compared to $115,000 in 1998). In 1998, these expenses decreased $1,095,000 or 11.7% after a decrease of $960,000 or 9.3% in 1997. These decreased expenditures are a result of management's continued focus on cost control initiatives.

  During 1999, the Company incurred $1.8 million of restructuring and other special charges.

  The Company incurred approximately $1,223,000 in expenses related to the analysis of strategic alternatives, the development of the Company's Growth and Restructuring Plan and management's pursuit of a possible sale of the Company in whole or in parts. $433,000 of these charges relate to partial payments of retention incentives intended to maintain the employment of key personnel during uncertain times. The remaining costs consist primarily of legal, investment banking, and other professional services.

  The Company undertook two reduction-in-force programs in the first half of the year to reduce overhead expenses, resulting in restructuring charges of approximately $191,000.

  In March 1999, the Company discontinued certain non-core manufacturing operations and terminated the employment of seven production employees at its Bloomfield, New Jersey packaging plant who were not involved in the production of products for the Company's licensing businesses. As a result, the Company incurred related severance costs of approximately $105,000, all of which has been paid. As a result of this action, profitability in the Packaging Division, exclusive of the severance costs, improved by approximately $350,000 over 1998 results.

  During the second quarter of 1999, the Company eliminated two vacant positions and terminated the employment of six employees located at the Company's corporate headquarters. The severance costs associated with these terminations totaled approximately $86,000; however, when combined with the savings from the eliminated positions, these actions are anticipated to provide annualized savings of approximately $300,000 per year.

  The Company incurred approximately $394,000 of proxy contest related expenses, including legal and other professional service fees and administrative expenses associated with the Company's delayed annual meeting of shareholders in 1999.

  During the third quarter of 1997, the Company consolidated its flavors production in New Berlin, Wisconsin. In connection with the consolidation, the Company discontinued flavors operations in Los Angeles, California, terminated the employment of the plant's 14 employees and sold the plant facility. Included in income from restructuring activities is an approximate $1,000,000 gain from the sale of plant assets offset primarily by approximately $300,000 of employee severance expenses. The Company used a portion of the proceeds from the sale of the Los Angeles facility to complete an expansion of the New Berlin facility. The New Berlin expansion, which cost approximately $800,000, provides the necessary capacity to serve the Company's current and expected business requirements at costs which are lower than operating two plants.

  During the fourth quarter of 1997, the Company completed a restructuring of its operations into a divisional operating unit alignment. In connection with this restructuring, two senior level employees were terminated with severance benefits of approximately $215,000. In addition, $200,000 of previously incurred severance and other special costs associated with the Company's 1997 restructuring activities were offset against the income recognized from the flavors consolidation. The Company also recorded $593,000 of restructuring charges during the third quarter of 1996, relating to severance commitments associated with a change in executive management. All severance commitments associated with the above restructuring activities had been paid as of December 31, 1998.

 Seasonality

  The frozen novelty industry is seasonal with sales concentrated in the summer months. Because the Company supplies packaging and ingredients to manufacturers of its licensed and sublicensed products, the Company has a higher level of sales preceding and during the summer months.

  The following table provides two years of unaudited quarterly financial data:

                                              For the 1999 quarter ended
                                       ----------------------------------------
                                        March 31   June 30   Sept 30   Dec 31
                                       ---------- --------- --------- ---------
                                        (In thousands, except per share data)
Net sales............................. $  16,129  $  22,146 $  15,686 $  12,491
Gross profit..........................     6,846     10,431     6,862     3,656
Net income (loss).....................       232      1,399       105      (900)
Per share
  Basic...............................      0.07       0.40      0.03     (0.26)
  Assuming dilution...................      0.07       0.40      0.03     (0.26)

                                              For the 1998 quarter ended
                                       ----------------------------------------
                                        March 31   June 30   Sept 30   Dec 31
                                       ---------- --------- --------- ---------
                                        (In thousands, except per share data)
Net sales............................. $  16,031  $  20,114 $  15,179 $  12,168
Gross profit..........................     6,530      9,062     6,154     4,336
Net income (loss).....................       201      1,049        65      (520)
Per share
  Basic...............................      0.06       0.30      0.02     (0.15)
  Assuming dilution...................      0.06       0.30      0.02     (0.15)

  1999 gross profit includes special charges of approximately $1.8 million as discussed under the caption Expenses and Other Income above. These special charges, after related tax benefits, reduced 1999 net income by approximately $1.1 million or $0.33 per share.

  As discussed under the caption Net Sales and Gross Profit above, the Company recorded $600,000 of past due rental income in the fourth quarter of 1998 and approximately $80,000 of incremental expenses associated with the previously announced decision to explore strategic alternatives. Combined, these two items provided additional net income of $325,000 ($0.09 per share) after related tax effects.

Liquidity, Capital Resources and Other Matters

  The Company's utilization of licensees in its national branded novelty business allows it to operate with relatively low capital requirements. The Company's licensing strategy reduces working capital requirements to that necessary to support advertising, sales promotion and administrative activities rather than the much larger amounts that would be required to support the self-manufacture of finished consumer goods. Working capital requirements generally precede the seasonal pattern of the Company's sales. The Company believes that the cash generated from operations and funds available under its credit agreements provide the Company with sufficient funds and the financial flexibility to support its ongoing business.

  The Company's principal customers are seven licensee dairies, who account for approximately 60% of the Company's net sales. Each licensee operates within geographic territorial boundaries under agreements which generally include three year terms subject to termination by the Company for quality control violations, failure to meet minimum volume requirements or material changes in the Company's ownership or the licensee's business. These agreements provide for six to twelve month transition periods in the event of termination. Beginning in 1999, licensees were required to contribute to trade promotion spending and make separate quarterly payments to the Company for licensing royalty fees which are expected to aggregate to $1,040,000 annually through 2001.

  The Company's licensing strategy allows it to manage a strong licensee base which it can actively monitor to minimize the impact of an unforeseen loss of any of its licensees. The loss of one or more of these major licensees could cause some disruption in the Company's operations, although, based upon prior experience with replacing major licensees, management believes it could locate a suitable replacement within a short period of time and, as a result, such customer loss would not have a significant impact on the Company's operations, liquidity or capital resources.

  During the third quarter of 1998, the Company extended its licensing agreement with Welch Foods, Inc. (Welch's). Under the agreement, the Company will continue to provide product development, sales, marketing and production support for the Welch's Fruit Juice Bars which the Company has managed since 1980. The extended licensing agreement continues through the year 2008 and provides for enhanced opportunities for new product development under the Welch's trademark. The Company paid Welch's approximately $800,000 in August 1998 as partial payment against a total of $1,500,000 license fees payable over the term of the license. There are no guaranteed or required payments under the license and certain termination clauses exist which would preclude payment of the balance of the license fees.

  As partial consideration in connection with the 1994 acquisition of Sugar Creek Foods, the Company issued $3,800,000 in convertible subordinated notes payable to the former Sugar Creek Foods shareholders. These notes became due in February 1999. Payment of the subordinated debt was initially funded under the Company's committed line of credit. By December 31, 1999 the balance on the line of credit had been paid in full, with cash flows provided by the Company's operations.

  On May 20, 1999, the Company renewed its $10 million committed line of credit, which is now available for general corporate purposes through April 2001. Borrowings under the line bear interest at the lender's overnight money market rate plus 100 basis points.

  In September 1999, the Company's Board of Directors voted to suspend the quarterly dividend payments indefinitely. The Board's decision to suspend its dividend was made in light of the Company's decision to pursue all strategic alternatives to maximize shareholder value, including a possible sale of the Company as a whole or one or more sales of the Company's strategic assets. Management believes that the elimination of the dividend will enhance the Company's financial flexibility as it pursues a possible sale of the Company.

  At this time, the Board of Directors has no plans to reinstate the quarterly dividend payments. The declaration of dividends is subject to the discretion of the Company's Board of Directors, based on the general business conditions encountered by the Company, as well as the financial condition, earnings and capital requirements of the Company and other factors deemed relevant by the Board.

  The Company believes that the annual cash generated from operations and funds available under its credit agreements will provide the Company with sufficient funds and the financial flexibility to support its ongoing business, strategic objectives and debt repayment requirements.

Impact of Year 2000

  Considerable attention was given to the effect of the Year 2000 (Y2K) on various computer systems. This concern stemmed from the inability of certain computerized applications and devices (hardware, software and equipment) to process dates after December 31, 1999. The Company's efforts to address the Y2K Problem consisted of the implementation of new management information systems, review of other internal systems and equipment and inquiries of external trading partners (key licensees, customers, suppliers and service providers). As a result of these efforts, the Company has experienced no significant disruptions in business related to Year 2000 issues. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

  The Company's implementation of its new management information systems was divided into two phases. One phase of the project was the installation and continued integration of the Company's plant production management system. This phase of the project, which is not critical to the Company's Y2K capabilities, has been slowed as a result of the Company's decision to seek a sale of the Company in whole or in parts. The other phase related to the implementation of newly acquired software was completed prior to the end of the year. This new software is now being used by the Company to run its daily financial operations.

  Project expenditures relating to the new management information systems of approximately $1.9 million have been capitalized under the provisions of the AICPA's Statement of Position 98-1 and will be amortized to expense over the expected useful life.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  The Company believes that its exposure to market risks is not material.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                       CONSOLIDATED STATEMENTS OF INCOME

                                           For the year ended December 31,
                                        --------------------------------------
                                            1999         1998         1997
                                        ------------ ------------ ------------
                                        (In thousands, except Per Share Data)
Net sales.............................. $     66,452 $     63,492 $     66,392
Cost of products sold..................       38,657       37,410       39,682
                                        ------------ ------------ ------------
  Gross profit.........................       27,795       26,082       26,710
Advertising and sales promotion
 expenses..............................       16,195       16,074       17,136
Selling, general and administrative
 expenses..............................        8,109        8,253        9,348
(Income) expense from restructuring
 activities............................          191          --          (272)
Expense from analysis of strategic
 alternatives..........................        1,223          --           --
Expense from proxy contest.............          394          --           --
                                        ------------ ------------ ------------
  Operating income.....................        1,683        1,755          498
Interest (income)/expense and other-
 net...................................          356          493          508
Gain (loss) on disposal of fixed
 assets................................          --           --           184
                                        ------------ ------------ ------------
  Income (loss) before income taxes....        1,327        1,262          174
Income tax expense.....................          491          467           66
                                        ------------ ------------ ------------
  Net income........................... $        836 $        795 $        108
                                        ============ ============ ============
Per Share Data
  Basic:
    Weighted average number of common
     shares outstanding................    3,463,211    3,458,394    3,456,180
    Net income......................... $       0.24 $       0.23 $       0.03
                                        ============ ============ ============
  Assuming dilution:
    Weighted average number of common
     shares outstanding................    3,463,211    3,462,677    3,461,867
    Net income......................... $       0.24 $       0.23 $       0.03
                                        ============ ============ ============

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                    Common Stock
                                  ---------------- Additional Retained
                                   Shares   Amount  Capital   Earnings   Total
                                  --------- ------ ---------- --------  -------
                                       (In thousands, except share data)
Balance at January 1, 1997....... 3,447,573 $3,448   $4,168   $14,854   $22,470
  Net income.....................                                 108       108
  Cash dividends ($0.20 per
   share)........................                                (692)     (692)
  Issuance of common stock.......    10,429     10      115                 125
  Compensation from stock option
   grant.........................                        70                  70
                                  --------- ------   ------   -------   -------
Balance at December 31, 1997..... 3,458,002  3,458    4,353    14,270    22,081
  Net income.....................                                 795       795
  Cash dividends ($0.20 per
   share)........................                                (691)     (691)
  Issuance of common stock.......       595      1        7                   8
  Compensation from stock option
   grant.........................                        33                  33
                                  --------- ------   ------   -------   -------
Balance at December 31, 1998..... 3,458,597 $3,459   $4,393   $14,374   $22,226
  Net income.....................                                 836       836
  Cash dividends ($0.10 per
   share)........................                                (346)     (346)
  Issuance of common stock.......     5,452      5       56                  61
  Compensation from stock option
   grant.........................                        19                  19
                                  --------- ------   ------   -------   -------
Balance at December 31, 1999..... 3,458,597 $3,464   $4,468   $14,864   $22,796
                                  ========= ======   ======   =======   =======

                          CONSOLIDATED BALANCE SHEETS

                                                     As of December 31,
                                              ---------------------------------
                                                    1999             1998
                                              ---------------- ----------------
                                              (In thousands, except share data)
                   Assets
Current assets:
  Cash and cash equivalents.................. $          1,751 $            530
  Receivables................................            6,057            6,817
  Inventories................................            4,032            4,897
  Prepaid expenses...........................              557              889
                                              ---------------- ----------------
    Total current assets.....................           12,397           13,133
Property, plant and equipment--net...........            6,578            7,665
Goodwill and other intangibles...............           16,598           17,645
Other assets.................................              913            1,645
                                              ---------------- ----------------
    Total assets............................. $         36,486 $         40,088
                                              ================ ================
    Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable........................... $          3,208 $          2,875
  Accrued advertising and promotion..........            2,217            1,728
  Accrued compensation and related amounts...            1,033              211
  Other accrued expenses.....................            1,038              657
  Current portion of long term debt..........              972            1,317
                                              ---------------- ----------------
    Total current liabilities................            8,468            6,788
Long term debt...............................            2,929            3,901
Convertible subordinated notes...............              --             3,800
Postretirement benefits and other
 liabilities.................................            2,293            3,373
Shareholders' equity:
  Preferred stock, $1.00 par value; 1,000,000
   shares authorized, none issued and
   outstanding...............................              --               --
  Common stock, $1.00 par value; 10,000,000
   shares authorized, 3,464,050 issued and
   outstanding in 1999 and 3,458,597 in
   1998......................................            3,464            3,459
  Additional capital.........................            4,468            4,393
  Retained earnings..........................           14,864           14,374
                                              ---------------- ----------------
    Total shareholders' equity...............           22,796           22,226
                                              ---------------- ----------------
    Total liabilities and shareholders'
     equity.................................. $         36,486 $         40,088
                                              ================ ================

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       For the year ended
                                                          December 31,
                                                     -------------------------
                                                      1998     1997     1999
                                                     -------  -------  -------
                                                         (In thousands)
Operating activities
  Net income (loss)................................. $   836  $   795  $   108
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Depreciation....................................   1,296    1,560    1,426
    Amortization....................................   1,116    1,097    1,086
    Gain on disposal of fixed assets................     --       --    (1,183)
    Compensation from stock option grant............      19       33       70
    Change in deferred income taxes and other
     assets.........................................     419      451      (69)
    Change in postretirement benefits and other
     liabilities....................................  (1,132)     136     (333)
    Change in receivables...........................     761   (1,496)  (1,270)
    Change in inventories and prepaid expenses......   1,359     (729)   3,836
    Change in accounts payable and accrued
     expenses.......................................   2,023     (531)  (2,762)
                                                     -------  -------  -------
      Net cash provided by operating activities.....   6,697    1,316      909
Investing activities
  Acquisition of intangible assets..................     --      (975)    (587)
  Capital expenditures..............................    (610)  (1,334)  (1,413)
  Proceeds from disposal of fixed assets............     401      --     1,994
  Other.............................................     147      178      464
                                                     -------  -------  -------
      Net cash (used in) provided by investing
       activities...................................     (62)  (2,131)     458
Financing activities Borrowings under long term
 credit facility                                       3,800      --     1,150
  Redemption of convertible subordinate notes.......  (3,800)
  Principal payments on long term debt..............  (5,117)  (1,317)    (615)
  Issuance of common stock..........................      49      --       --
  Cash dividends....................................    (346)    (691)    (692)
                                                     -------  -------  -------
      Net cash used in financing activities.........  (5,414)  (2,008)    (157)
                                                     -------  -------  -------
Change in cash and cash equivalents.................   1,221   (2,823)   1,210
Cash and cash equivalents at beginning of year......     530    3,353    2,143
                                                     -------  -------  -------
Cash and cash equivalents at end of year............ $ 1,751  $   530  $ 3,353
                                                     =======  =======  =======
Income tax payments (recoveries).................... $   --   $   150  $(1,632)
                                                     =======  =======  =======
Interest payments................................... $   437  $   567  $   636
                                                     =======  =======  =======

          See accompanying notes to consolidated financial statements.

                            ESKIMO PIE CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SIGNIFICANT ACCOUNTING POLICIES

  The Company, which operates primarily in the United States, markets and manufactures through its own plants and licensed dairies a broad range of frozen novelties, frozen yogurt, ice cream and sorbet products under the Eskimo Pie, RealFruit, Welch's, Weight Watchers, Smart Ones, SnackWell's and OREO brand names. The Company also continues to manufacture ingredients and packaging for sale to the dairy industry.

  Principles of Consolidation: The accounts of the Company and its wholly-owned subsidiaries are included in the consolidated financial statements after elimination of all material intercompany balances and transactions.

  Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash Equivalents and Investments: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of those investments. Investments with maturities beyond three months are carried at fair value.

  Inventories: Inventories are stated at the lower of cost or market. The cost of inventories is determined by the last-in, first-out (LIFO) method except for approximately $650,000 of inventories at December 31, 1999 and $625,000 in 1998 which were determined by the first-in, first-out (FIFO) method. LIFO liquidations reduced cost of goods sold by $118,000 in 1999 and $120,000 in 1997.

  Inventories are classified as follows:

                                                           As of December 31,
                                                           --------------------
                                                             1999       1998
                                                           ---------  ---------
                                                             (In thousands)
   Finished goods......................................... $   2,667  $   3,294
   Raw materials and packaging supplies...................     2,286      2,642
                                                           ---------  ---------
     Total FIFO inventories...............................     4,953      5,936
   Reserve to adjust inventories to LIFO..................      (921)    (1,039)
                                                           ---------  ---------
                                                           $   4,032  $   4,897
                                                           =========  =========

  Property, Plant, and Equipment: Property, plant and equipment is stated at cost and consists of the following:

                                                           As of December 31,
                                                           --------------------
                                                             1999       1998
                                                           ---------  ---------
                                                             (In thousands)
   Land................................................... $     679  $     630
   Buildings..............................................     5,315      5,304
   Machinery and equipment................................    11,070     10,789
   Equipment leased or loaned to customers................     2,400      3,727
                                                           ---------  ---------
                                                              19,464     20,450
   Less accumulated depreciation and amortization.........   (12,886)   (12,785)
                                                           ---------  ---------
                                                           $   6,578  $   7,665
                                                           =========  =========

  Development and implementation costs for purchased and internally developed software are capitalized in accordance with AICPA Statement of Position 98-1, "Accounting for the Costs of Computer Software Development for or Obtained for Internal Use." At December 31, 1999 and 1998, capitalized software costs included in machinery and equipment above amounted to $1.9 million and $1.5 million, respectively. Depreciation and amortization are provided by the straight line method over the estimated useful lives of the assets which is generally 30 years for buildings, and five to ten years for machinery and equipment, five to seven years for computer software and three years for computer hardware.

  Goodwill and Other Intangibles: Goodwill, which represents the excess of the purchase price of acquired companies over the fair value of the net assets acquired, is amortized on a straight line basis over 40 years. Other intangibles include costs associated primarily with trademarks, sub-licensed brand names and carton development and are amortized on a straight line basis over periods which range from four to twenty years. Accumulated amortization at December 31, 1999 and 1998 was approximately $3,691,000 and $2,831,000, respectively.

  The Company periodically evaluates the recoverability of material components of goodwill and other intangibles based on expected undiscounted cash flows. Any impairment in value would be charged to earnings in the year recognized. The Company believes that no impairment of value exists as of December 31, 1999.

  Revenue Recognition: The Company records sales when products are shipped from its manufacturing facilities or those of its "drop ship" vendors. No right of return exists. The Company also accrues licensing fees as they are earned based upon the terms of the respective licensing agreements.

  Advertising and Sales Promotion Expenses: The Company generally expenses advertising and sales promotion costs in the period incurred. There were no material capitalized advertising and sales promotion costs as of December 31, 1999 and 1998.

  Product Development and Quality Control Costs: Costs for product development and quality control, which are performed by the same personnel, are expensed as incurred and were approximately $1,265,000 in 1999, $1,300,000 in 1998 and $1,350,000 in 1997.

  Stock Options: The Company accounts for stock options granted under incentive stock plans in accordance with Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and related interpretations.

  New Accounting Standards: In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires the recognition of all derivatives on the balance sheet at fair value. This statement is effective for the Company in 2001 and is not expected to materially affect the consolidated balance sheet or statement of income.

  Reclassifications: Certain amounts in the prior year financial statements have been reclassified to conform with current presentation.

NOTE B--INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1999, the Company had $432,000 ($272,000 in 1998) of current deferred tax assets included in prepaid expenses and $8,000 of long term deferred tax liabilities included in postretirement benefits and other liabilities. At December 31, 1998, the Company had $567,000 of long term deferred tax assets included in other assets.

  The significant components of deferred tax assets and liabilities are as follows:

                                                           As of December 31,
                                                           --------------------
                                                             1999       1998
                                                           ---------  ---------
                                                             (In thousands)
   Assets:
     Bad Debt Reserves....................................        95         29
     Inventory............................................       238         86
     Accrued postretirement benefits......................       718      1,277
     Net operating loss carryforwards.....................       397        429
     Other amounts........................................       204        379
                                                           ---------  ---------
                                                               1,652      2,200
   Liabilities:
     Depreciation and amortization........................    (1,228)    (1,137)
     Other amounts........................................       --        (224)
                                                           ---------  ---------
                                                              (1,228)    (1,361)
   Total deferred tax assets.............................. $     424  $     839
                                                           =========  =========

  At December 31, 1999, there is approximately $397,000 of tax benefits associated with approximately $1,030,000 of net operating loss (NOL) carryforwards which expire in 2011. No valuation allowance has been recorded against the benefits associated with the NOL as the Company believes it will generate sufficient taxable income in the future to ensure realization of the tax benefit.

  Significant components of the provision for income taxes are as follows:

                                           For the year ended December 31,
                                           -----------------------------------
                                              1999        1998         1997
                                           ----------  ----------   ----------
                                                    (In thousands)
   Current:
     Federal.............................. $       51  $      (23)  $      165
     State................................         29          (3)          36
                                           ----------  ----------   ----------
                                                   80         (26)         201
   Deferred:
     Federal..............................        341         436         (111)
     State................................         73          57          (24)
                                           ----------  ----------   ----------
                                                  414         493         (135)
                                           ----------  ----------   ----------
   Total income tax provision............. $      494  $      467   $       66
                                           ==========  ==========   ==========

  A reconciliation of federal statutory and effective income tax rates is as follows:

                                           For the year ended December 31,
                                           -----------------------------------
                                              1999        1998         1997
                                           ----------  ----------   ----------
   Federal statutory rate.................       34.0%       34.0 %       34.0 %
   Effect of
     State taxes..........................        1.4         4.6          4.4
     Permanent differences and other......        1.6        (1.6)         (.5)
                                           ----------  ----------   ----------
   Effective income tax rate..............       37.0%       37.0 %       37.9 %
                                           ==========  ==========   ==========

NOTE C--FINANCING ARRANGEMENTS

                                                           Long Term Debt
                                                         As of December 31,
                                                         --------------------
                                                           Carrying Amount
                                                         --------------------
                                                           1999       1998
                                                         ---------  ---------
                                                           (In thousands)
Revolving credit facility (variable interest rate,
 currently 7.0%)........................................ $   3,786  $   4,643
Long term line of credit (variable interest rate,
 currently 6.6%)........................................       115        575
Convertible subordinated notes (4.5% interest rate).....       --       3,800
                                                         ---------  ---------
                                                             3,901      9,018
Less current maturities.................................      (972)    (1,317)
                                                         ---------  ---------
                                                         $   2,929  $   7,701
                                                         =========  =========

  Based upon prevailing interest rates and after consideration of credit risk, the carrying value of the Company's long term debt is a fair approximation of market value. Interest expense for 1999, 1998 and 1997 was $437,000, $591,000 and $606,000, respectively.

  In 1994, the Company entered into a $6,000,000, ten year revolving credit facility with a commercial bank which provided for renewable loans with required principal reductions beginning in June 1997. Under the terms of the agreement, the Company will retire the loan over the seven year period ending June 2004. Except for the amounts due in 2000, the Company has classified all of this loan as long term debt based upon its ability and intention to defer payment past 2000.

  During 1997, the Company borrowed $1,150,000 under one of the Company's existing long term lines of credit to finance the acquisition of computer hardware and software. Borrowings under the line bear interest at the 30 day LIBOR rate plus 100 basis points and will be repaid in equal monthly installments through April 2000.

  As partial consideration in connection with the 1994 acquisition of Sugar Creek Foods, the Company issued $3,800,000 in convertible subordinated notes to the former Sugar Creek Foods' shareholders. These notes, which became due in February 1999, were classified as long term debt at December 31, 1998 as the Company had the intent and ability to refinance the notes on a long-term basis. In February 1999, the Company refinanced the $3.8 million note payment by transferring the amount to its $10 million committed line of credit discussed below. During 1999 the Company used cash generated from operations to pay off the $3.8 million balance. The Company had previously reserved 162,567 shares of its common stock for conversion of the notes (at $23 3/8 per share).

  During 1999, the Company renewed its $10,000,000 committed line of credit which is available for general corporate purposes through April 2001. Borrowings under the line bear interest at the bank's overnight money market rate plus 75 basis points. At December 31, 1999, there were no borrowings under the line.

  The revolving and committed credit agreements impose, among other things, certain requirements on the ratio of total debt to net worth, the maintenance of minimum shareholders' equity and minimum interest coverage. No assets are pledged as security under these agreements.

  The combined aggregate amount of the scheduled maturities for all long term debt is as follows:

   2000              2001                         2002                         2003                         2004
   ----              ----                         ----                         ----                         ----
   $972              $857                         $857                         $857                         $358

NOTE D--SHAREHOLDERS' EQUITY

Stock Options

  Under the Company's Incentive Stock Plans (the Plans), key employees and non-employee directors of the Company may receive grants and awards of up to a total of 425,000 shares of stock options, stock appreciation rights and restricted stock.

  Stock options are generally granted at a price not less than the fair market value on the date the options are granted, become exercisable at various intervals which generally range from the date of grant to four years after the date of the grant and expire after ten years. Effective January 7, 1999, the Board of Directors authorized that all outstanding option agreements be amended to be immediately vested upon a corporate change of control (as defined).

  The details of stock option activity are as follows:

                                                  Range of     Weighted Average
                              Number of Shares Exercise Prices  Exercise Price
                              ---------------- --------------- ----------------
1997
  Outstanding, beginning of
   year......................     138,227        17.00 - 21.25      18.60
  Granted at fair market
   value.....................     125,986        10.88 - 12.50      12.49
  Granted at less than fair
   market value..............      50,000                10.00      10.00
  Cancelled..................      92,874        12.50 - 20.50      17.53
  Outstanding, end of year...     221,339        10.00 - 21.25      13.63
  Exercisable, end of year...      61,236        10.00 - 21.25      15.57

1998
  Granted....................      81,000        13.38 - 14.50      13.39
  Cancelled..................      58,233        10.88 - 21.25      16.45
  Outstanding, end of year...     244,106        10.00 - 21.25      12.87
  Exercisable, end of year...      55,569        10.00 - 21.25      13.25

1999
  Granted....................      96,700        10.44 - 13.25      13.22
  Cancelled..................      45,012        12.50 - 13.38      13.04
  Outstanding, end of year...     295,794        10.00 - 21.25      12.96
  Exercisable, end of year...     132,232        10.00 - 21.25      12.92

  Included in the amounts shown above is the effect of certain modifications made to prior year awards during 1997. On March 4, 1997, the Board of Directors approved a plan whereby employee stock options on a total of 48,100 shares with a weighted average exercise price of $18.51 were exchanged for 37,486 shares of repriced options with an exercise price of $12.50 per share. The repriced and forfeited options, which had an equivalent value under the Black-Scholes Option Pricing Model, are included in the 1997 "Granted at fair market value" and "Cancelled" captions, respectively, in the above table.

  On March 4, 1997, the Company also awarded 50,000 shares of stock options at a $2.50 discount to the then fair market value of $12.50 per share. This discount-to-market is being expensed over a three year graded scale consistent with the terms upon which the options become exercisable. As a result of this award, amounts expensed under this plan were approximately $19,000 in 1999, $33,000 in 1998, and $70,000 in 1997.

  As permitted by the provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock Based Compensation", the Company continues to follow APB 25 and related interpretations in accounting for its stock based awards. As stock options are generally issued at the fair market value on the date of grant, the Company does not recognize compensation cost related to its stock option plans except as discussed above as it relates to stock option grants with exercise prices which were less than the fair market value on the date of the grant.

  The following information is provided solely in connection with the disclosure requirements of SFAS 123. If the Company had elected to recognize compensation expense related to its stock options in accordance with the provisions of SFAS 123, the additional costs from options granted since 1995 would have resulted in a pro forma net income of $ 515,000 in 1999 ($0.15 per share), $564,000 in 1998 ($0.16 per share), and a pro forma loss of $119,000 in 1997 ($0.03 per share). These pro forma amounts are not indicative of the future effects of applying the provisions of SFAS 123 since the respective vesting periods are used to measure each respective period's pro forma compensation expense.

  The weighted average fair value of options granted in 1999, 1998 and 1997 was $5.51, $5.16 and $5.47 per share, respectively. The fair values were estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions:

                                             For the year ended December 31,
                                            -----------------------------------
                                               1999        1998        1997
                                            ----------  ----------  -----------
   Volatility factor.......................       .371        .319         .333
   Risk free interest rate.................       4.74%       5.69%        6.49%
   Dividend yields.........................        1.5%        1.5%         1.6%
   Expected life (years)...................        7.9         7.2          7.1

  As of December 31, 1999, the weighted average remaining contractual life of all outstanding stock options was 7.8 years.

  The Company has also granted the following restricted stock awards in accordance with the Plans:

                                             For the year ended December 31,
                                            -----------------------------------
                                               1999        1998        1997
                                            ----------  ----------  -----------
   Number of shares issued.................      1,200       1,000       11,000
   Weighted average fair value............. $    10.44  $    14.13  $     12.35

  At December 31, 1999, approximately 85,000 shares were available for future grants under the Plans.

Earnings Per Share

  The following table sets forth the computation of earnings per share:

                                               For the year ended December 31,
                                               --------------------------------
                                                  1999       1998       1997
                                               ---------- ---------- ----------
   Net income (loss).........................  $  836,000 $  795,000 $  108,000
                                               ========== ========== ==========
   Weighted average number of common shares
    outstanding .............................   3,463,211  3,458,394  3,456,180
   Dilutive effect of stock options..........         --       4,283      5,687
                                               ---------- ---------- ----------
   Weighted average number of common shares
    outstanding assuming potential dilution..   3,463,211  3,462,677  3,461,867
                                               ========== ========== ==========
   Basic earnings per share..................  $     0.24 $     0.23 $     0.03
                                               ========== ========== ==========
   Earnings per share--assuming dilution.....  $     0.24 $     0.23 $     0.03
                                               ========== ========== ==========

  Options to purchase 296,000 shares in 1999, 193,000 shares in 1998 and 170,000 shares in 1997 were not considered for their dilutive effect because the exercise price of the options exceeded the average market price for the respective year, and as such, the effect would be anti-dilutive.

  Additional disclosure concerning the convertible subordinated notes is provided in Note C to the Consolidated Financial Statements. The effect of the assumed conversion was not considered for its dilutive effect in any of the years presented as the conversion would have been anti-dilutive.

Shareholder Rights Plan

  In January 1993, the Board of Directors approved the adoption of the Shareholder Rights Agreement wherein, effective February 5, 1993, one Right attaches to and trades with each share of Common Stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share (Unit) of Series A Junior Participating Preferred Stock, par value $1.00 per share. The Company has designated 100,000 shares of its Preferred Stock as Series A Junior Participating Preferred Stock. The exercise price per Right is $75.00, subject to adjustment. Each Unit of Preferred Stock is structured to be the equivalent of one share of Common Stock.

  The Rights are initially exercisable to purchase one Unit of Preferred Stock at the exercise price only if a person or group (Acquiring Person) acquires 20% or more of the Company's Common Stock or announces a tender offer for 20% or more of the outstanding Common Stock at which time the Rights detach and trade separately from the Common Stock. At any time thereafter, the Company may issue 1.5 shares of Common Stock in exchange for each Right other than those held by the Acquiring Person. Generally, if an Acquiring Person acquires 30% or more of the Company's Common Stock or an Acquiring Person merges into or combines with the Company, or if the Company is acquired in a merger or other business combination in which it does not survive, or if 50% of its earnings power or assets is sold, each Rights holder other than the Acquiring Person may be entitled, upon payment of the exercise price, to purchase securities of the Company or the surviving company having a market value equal to twice the exercise price. The Rights, which do not have voting privileges, expire in 2003, but may be redeemed under certain circumstances by the Board prior to that time for $.01 per Right.

NOTE E--RETIREMENT PLANS

  The Company currently maintains two defined benefit pension plans covering substantially all salaried employees. These plans provide retirement benefits based primarily on employee compensation and years of service. In addition, the Company entered into an agreement with Reynolds Metals Company to indemnify the cost of retiree health care and life insurance benefits for salaried employees of the Company who had retired prior to April 1992. Under the agreement, the Company may elect to prepay the Company's remaining obligation. The Company does not provide postretirement health and life insurance benefits for employees who retire subsequent to April 1992. The above mentioned plans are collectively referred to as the "Plans."

  The following table reconciles the changes in benefit obligations and plan assets in 1999 and 1998, and reconciles the funded status to accrued benefit cost at December 31, 1999 and 1998:

                                                  For the year ended December
                                                              31,
                                                  -----------------------------
                                                     Pension          Other
                                                    Benefits        Benefits
                                                  --------------  -------------
                                                   1999    1998    1999   1998
                                                  ------  ------  ------ ------
                                                        (In thousands)
Change in Benefit Obligation:
Benefit obligation at beginning of year.......... $2,052  $1,672  $2,542 $2,397
Service cost.....................................    283     268     --     --
Interest cost....................................    143     116     119    116
Actuarial (gain)/loss............................   (409)     13      54     29
Benefit payments.................................    (44)    (17)    649    --
                                                  ------  ------  ------ ------
Benefit obligation at end of year................  2,025   2,052   2,066  2,542
                                                  ------  ------  ------ ------
Change in Plan assets:
Fair value of Plan assets at beginning of year...  1,863   1,592     --     --
Actual return on Plan assets.....................    226     196     --     --
Employer contributions...........................     20      92     --     --
Benefit payments.................................    (44)    (17)    --     --
                                                  ------  ------  ------ ------
Fair value of Plan assets at end of year.........  2,065   1,863     --     --
                                                  ------  ------  ------ ------
Funded status:
Benefit obligations in excess of Plan assets ....    (40)    189   2,006  2,542
Unrecognized actuarial gains.....................    766     285     186    300
                                                  ------  ------  ------ ------
Accrued benefit cost............................. $  726  $  474  $2,252 $2,842
                                                  ======  ======  ====== ======

  The Company funds its ERISA qualified defined benefit plan in accordance with guidelines established by the U.S. Department of Labor and limitations under federal income tax regulations. Other benefit plans are funded as benefit payments are required. The projected and accumulated benefit obligation for the Company's unfunded, non-qualified, defined benefit pension plan were $459,000 and $337,000, respectively, as of December 31, 1999 ($400,000 and $245,000, respectively, in 1998). At December 31, 1999 and 1998, accrued benefit costs of $2,197,000 and $3,316,000 are included in postretirement benefits and other liabilities; accrued benefit costs of $781,000 are included in current liabilities at December 31, 1999.

  The following table provides the components of the net periodic benefit cost:

                                          For the year ended December 31,
                                        ---------------------------------------
                                        Pension Benefits      Other Benefits
                                        -------------------  ------------------
                                        1999   1998   1997   1999  1998   1997
                                        -----  -----  -----  ----- -----  -----
                                                  (In thousands)
Service cost........................... $ 283  $ 268  $ 294  $ --  $ --   $ --
Interest cost..........................   143    116    100    118   116    126
Expected return on Plan assets.........  (149)  (127)  (101)   --    --     --
Recognized net actuarial gain..........    (7)    (2)    (2)   --    (83)   (69)
                                        -----  -----  -----  ----- -----  -----
Net period benefit cost................ $ 270  $ 255  $ 291  $ 118 $  33  $  57
                                        =====  =====  =====  ===== =====  =====

  The assumptions used in the measurement of the Company's benefit obligations are as follows:

                                       Pension Benefits    Other Benefits
                                       ------------------  ----------------
                                         1999      1998     1999     1998
                                       --------  --------  -------  -------
   Benefit obligation, beginning of
    year..............................        7%        7%    7.75%    7.25%
   Rate of compensation increase, end
    of year...........................        5%        5%
   Expected return on plan assets,
    during the year...................        8%        8%

  The weighted average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) is 6.50% for 2000 and is assumed to decrease to 5% by 2003 and remain at that level thereafter. A one percentage point increase or decrease in the assumed health care cost trend rate would change the accumulated postretirement benefit obligation by approximately $100,000 and the net periodic postretirement benefit cost by approximately $10,000. The Company recognizes 20% of deferred postretirement gains or losses annually.

  The Company also sponsors a defined contribution plan which covers substantially all salaried and hourly employees. Company contributions are generally determined as a percentage of the covered employees' contributions up to 3% of the employees' annual salary. Amounts expensed under this plan were approximately $109,000 in 1999, $129,000 in 1998 and $140,000 in 1997.

NOTE F--BUSINESS SEGMENTS

  Effective January 1, 1998, the Company began operating under a divisional structure aligned with separate lines of business based on the types of products sold. Prior to 1998, the Company was operated as a single business segment under a functional management structure (i.e. sales, production). Under the former alignment, sales were reported and reviewed by product line but costs and assets were aggregated on a corporate basis without reference to the respective products. Therefore, complete segment information required by Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," is provided for 1999 and 1998, however only sales is provided for 1997 as other financial data was not previously captured with adequate detail to allow for accurate restatement.

  The Company's reportable segments are separate divisions that offer different products although customers are often served by more than one segment (primarily as it relates to the National Brands, Flavors and Packaging division customers). The National Brands division sells proprietary flavorings, ingredients and packaging used in the licensed production of the Company's nationally branded frozen novelties and other ice cream products. The Flavors division blends, cooks and processes basic flavors and fruits to produce products which subsequently are used by the Company's customers to flavor frozen desserts, ice cream novelties and fluid dairy products. The Foodservice division sells soft serve yogurt and premium ice cream mix to foodservice distributors. The Other segment consists primarily of amounts relating to the Company's Packaging division which sells flexible packaging to dairies for their frozen novelty products. The Company generally does not require collateral or other security from its licensees and customers.

  Management measures divisional operating performance based on operating profit before selling, general and administrative expenses. Operating profit for the National Brands and Flavors divisions include the effects of $570,000 in 1999 and $600,000 in 1998 of inter-segment cost allocations associated with the Flavors division's production of National Brands flavors and ingredients. This inter-segment charge, which has no net effect on consolidated profitability, increases Flavors' profitability with an offsetting decrease in the National Brands profitability.

  Segment assets include receivables (1999 only), inventories; property, plant and equipment; and goodwill and other intangibles. All other assets are managed on a corporate basis and are not considered in divisional analysis. The accounting policies for each of the business segments are the same as those described in the summary of significant accounting policies.

                                                Business Segments
                                   --------------------------------------------
                                   National
                                    Brands  Flavors Foodservice Other   Totals
                                   -------- ------- ----------- ------  -------
                                                 (In thousands)
1999 Segment Data
Sales.............................  $42,113 $13,181     $ 9,477 $1,681  $66,452
Depreciation and amortization
 expense..........................      950     354         621    119    2,044
                                    ------- -------     ------- ------  -------
  Corporate expense...............                                          368
                                                                        -------
  Total depreciation and
   amortization expenses..........                                      $ 2,412
Segment profitability.............  $ 7,500 $ 2,210     $ 1,914   $(24) $11,600
                                    ------- -------     ------- ------  -------
  Selling, general and
   administrative expenses........                                        8,109
  Restructuring and other special
   charges........................                                        1,808
  Interest income & expenses--
   net............................                                          356
                                                                        -------
  Income before income taxes......                                      $ 1,327
                                                                        =======
Identifiable assets...............  $12,229 $ 6,720     $12,377 $  685  $32,011
                                    ------- -------     ------- ------  -------
  Corporate assets................                                        4,475
                                                                        -------
  Total assets....................                                      $36,486
                                                                        =======
Capital Expenditures..............  $    30 $   202     $   164 $  --   $   396
                                    ------- -------     ------- ------  -------
  Corporate expenditures..........                                          214
                                                                        -------
  Total capital expenditures......                                      $   610
                                                                        =======


1998 Segment Data
Sales.............................  $41,648 $12,040     $ 8,127 $1,677  $63,492
Depreciation and amortization
 expense..........................    1,045     363         742    122    2,272
                                    ------- -------     ------- ------  -------
  Corporate expense...............                                          385
                                                                        -------
  Total depreciation and
   amortization...................                                      $ 2,657
                                                                        =======
Expenses
Segment profitability.............  $ 7,054 $ 1,559     $ 1,848  $(453) $10,008
                                    ------- -------     ------- ------  -------
  Selling, general and
   administrative expenses........                                        8,253
  Interest income & expenses--
   net............................                                          493
                                                                        -------
  Income before income taxes......                                      $ 1,262
                                                                        =======
Identifiable assets...............  $ 9,767 $ 4,773     $12,379 $  991  $27,910
                                    ------- -------     ------- ------  -------
  Corporate assets................                                       12,178
                                                                        -------
  Total assets....................                                      $40,088
                                                                        =======
Capital Expenditures..............  $   145 $   639     $   256 $   95  $ 1,135
                                    ------- -------     ------- ------  -------
  Corporate expenditures..........                                          199
                                                                        -------
  Total capital expenditures......                                      $ 1,334
                                                                        =======
1997 Segment Data
Sales.............................  $44,428 $12,319     $ 8,164 $1,481  $66,392
                                    ======= =======     ======= ======  =======

  Due to the nature of the Company's licensing operations, four of the licensee dairies individually account for over 10% of the Company's total net sales. These four customers, in the aggregate, account for approximately 50% of annual net sales, most of which occur within the National Brands division. Based upon prior experience, management believes it could find a suitable replacement for the loss of any of its licensees and, as a result, such loss would not have a significant effect on the Company's operations, liquidity or capital resources.

NOTE G--INCOME (EXPENSE) FROM RESTRUCTURING AND OTHER ACTIVITIES

  During 1999, the Company incurred $1,808,000 in restructuring and other special charges, associated with three separate activities.

  The Company incurred approximately $1,223,000 in costs associated with its examination of strategic alternatives to enhance shareholder value, the development of the Company's Growth and Restructuring Plan and the Company's pursuit to sell the Company in whole or in parts. $433,000 of these costs relate to retention bonuses to be paid to certain key employees for their continued employment. The remaining costs consist primarily of legal, investment banking, additional directors fees and other professional fees associated with continued due diligence efforts of potential buyers of the Company.

  The Company executed two programs to reduce overhead expenses. During the first quarter of 1999, the Company discontinued certain non-core manufacturing operations and terminated the employment of seven production employees at its Bloomfield, New Jersey packaging plant. As a result, the Company incurred related severance costs of approximately $105,000 all of which was paid as of December 31,1999. During the second quarter of 1999, the Company eliminated two vacant positions and terminated the employment of six employees at the Company's corporate headquarters. The severance costs associated with the terminations totaled $86,000, of which $30,000 remains accrued at December 31, 1999 and will be paid during the first quarter of 2000.

  The Company incurred approximately $394,000 of proxy contest expenses associated with the Company's delayed annual meeting of shareholders held on September 8, 1999. These costs consisted primarily of legal fees, other professional fees and administrative costs.

  During the third quarter of 1997, the Company consolidated its flavors production in New Berlin, Wisconsin. In connection with the consolidation, the Company discontinued flavors operations in Los Angeles, California, terminated the employment of the plant's 14 employees and sold the plant facility. The Company recorded third quarter 1997 income of $689,000 which included a $1,000,000 gain from the sale of the Los Angeles plant offset primarily by employee severances.

  During the fourth quarter of 1997, the Company completed a restructuring of its operations into a divisional operating unit alignment. In connection with this restructuring, two senior level employees were terminated with severance benefits of approximately $215,000. In addition, $200,000 of previously incurred severance and other non-recurring costs associated with the Company's 1997 restructuring activities were offset against the income recognized from the Flavors consolidation.

NOTE H--OTHER INFORMATION

  The Company is subject to litigation incidental to the conduct of its business, the disposition of which is not expected to have a significant effect on the Company's financial condition or operations. The Company is also subject to government agency regulations relating to food products, environmental matters and other aspects of its business. The Company is involved in environmental testing activities resulting from past operations. The Company has recorded amounts which, in management's best estimate, will be sufficient to satisfy the anticipated cost of such activities.

  In September 1999, the Company's Board of Directors approved a plan which would provide certain lump sum payments to key employees if a change in control of the Company occurred prior to December 31, 2000. Assuming all employees covered remain employed through a change in control, these payments would total approximately $700,000. In addition, the plan also provides for certain lump sum payments as well as continued medical and healthcare benefits to employees who are terminated subsequent to a change in control of the Company.

  In 1991, the Company sold, at its cost, approximately $1,000,000 of machinery and equipment purchased for resale. As a result of the sale, the Company received a ten year note, payable annually, from its customer.

The long term portion of the note receivable amounts to approximately $140,000 at December 31, 1999 ($275,000 in 1998), which is included in other assets, and is net of an unamortized discount of approximately $30,000 ($58,000 in 1998). The note bears imputed interest at approximately 10% and is collateralized by the machinery and equipment. Based upon prevailing interest rates, and after consideration of credit risk, the carrying value is a fair approximation of market value.

  During the fourth quarter of 1998, the Company entered into negotiations and reached a settlement of terms relating to past due rental income owed to the Company in connection with ice cream making equipment leased to one of the Company's licensee customers. The Company had previously received rental income based on the "units of production" manufactured on the equipment since 1992 but at amounts less than that required to fully amortize the Company's original investment. The customer acknowledged its past due obligation and agreed to pay $600,000 to bring the lease current at December 31, 1998. As collectibility of the lease payments was not reasonably predictable, no contingent rent had been previously recorded and the $600,000 recovery was recognized in the fourth quarter 1998 as a reduction of cost of goods sold (consistent with the previous rent received on this equipment). In January 1999, the Company sold the leased equipment to the licensee customer at the Company's net carrying value of approximately $400,000 which, management believes, approximated the fair market value.

               REPORT OF INDEPENDENT AUDITORS, ERNST & YOUNG LLP

Shareholders and Board of Directors
Eskimo Pie Corporation

  We have audited the accompanying consolidated balance sheets of Eskimo Pie Corporation as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eskimo Pie Corporation at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Richmond, Virginia
March 2, 2000

                             REPORT OF MANAGEMENT

Eskimo Pie Corporation

  The consolidated financial statements and other financial information of Eskimo Pie Corporation have been prepared by management, which is responsible for their integrity and objectivity. These statements have been prepared in accordance with generally accepted accounting principles and, where appropriate, reflect estimates based on judgements of management.

  The Company maintains a system of internal financial controls which considers the expected costs and benefits of specific control procedures and provides reasonable assurance that Company assets are protected against loss or misuse, that transactions are executed in accordance with management's authorization and that the financial records can be relied upon to produce financial statements in accordance with generally accepted accounting principles. The internal financial controls system is supported by the management of the Company through the establishment and communication of business and accounting policies, the division of responsibility in organizational matters and the careful selection and training of management personnel.

  The consolidated financial statements have been audited by the Company's independent auditors, Ernst & Young LLP. Their audit was conducted in accordance with generally accepted auditing standards and their report is included elsewhere herein. As a part of their audit, Ernst & Young LLP develops and maintains an understanding of the Company's internal accounting controls and conducts such tests and employs such procedures as they consider necessary to render their opinion on the financial statements.

  The Board of Directors exercises its oversight role with respect to the Company's system of internal financial controls primarily through its Audit Committee which consists of outside directors. The Board of Directors, upon the recommendation of the Audit Committee, selects the independent auditors subject to ratification by the shareholders. The Audit Committee meets periodically with representatives of management. Ernst & Young LLP has full and free access to meet with the Audit Committee, with or without the presence of management representatives.

/s/ David B. Kewer                     /s/ Thomas M. Mishoe, Jr.
_____________________                  _____________________
 David B. Kewer                           Thomas M. Mishoe, Jr.
 President And Chief                      Chief Financial Officer,
 Executive Officer                        Vice President, Treasurer
                                          and Corporate Secretary

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  None.

                                   PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

  Information on the Company's Board of Directors is included under the caption "Election of Directors" in the Registrant's Proxy Statement for the Annual Meeting scheduled to be held on May 3, 2000 (Proxy Statement) and is incorporated herein by reference. Information on Section 16(a) compliance is included under the caption "Section 16(a) Beneficial Ownership Reporting Compliance" in the Proxy Statement and is incorporated herein by reference.

ITEM 11. EXECUTIVE COMPENSATION

  Information on compensation is included under the captions "Compensation Committee Interlocks and Insider Participation", "Compensation of Directors" and "Executive Compensation" in the Proxy Statement and is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Information on security ownership of certain beneficial owners and management is included under the caption "Security Ownership of Certain Beneficial Owners and Management" in the Proxy Statement and is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Information on certain relationships and related transactions is included under the caption "Certain Relationships" in the Proxy Statement and is incorporated herein by reference.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

  (a) (1) The following financial statements of Eskimo Pie Corporation are included in Item 8:

        Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997

        Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1999, 1998 and 1997

        Consolidated Balance Sheets at December 31, 1999 and 1998

        Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997

        Notes to Consolidated Financial Statements

        Report of Independent Auditors, Ernst & Young LLP

    (2) Financial Statements Schedules

  No financial statement schedules are required because the required information is not present in amounts sufficient to warrant submission of the schedules or the required information is included in the consolidated financial statements or notes to consolidated financial statements.

  (b) Reports on Form 8-K

  No reports on Form 8-K were filed by the registrant during the last quarter of the period covered by this report.

  (c) Exhibits

  The exhibits listed in the accompanying "Index of Exhibits" are filed as part of this Annual Report and each management contract or compensatory plan or arrangement included therein is identified as such.

                                  SIGNATURES

  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, as of the 23rd day of March, 2000.

                                          ESKIMO PIE CORPORATION

                                                  /s/ David B. Kewer
                                          By: _________________________________
                                                      David B. Kewer
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities as of the 23rd day of March 2000.

              Signature                                 Title
              ---------                                 -----

        /s/ David B. Kewer              President and Chief Executive Officer
______________________________________   (Principal Executive Officer)
            David B. Kewer

    /s/ Thomas M. Mishoe, Jr.           Chief Financial Officer, Vice
______________________________________   President, Treasurer and Corporate
        Thomas M. Mishoe, Jr.            Secretary (Principal Financial and
                                         Accounting Officer)

       /s/ Kathryn L. Tyler             Controller
______________________________________
           Kathryn L. Tyler

     */s/ Arnold H. Dreyfuss            Chairman of the Board
______________________________________
          Arnold H. Dreyfuss

    */s/ Wilson H. Flohr, Jr.           Director
______________________________________
         Wilson H. Flohr, Jr.

 */s/ F. Claiborne Johnston, Jr.        Director
______________________________________
      F. Claiborne Johnston, Jr.


      */s/ Daniel J. Ludeman            Director
______________________________________
          Daniel J. Ludeman

      */s/ Judith B. McBee              Director
______________________________________
           Judith B. McBee

      * /s/ Robert C. Sledd             Director
______________________________________
           Robert C. Sledd




    /s/ David B. Kewer
By: ___________________________
        David B. Kewer
       Attorney-in-fact

                               INDEX OF EXHIBITS

 Exhibit No.                             Description
 -----------                             -----------
  3.1        Amended and Restated Articles of Incorporation incorporated herein by reference to Exhibit C to the Company's Proxy Statement for its
             1996 Annual Meeting of Shareholders.

  3.2 Amended and Restated Bylaws, amended through December 16, 1999, filed herewith.

  4.1        (a) Rights Agreement dated as of January 21, 1993, between the
             Company and Mellon Securities Trust Company, incorporated herein by reference to Exhibit 28.1 to the Company's Current Report on Form 8-K dated January 21, 1993.

             (b)Amendment No. 1, dated as of November 23, 1998, between Eskimo
             Pie Corporation and First Union National Bank, as successor Rights
             Agent, to Rights Agreement dated as of January 21, 1993, between the Company and Mellon Securities Trust Company, incorporated herein by reference to Exhibit 4.1(b) to the Company's Annual
             Report on Form 10-K for the year ended December 31, 1998.

  4.2 The Company agrees to furnish to the Commission upon request any instrument with respect to long-term debt as to which the total amount of securities authorized thereunder does not exceed 10% of the Company's total consolidated assets.

 10.1* Executive Retention and Severance Agreement between the Company and Thomas M. Mishoe, Jr., dated October 23, 1999, filed herewith.

 10.2* Executive Retention and Severance Agreement between the Company and William J. Weiskopf, dated October 25, 1999, filed herewith.

 10.3* Executive Retention and Severance Agreement between the Company and Kimberly P. Ferryman, dated October 25, 1999, filed herewith.

 10.4* Executive Retention and Severance Agreement between the Company and Craig L. Hettrich, dated October 19, 1999, filed herewith.

 10.5* Executive Retention and Severance Agreement between the Company and V. Stephen Kangisser, dated October 25, 1999, filed herewith.

 10.6* Executive Retention and Severance Agreement between the Company and David B. Kewer, dated October 21, 1999, filed herewith.

 10.7* Incentive Stock Plan dated February 17, 1992, incorporated herein by reference to Exhibit 10.8 to the Company's Registration
             Statement on Form S-1 (Registration No.33-45852).

 10.8* 1996 Incentive Stock Plan, as amended effective December 16, 1999, filed herewith.

 10.9*       Senior Management Annual Incentive Plan, dated as of January 1,
             1993, incorporated herein by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the year ended December
             31, 1992.

 10.10* Salaried Retirement Plan dated as of April 6, 1992, as amended, filed herewith.

 10.11* Executive Retirement Plan and Trust dated as of April 6, 1992, as amended, incorporated herein by reference to Exhibit 10.11 to the Company's Annual Report on Form 10-K for the year ended December
             31, 1998.

 10.12       Master License Agreement between the Company and Welch Foods Inc.
             dated as of August 1, 1998, incorporated herein by reference to
             Exhibit 10.1 to the Company's Report on Form 10-Q for the quarter ended September 30, 1998.

 10.13 (a) Letter Agreement, dated March 20, 1998, for a $10,000,000 revolving line of credit between the Company and Crestar Bank, incorporated herein by reference to Exhibit 10.15 to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1998.

        (b) Letter Agreement, dated May 20, 1999, between the Company and
        Crestar Bank, incorporated herein by reference to Exhibit 10.1 to the Company's Report on Form 10-Q for the quarter ended June 30, 1999.

 10.14  (a) Credit Agreement, dated as of May 5, 1994, between the Company and
        First Union National Bank of Virginia, incorporated herein by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

        (b) Amendment No. 1, dated as of April 18, 1997, to the Credit
        Agreement, dated as of May 5, 1994, between the Company and First Union
        National Bank of Virginia, incorporated herein by reference to Exhibit
        10.16(b) to the Company's Annual Report on Form 10-K for the year ended
        December 31, 1998.

        (c) Amendment No. 2, dated as of April 28, 1998, to the Credit
        Agreement, dated as of May 5, 1994, between the Company and First Union
        National Bank of Virginia, incorporated herein by reference to Exhibit
        10.16(c) to the Company's Annual Report on Form 10-K for the year ended
        December 31, 1998.

 10.15  Agreement dated February 17, 1992 between the Company and Reynolds
        Metals Company, incorporated herein by reference to Exhibit 10.17 to the Company's Registration Statement on Form S-1 (Registration No. 33-
        45852).

 10.16 Form of Reimbursement Agreement dated as of February 17, 1992 between the Company and Reynolds Metals Company, incorporated herein by reference to Exhibit 10.18 to the Company's Registration Statement on Form S-1 (Registration No. 33-45852).

 10.17* Eskimo Pie Corporation Savings Plan and Trust, as amended, filed herewith.

 10.18* Eskimo Pie Corporation Employee Stock Purchase Plan, as amended, incorporated herein by reference to Exhibit 10.20 to the Company's
        Annual Report on Form 10-K for the year ended December 31, 1998.

 21.    Subsidiaries of the Registrant.

 23.    Consent of Independent Auditors, Ernst & Young LLP.

 24.    Powers of Attorney.

 27.    Financial Data Schedules.

--------
*Exhibits are Management Contracts or Compensatory Plans or Arrangements.

  In accordance with the Securities and Exchange Commission's requirements, we will furnish copies of the exhibits listed for a copying fee of 10 cents per page. Please direct your request to:

  Corporate Secretary
  Eskimo Pie Corporation
  P.O. Box 26906
  Richmond, Virginia 23261-6906
  Phone No. (804) 560-8400

                                                                        ANNEX D

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 10-K/A

                               ----------------

(Mark One)

[X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
   SECURITIES EXCHANGE ACT OF 1934

   For the fiscal year ended December 31, 1999

                                      OR

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
   EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                        Commission file number 0-19867

                               ----------------

                            ESKIMO PIE CORPORATION
            (Exact name of registrant as specified in its charter)

               Virginia                              54-0571720
    (State or other jurisdiction of                 (IRS Employer
    incorporation or organization)               Identification No.)

                           901 Moorefield Park Drive
                              Richmond, VA 23236
         (Address of principal executive offices, including zip code)

                               ----------------

                Registrant's phone number, including area code:
                                (804) 560-8400

                               ----------------

          Securities registered pursuant to section 12(g) of the Act:

             ESKIMO PIE CORPORATION COMMON STOCK, $1.00 par value,
                      and Preferred Stock Purchase Rights

                               ----------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

  There were 3,479,964 shares of the Registrant's Common Stock outstanding on March 20, 2000. The aggregate market value held by non-affiliates on March 20, 2000 was approximately $29 million.

                      DOCUMENTS INCORPORATED BY REFERENCE

  Certain information in the Registrant's Proxy Statement for the Annual Meeting to be held on May 3, 2000 is incorporated by reference into Part III herein.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                           Index
                                                                           -----
 Item 8.  Financial Statements and Supplementary Data

          Footnote H--Other Information (as amended to properly reflect the Company's commitment with respect to payments to be made upon a change in control of $1.8 million versus $700,000
          previously reported)..........................................    D-3

          Exhibits, Financial Statement Schedules and Reports on Form 8-
 Item 14. K

          Exhibit 23

          Exhibit 24

NOTE H--OTHER INFORMATION

  The Company is subject to litigation incidental to the conduct of its business, the disposition of which is not expected to have a significant effect on the Company's financial condition or operations. The Company is also subject to government agency regulations relating to food products, environmental matters and other aspects of its business. The Company is involved in environmental testing activities resulting from past operations. The Company has recorded amounts which, in management's best estimate, will be sufficient to satisfy the anticipated cost of such activities.

  In September 1999, the Company's Board of Directors approved a plan which would provide certain lump sum payments to key employees if a change in control of the Company occurred prior to December 31, 2000. Assuming all employees covered remain employed through a change in control, these payments would total approximately $1.8 million. In addition, the plan also provides for certain lump sum payments as well as continued medical and healthcare benefits to employees who are terminated subsequent to a change in control of the Company.

  In 1991, the Company sold, at its cost, approximately $1,000,000 of machinery and equipment purchased for resale. As a result of the sale, the Company received a ten year note, payable annually, from its customer. The long term portion of the note receivable amounts to approximately $140,000 at December 31, 1999 ($275,000 in 1998), which is included in other assets, and is net of an unamortized discount of approximately $30,000 ($58,000 in 1998). The note bears imputed interest at approximately 10% and is collateralized by the machinery and equipment. Based upon prevailing interest rates, and after consideration of credit risk, the carrying value is a fair approximation of market value.

  During the fourth quarter of 1998, the Company entered into negotiations and reached a settlement of terms relating to past due rental income owed to the Company in connection with ice cream making equipment leased to one of the Company's licensee customers. The Company had previously received rental income based on the "units of production" manufactured on the equipment since 1992 but at amounts less than that required to fully amortize the Company's original investment. The customer acknowledged its past due obligation and agreed to pay $600,000 to bring the lease current at December 31, 1998. As collectibility of the lease payments was not reasonably predictable, no contingent rent had been previously recorded and the $600,000 recovery was recognized in the fourth quarter 1998 as a reduction of cost of goods sold (consistent with the previous rent received on this equipment). In January 1999, the Company sold the leased equipment to the licensee customer at the Company's net carrying value of approximately $400,000 which, management believes, approximated the fair market value.

                                  SIGNATURES

  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, as of the 28th day of March, 2000.

                                          ESKIMO PIE CORPORATION

                                                     /s/ David B. Kewer
                                          By: _________________________________
                                                       David B. Kewer
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities as of the 28th day of March 2000.

              Signature                                 Title
              ---------                                 -----

          /s/ David B. Kewer            President and Chief Executive Officer
______________________________________   (Principal Executive Officer)
            David B. Kewer

      /s/ Thomas M. Mishoe, Jr.         Chief Financial Officer, Vice
______________________________________   President, Treasurer and Corporate
        Thomas M. Mishoe, Jr.            Secretary (Principal Financial and
                                         Accounting Officer)

         /s/ Kathryn L. Tyler           Controller
______________________________________
           Kathryn L. Tyler

       */s/ Arnold H. Dreyfuss          Chairman of the Board
______________________________________
          Arnold H. Dreyfuss

      */s/ Wilson H. Flohr, Jr.         Director
______________________________________
         Wilson H. Flohr, Jr.

   */s/ F. Claiborne Johnston, Jr.      Director
______________________________________
      F. Claiborne Johnston, Jr.

        */s/ Daniel J. Ludeman          Director
______________________________________
          Daniel J. Ludeman

         */s/ Judith B. McBee           Director
______________________________________
           Judith B. McBee

         */s/ Robert C. Sledd           Director
______________________________________
           Robert C. Sledd

          /s/ David B. Kewer
*By: _________________________________
            David B. Kewer
           Attorney-in-fact

                                                                        ANNEX E

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM 10-Q

(Mark One)

[X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

  For the Quarterly Period Ended March 31, 2000

                                      OR

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
   EXCHANGE ACT OF 1934

                        Commission file number 0-19867

                               ----------------

                            ESKIMO PIE CORPORATION
            (Exact name of registrant as specified in its charter)

               Virginia                              54-0571720
    (State or other jurisdiction of                 (IRS Employer
    incorporation or organization)               Identification No.)

                           901 Moorefield Park Drive
                              Richmond, VA 23236
         (Address of principal executive offices, including zip code)

                               ----------------

                Registrant's phone number, including area code:
                                (804) 560-8400

                               ----------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate the number of shares outstanding of each of the issuer's classes of common stock.

       Class                                      Outstanding at April 20, 2000
       -----                                      -----------------------------
Common Stock, $1.00 Par Value....................           3,483,253

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             ESKIMO PIE CORPORATION

                                     Index

                                                                          Page
                                                                         Number
                                                                         ------
 Part I.  Financial Information

 Item 1.  Financial Statements (Unaudited)

          Condensed Consolidated Statements of Income Three Months
           Ended March 31, 2000 and 1999..............................     E-3

          Condensed Consolidated Balance Sheets March 31, 2000;
           December 31, 1999 and March 31, 1999.......................     E-4

          Condensed Consolidated Statements of Cash Flows Three Months
           Ended March 31, 2000 and 1999..............................     E-5

          Notes to Condensed Consolidated Financial Statements........     E-6

 Item 2.  Management's Discussion and Analysis of Financial Condition
           and Results of Operations..................................     E-8

 Part II. Other Information

 Item 6.  Exhibits and Reports on Form 8-K............................    E-10

                             ESKIMO PIE CORPORATION

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                          For the three months
                                                             ended March 31,
                                                          ---------------------
                                                             2000       1999
                                                          ---------- ----------
                                                          (In thousands, except
                                                             Per Share Data)
Net sales................................................ $   16,386 $   16,129
Cost of products sold....................................      8,974      9,283
                                                          ---------- ----------
  Gross profit...........................................      7,412      6,846
Advertising and sales promotion expenses.................      4,365      3,881
Selling, general and administrative expenses.............      1,663      2,143
Expense from analysis of strategic alternatives..........        200        --
Expense from restructuring activities....................        --         314
                                                          ---------- ----------
  Operating income.......................................      1,184        508
Interest income..........................................         21         19
Interest expense and other--net..........................         86        159
                                                          ---------- ----------
  Income before income taxes.............................      1,119        368
Income tax expense.......................................        414        136
                                                          ---------- ----------
  Net income............................................. $      705 $      232
                                                          ========== ==========
Per Share Data
  Basic:
    Weighted average number of common shares
     outstanding.........................................  3,479,964  3,462,796
    Net income........................................... $     0.20 $     0.07
                                                          ========== ==========
  Assuming dilution:
    Weighted average number of common shares
     outstanding.........................................  3,479,964  3,469,385
    Net income........................................... $     0.20 $     0.07
                                                          ========== ==========
  Cash dividend.......................................... $     0.00 $     0.05
                                                          ========== ==========

                             ESKIMO PIE CORPORATION

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                            As of
                                               --------------------------------
                                               March 31, December 31, March 31,
                                                 2000        1999       1999
                                               --------- ------------ ---------
                                                 (In thousands, except share
                                                            data)
                    Assets
Current assets:
  Cash and cash equivalents...................  $ 1,142    $ 1,751     $    48
  Receivables.................................   10,093      6,057       8,888
  Inventories.................................    3,718      4,032       5,418
  Prepaid expenses............................      748        557         611
                                                -------    -------     -------
    Total current assets......................   15,701     12,397      14,965
  Property, plant and equipment--net..........    6,374      6,578       7,070
  Goodwill and other intangibles..............   16,390     16,598      17,395
  Other assets................................      734        913       1,636
                                                -------    -------     -------
    Total assets..............................  $39,199    $36,486     $41,066
                                                =======    =======     =======
     Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable............................  $ 3,586    $ 3,208     $ 3,876
  Accrued advertising and promotion...........    4,359      2,217       2,740
  Accrued compensation and related amounts....      239      1,033         293
  Other accrued expenses......................    1,033      1,038         889
  Income Taxes................................      399        --          --
  Current portion of long term debt...........      857        972       1,317
                                                -------    -------     -------
    Total current liabilities.................   10,473      8,468       9,115
Long term debt................................    2,714      2,929       6,411
Postretirement benefits and other
 liabilities..................................    2,350      2,293       3,201
Shareholders' equity:
  Preferred stock, $1.00 par value; 1,000,000
   shares authorized, none issued and
   outstanding................................      --         --          --
  Common stock, $1.00 par value; 10,000,000
   shares authorized, 3,479,964 issued and
   outstanding at March 31, 2000, 3,464,050 at
   December 31,1999 and 3,462,796 at March 31,
   1999.......................................    3,480      3,464       3,463
  Additional capital..........................    4,614      4,468       4,443
  Retained earnings...........................   15,568     14,864      14,433
                                                -------    -------     -------
    Total shareholders' equity................   23,662     22,796      22,339
                                                -------    -------     -------
    Total liabilities and shareholders'
     equity...................................  $39,199    $36,486     $41,066
                                                =======    =======     =======

                             ESKIMO PIE CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                        For the three months
                                                           ended March 31,
                                                        ----------------------
                                                           2000        1999
                                                        ----------  ----------
                                                           (In thousands)
Operating activities
  Net income........................................... $      705  $      232
  Adjustments to reconcile net income to net cash used
   in operating activities:
    Depreciation and amortization......................        577         614
    Change in deferred income taxes and other assets...        --           (3)
    Change in postretirement benefits and other
     liabilities.......................................         62        (174)
    Change in receivables..............................     (4,036)     (2,070)
    Change in inventories and prepaid expenses.........        122        (242)
    Change in accounts payable and accrued expenses....      2,280       2,351
                                                        ----------  ----------
      Net cash (used in) provided by operating
       activities......................................       (290)        708
Investing activities
  Capital expenditures.................................        (94)       (147)
  Proceeds from disposal of fixed assets...............        --          401
  Other................................................        104          18
                                                        ----------  ----------
      Net cash provided by investing activities........         10         272
Financing activities
  Borrowings...........................................        --        3,800
  Redemption of convertible subordinated notes.........        --       (3,800)
  Principal payments on long term debt.................       (329)     (1,289)
                                                        ----------  ----------
  Cash dividends.......................................        --         (173)
                                                        ----------  ----------
      Net cash used in financing activities............       (329)     (1,462)
                                                        ----------  ----------
Change in cash and cash equivalents....................       (609)       (482)
Cash and cash equivalents at the beginning of the
 year..................................................      1,751         530
                                                        ----------  ----------
Cash and cash equivalents at the end of the quarter.... $    1,142  $       48
                                                        ==========  ==========

                            ESKIMO PIE CORPORATION

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation: The Company's business is highly seasonal which generally results in a higher level of sales and certain related advertising and sales promotion expenses preceding and during the summer. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the Company's financial position as of March 31, 2000 and its results of operations for the three months ended March 31, 2000 and 1999. The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's 1999 Annual Report.

NOTE B--INVENTORIES

  Inventories are classified as follows:

                                                             As of
                                                --------------------------------
                                                March 31, December 31, March 31,
                                                  2000        1999       1999
                                                --------- ------------ ---------
                                                         (In thousands)
Finished goods.................................  $2,599      $2,667     $3,471
Raw materials and packaging supplies...........   2,040       2,286      2,986
                                                 ------      ------     ------
  Total FIFO inventories.......................   4,639       4,953      6,457
LIFO reserves..................................    (921)       (921)    (1,039)
                                                 ------      ------     ------
                                                 $3,718      $4,032     $5,418
                                                 ======      ======     ======

NOTE C--EARNINGS PER SHARE

  The following table sets forth the computation of earnings per share:

                                                              For the three
                                                           months ended March
                                                                   31,
                                                           -------------------
                                                             2000      1999
                                                           --------- ---------
Net income................................................ $ 705,000 $ 232,000
                                                           ========= =========
Weighted average number of common shares outstanding...... 3,479,964 3,462,796
Dilutive effect of stock options..........................       --      6,589
                                                           --------- ---------
Weighted average number of common shares outstanding
 assuming potential dilution.............................. 3,479,964 3,469,385
                                                           ========= =========
Basic earnings per share.................................. $    0.20 $    0.07
                                                           ========= =========
Earnings per share--assuming dilution..................... $    0.20 $    0.07
                                                           ========= =========

  Options to purchase 294,294 shares in 2000 and 193,156 in 1999 were not considered for their dilutive effect because the exercise price of the options exceeded the average market price for the respective year, and as such, the effect would be anti-dilutive. The effect of the assumed conversion of the previously issued convertible subordinated notes was also excluded from the earnings per share calculation in 1999 as the assumed conversion would also have been anti-dilutive.

NOTE D--BUSINESS SEGMENTS

                                                 Business Segments
                                       ---------------------------------------
                                       National          Food
                                        Brands  Flavors service Other  Totals
                                       -------- ------- ------- -----  -------
Three months ended March 31, 2000
Sales................................. $10,806  $2,982  $2,244  $ 354  $16,386
                                       =======  ======  ======  =====  =======
Segment profitability................. $ 2,329  $  477  $  231  $  10  $ 3,047
  Selling, general and administrative
   expenses...........................                                  (1,663)
  Expense from analysis of strategic
   alternatives.......................                                    (200)
  Interest income and expense--net....                                     (65)
                                                                       -------
  Income before income taxes..........                                 $ 1,119
                                                                       =======


Three months ended March 31, 1999
Sales................................. $10,558  $2,916  $2,113  $ 542  $16,129
                                       =======  ======  ======  =====  =======
Segment profitability................. $ 1,952  $  601  $  447  $ (35) $ 2,965
  Selling, general and administrative
   expenses...........................                                  (2,143)
  Expense from restructuring
   activities.........................                                    (314)
  Interest income and expense--net....                                    (140)
                                                                       -------
  Income before income taxes..........                                 $   368
                                                                       =======

NOTE E--RESTRUCTURING EXPENSES

  During the first quarter of 2000, the Company incurred approximately $200,000 of expenses associated with the Company's pursuit of a possible sale of the Company in whole or in parts. These costs consist primarily of legal, investment banking and other professional services.

  In March 1999, the Company discontinued certain non-core manufacturing operations and as a result, terminated the employment of seven production employees at its Bloomfield, New Jersey packaging plant. As a result, the Company incurred related severance costs of approximately $104,000, all of which was paid in 1999.

 Also included in Expense from Restructuring Activities in 1999 is $210,000 of incremental costs (primarily third party professional service fees) specifically associated with the Company's previously announced decision to explore a full range of strategies to enhance shareholder value.

NOTE F --OTHER INFORMATION

  In September 1999, the Company's Board of Directors approved a plan which would provide certain lump sum payments to key employees if a change in control of the Company occurred prior to December 31, 2000. Assuming all employees covered remain employed through a change in control, these payments would total approximately $1.8 million. In addition, the plan also provides for certain lump sum payments as well as continued medical and healthcare benefits to employees who are terminated subsequent to a change in control of the Company.

                            ESKIMO PIE CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  Eskimo Pie Corporation markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, Real Fruit, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors ingredients and packaging directly from the Company. Eskimo Pie Foodservice is a leading supplier of premium soft serve ice cream, frozen yogurt, custard and smoothie products to the foodservice industry. The Company also sells a full line of quality flavors and ingredients for use in private label dairy products in addition to the brands it licenses.

Results of Operations

  Net income for the quarter ended March 31, 2000 improved by over 200% as compared to the same period in 1999. During the first quarter of 2000, net income was $705,000 or $0.20 per share as compared with $232,000 or $.07 per share in 1999. Exclusive of special charges, net income in the first quarter of 2000 would have been $831,000 or $.24 per share as compared to $430,000 or $.12 per share during the comparable period in 1999.

  The 2000 results include expenses of approximately $200,000 related to the Company's continuing pursuit of a possible sale of the Company in whole or in parts. 1999 results include restructuring charges of $314,000 consisting of severance costs of $104,000 associated with the discontinuance of certain non-core and unprofitable manufacturing operations in the Company's Packaging division and expenses of $210,000 incurred in connection with the Company's consideration of strategic alternatives.

  It is not the Company's intent to imply that alternate measures of performance are more meaningful than net income as determined in accordance with generally accepted accounting principles. Management believes, however, that investors should consider the effects of the special charges as they assess the results of the Company's on-going operations.

 Net Sales and Gross Profit

  Sales in the first quarter 2000 increased by 2% over 1999, to $16.4 million. Sales of Eskimo Pie brand products increased by 5% and Weight Watcher's and Nabisco sales each increased by over 50%. All divisions showed sales improvement over the previous year, with the exception of the Packaging Division, whose sales decrease was due to the discontinuance of non-profitable business during the first quarter of 1999.

  Gross margin for the quarter increased by 280 basis points, from 42.4% in 1999 to 45.2% in 2000. This improvement was due primarily to improved product mix, with increased sales in the National Brands division as well as savings from the discontinuance of the non-profitable business in the Packaging division.

 Expenses and Other Income

  Consistent with the Company's plans to focus on the rejuvenation and growth of the Company's core assets, and particularly the Eskimo Pie brand, advertising and sales promotion expenses increased in both an absolute amount ($484,000) and as a percent of sales (from 24.1% to 26.6%) as compared with the prior year.

  Selling, general and administrative expenses declined by over 20% as compared to the first quarter of 1999. This is due in part to management's initiatives to control these costs and the reduction in force that was completed in the second quarter of 1999. This reduction is also due in part to a decrease in personnel as a result of voluntary terminations and it has become increasingly difficult to hire replacements in light of the Company's announcement to pursue a possible sale of the Company.

  During the first quarter of 2000, the Company continued its efforts associated with the consideration of the possible sale of the Company or the sale of one or more of the Company's strategic assets. As a result the Company incurred approximately $200,000 of special charges, consisting primarily of legal, investment banking and other professional fees.

  In the first quarter of 1999, the Company also incurred special charges of $314,000, $104,000 of which was related to the discontinuance of certain non-core manufacturing operations at its Bloomfield, New Jersey packaging plant, and $210,000 of expenses (primarily third party professional service fees) associated with the Company's review of strategic alternatives and the development of a growth and restructuring plan.

Liquidity, Capital Resources and Other Matters

  The Company's financial position continues to show marked improvement. Payments on long term debt have reduced debt by more than $4.0 million over the past 12 months and significantly improved the Company's debt to equity position.

  The Company also has a $10 million line of credit which is available for general corporate purposes through April of 2001. The Company generally seeks a one year extension of the line of credit during the second quarter of each year. As of March 31, 2000 there were no borrowings outstanding under this line.

  In September 1999, the Company's Board of Directors voted to suspend the quarterly dividend payments indefinitely. The Board's decision to suspend the dividend was made in light of the Company's decision to pursue all strategic alternatives to maximize shareholder value, including a possible sale of the Company as a whole or one or more sales of the Company's strategic assets. Management believes that the elimination of the dividend will enhance the Company's financial flexibility as it pursues a possible sale of the Company. At this time the Board of Directors has no plans to reinstate the quarterly dividend payments.

  The Company believes that the annual cash generated from operations and funds available under its credit agreements will provide the Company with sufficient funds and the financial flexibility to support its ongoing business, strategic objectives and debt repayment requirements.

Future Plans and Financial Expectations

  The Management and employees of the Company remain focused on the growth strategies of the organization and expect continued improvement in financial performance in 2000, with increases in sales, gross margin and product contribution, as compared to 1999.

  In September 1999, the Company announced that its Board of Directors had authorized management to actively pursue all strategic alternatives to maximize shareholder value, including a sale of the Company as a whole or one or more sales of the Company's strategic assets. As of the date of this report, this process is continuing.

Forward Looking Statements

  Statements contained in this Report on Form 10-Q regarding the Company's future plans and projected performance are forward looking statements within the meaning of federal securities laws and are based upon management's current expectations and beliefs about future events and their effect upon Eskimo Pie Corporation. There can be no assurance that future developments will mirror those currently anticipated by management. These forward looking statements involve risks and uncertainties including but not limited to the highly competitive nature of the frozen dessert market and the level of consumer interest in the Company's products, product costing, the weather, the performance of management including management's ability to implement its plans as contemplated, the Company's relationships with its licensees and licensors and government regulation. The risks and uncertainties are further discussed in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1999. Actual results may vary materially from those included herein and the Company assumes no responsibility for updating these statements.

                                    PART II

                               OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits:

  27. Financial Data Schedules, filed herewith.

(b) Reports on Form 8-K: None

                                  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          ESKIMO PIE CORPORATION

   Date: May 3, 2000
                                                     /s/ David B. Kewer
                                          By: _________________________________
                                                      David B. Kewer
                                               President and Chief Executive
                                                          Officer

   Date: May 3, 2000
                                                 /s/ Thomas M. Mishoe, Jr.
                                          By: _________________________________
                                                   Thomas M. Mishoe, Jr.
                                               Chief Financial Officer, Vice
                                                        President,
                                             Treasurer and Corporate Secretary

   Date: May 3, 2000
                                                   /s/ Kathryn L. Tyler
                                          By: _________________________________
                                                     Kathryn L. Tyler
                                                        Controller

                                [Form of Proxy]
                (down arrow) FOLD AND DETACH HERE (down arrow)

                            ESKIMO PIE CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby (1) acknowledges receipt of the Notice of the Special Meeting of Shareholders of Eskimo Pie Corporation, to be held on September 6, 2000, at 10:00 a.m., local time ("special meeting") at the SunTrust Bank (formerly Crestar Bank) Auditorium, 4th Floor, 919 East Main Street, Richmond, Virginia, and the proxy statement in connection therewith and (2) appoints David B. Kewer, Thomas M. Mishoe, Jr. and F. Claiborne Johnston, Jr., jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below, all of the shares of common stock of Eskimo Pie Corporation which the undersigned would be entitled to vote at the special meeting or any adjournment or postponement thereof, upon the matter set forth in the proxy statement, and upon any and all other matters which properly may be brought before such meeting.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PERSONS NAMED ABOVE AS PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                    (continued on reverse side)

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 and 2. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

              The Board of Directors Recommends a Vote FOR Item 1

ITEM 1: Proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 3, 2000, as amended as of June 1, 2000, among Eskimo Pie, CoolBrands International Inc. and EP Acquisition Corp., a wholly owned subsidiary of CoolBrands, providing for the merger of EP Acquisition with and into Eskimo Pie, with Eskimo Pie becoming a wholly owned subsidiary of CoolBrands.

     [_]FOR           [_]AGAINST            [_]ABSTAIN

              The Board of Directors Recommends a Vote FOR Item 2

ITEM 2: In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the special meeting and any adjournment or postponement of the meeting.

     [_]FOR           [_]AGAINST            [_]ABSTAIN

I plan to attend the meeting. [_]

SIGNATURE(S) ______________________________________________________ DATE , 2000

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the Special Meeting of Shareholders of Eskimo Pie Corporation and any adjournment or postponement thereof.